   As Filed with the Securities and Exchange Commission on February 29, 2000
                                                     Registration No. 333-

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                               BB&T CORPORATION
            (Exact name of registrant as specified in its charter)
     North Carolina                  6060                     56-0939887
     (State or other           (Primary Standard           (I.R.S. Employer
      jurisdiction                Industrial             Identification Number)
   of incorporation or        Classification Code
      organization)                 Number)
                               ----------------
                            200 West Second Street
                      Winston-Salem, North Carolina 27101
                                (336) 733-2000
         (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)
                            Jerone C. Herring, Esq.
                       200 West Second Street, 3rd Floor
                      Winston-Salem, North Carolina 27101
                                (336) 733-2180
           (Name, address, including Zip Code, and telephone number,
                  including area code, of agent for service)
                               ----------------
                 The Commission is requested to send copies of
                            all communications to:
         Peter A. Zorn, Esq.                   Richard R. Cheatham, Esq.
Womble Carlyle Sandridge & Rice, PLLC          Kilpatrick Stockton L.L.P.
  200 West Second Street, 17th Floor       1100 Peachtree Street, Suite 2800
 Winston-Salem, North Carolina 27101          Atlanta, Georgia 30309-4530
                               ----------------
  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
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
                                               Proposed       Proposed
                                               maximum        maximum      Amount of
     Title of each class of    Amount to be offering price   aggregate    registration
   securities to be registered  registered     per unit    offering price     fee
--------------------------------------------------------------------------------------
Common Stock, par value
 $5.00 per share(1)....         3,937,230        (2)       $51,031,912(3)  $13,472.42
--------------------------------------------------------------------------------------

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(1) Each share of the registrant's common stock includes one preferred share purchase right.
(2) Not applicable.
(3) Computed in accordance with Rule 457(f) based on a book value of the common stock of Hardwick Holding Company of $12.08 on January 31, 2000, computed as of the latest practicable date prior to the date of filing the registration statement.
  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

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

                           HARDWICK HOLDING COMPANY
                              One Hardwick Square
                          Dalton, Georgia 30722-1367

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 6, 2000

                               ----------------

TO THE SHAREHOLDERS OF HARDWICK HOLDING COMPANY:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of Hardwick Holding Company, a Georgia corporation ("Hardwick"), will be held at the Dalton Golf and Country Club, 2000 Cleveland Highway,
Dalton, Georgia, on Tuesday, June 6, 2000 at   :    .m. Eastern Time, for the
following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of November 16, 1999 (the "Merger Agreement"), between Hardwick and BB&T Corporation, a North Carolina corporation ("BB&T"), and a related plan of merger, pursuant to which Hardwick will merge with and into BB&T (the "Merger"). In the Merger, each share of common stock of Hardwick outstanding at the effective time will be converted into the right to receive not less than 0.9010 or more than
   0.9320 of a share of common stock of BB&T, plus cash in lieu of any fractional share of BB&T common stock, all as described in more detail in the accompanying proxy statement/prospectus. A copy of the Merger Agreement and the plan of merger set forth therein is attached to the accompanying proxy statement/prospectus as Appendix A.

2. To transact such other business as may be properly brought before the Meeting or at any and all adjournments or postponements thereof.

  Each holder of shares of the common stock of Hardwick has the right to dissent to the merger and to demand payment of the fair value of all, but not less than all, of such shares of common stock in the event the Merger Agreement is approved and the Merger is consummated. The right of any holder of Hardwick common stock to dissent requires strict compliance with the provisions of Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code (the "GBCC"), the full text of which is attached to the accompanying proxy statement/prospectus as Appendix B. Any holder of shares of the common stock of Hardwick who is considering exercising his or her rights of dissent and appraisal under the GBCC should consult his or her legal advisor.

  Shareholders of Hardwick of record at the close of business on April 15, 2000 are entitled to notice of and to vote at the Meeting. You are cordially invited to attend the Meeting in person; however, whether or not you plan to attend, we urge you to complete, date and sign the accompanying proxy card and to return it promptly in the enclosed postage prepaid envelope.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          _____________________________________
                                          Michael Robinson
                                          Secretary

Dalton, Georgia
May   , 2000

Please complete, sign, date and return the enclosed proxy card promptly whether or not you plan to be present at the Meeting. Failure to return a properly executed proxy or to vote at the Meeting will have the same effect as a vote against the Merger Agreement and the plan of merger. Please do not send in any certificates for your shares at this time.

                                [Hardwick logo]

                        SPECIAL MEETING OF SHAREHOLDERS

                 MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT
  The Board of Directors of Hardwick Holding Company has approved a merger combining Hardwick and BB&T Corporation. In the merger, you will receive, depending on the average reported closing price of BB&T common stock over a five-day period ending shortly before the merger becomes effective, not less than 0.9010 or more than 0.9320 of a share of BB&T common stock for each share of Hardwick common stock that you own.

  You generally will not recognize gain or loss for federal income tax purposes on the BB&T common stock you receive.

  The merger will join Hardwick's strengths as a community bank covering northwest Georgia with BB&T's position as a leading bank throughout the Carolinas, Virginia, Washington D.C. and parts of Maryland, Georgia, West Virginia and Kentucky, enabling the combined company to offer Hardwick,s customers a broad range of financial products and services.

  At the special meeting, you will consider and vote on the merger agreement. The merger cannot be completed unless holders of at least a majority of the shares of Hardwick common stock approve it. Hardwick's Board of Directors believes the merger is in the best interests of Hardwick shareholders and unanimously recommends that the shareholders vote to approve the merger agreement. No vote of BB&T shareholders is required to approve the merger agreement.

  BB&T common stock is listed on the New York Stock Exchange under the symbol "BBT." On April , 2000, the closing price of BB&T common stock was $ ,
making the value of      of a share of BB&T common stock (which is what
Hardwick shareholders would receive for each share of Hardwick common stock if the average closing price of BB&T common stock over the five-day pricing period was $ ) equal to $ . This price will, however, fluctuate between now and the merger.

  The special meeting will be held on Tuesday, June 6, 2000 at the Dalton Golf and Country Club, 2000 Cleveland Highway, Dalton, Georgia.

  This proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, this proxy statement/prospectus incorporates important business and financial information about BB&T and Hardwick from other documents that we have not included in the proxy statement/prospectus. You may obtain copies of these other documents without charge by requesting them in writing or by telephone at any time prior to May 30, 2000 from the appropriate company at the following addresses:
   Shareholder                          Michael Robinson
    Reporting                           Hardwick Holding
 BB&T Corporation                            Company
 Post Office Box                       One Hardwick Square
       1290                              Dalton, Georgia
  Winston-Salem,                           30722-1367
      North                              (706) 217-3951
  Carolina 27102

  (336) 733-3021
  Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your proxy card and fail to vote in person, the effect will be the same as a vote against the merger agreement. Your vote is very important. You can revoke your proxy by writing to Hardwick's Secretary at any time before the meeting or by attending the meeting and voting in person.

  On behalf of the Board of Directors of Hardwick, I urge you to vote "FOR" approval and adoption of the merger agreement.
                                                              Kenneth E. Boring
                                           Chairman and Chief Executive Officer

   Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the BB&T common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated April , 2000 and is expected to be first mailed to shareholders of Hardwick on or about May , 2000.

                               TABLE OF CONTENTS

A WARNING ABOUT FORWARD-LOOKING INFORMATION................................. iii
SUMMARY.....................................................................   1
MEETING OF SHAREHOLDERS.....................................................   8
  General...................................................................   8
  Record Date, Voting Rights and Vote Required..............................   8
  Voting and Revocation of Proxies..........................................   9
  Solicitation of Proxies...................................................   9
  Recommendation of the Hardwick Board......................................   9
THE MERGER..................................................................  10
  General...................................................................  10
  Background of and Reasons for the Merger..................................  10
  Exchange Ratio............................................................  12
  Exchange of Hardwick Stock Certificates...................................  13
  The Merger Agreement......................................................  14
  Interests of Certain Persons in the Merger................................  19
  Rights of Dissenting Shareholders.........................................  22
  Regulatory Considerations.................................................  23
  Material Federal Income Tax Consequences of the Merger....................  25
  Accounting Treatment......................................................  26
  The Option Agreement......................................................  26
  Effect on Employees and Employee Benefit Plans............................  29
  Restrictions on Resales by Affiliates.....................................  30
INFORMATION ABOUT BB&T......................................................  31
  General...................................................................  31
  Operating Subsidiaries....................................................  31
  Acquisitions..............................................................  32
  Capital...................................................................  33
  Deposit Insurance Assessments.............................................  33
INFORMATION ABOUT HARDWICK..................................................  34
DESCRIPTION OF BB&T CAPITAL STOCK...........................................  34
  General...................................................................  34
  BB&T Common Stock.........................................................  34
  BB&T Preferred Stock......................................................  35
  Shareholder Rights Plan...................................................  35
  Other Anti-Takeover Provisions............................................  37
COMPARISON OF SHAREHOLDERS' RIGHTS..........................................  38
  Authorized Capital Stock..................................................  38
  Special Meetings of Shareholders..........................................  39
  Directors.................................................................  39
  Dividends and Other Distributions.........................................  39
  Shareholder Nominations and Shareholder Proposals.........................  40
  Discharge of Duties; Exculpation and Indemnification......................  40
  Mergers, Share Exchanges and Sales of Assets..............................  41
  Anti-takeover Statutes....................................................  41
  Amendments to Articles of Incorporation and Bylaws........................  42
  Shareholders' Rights of Dissent and Appraisal.............................  42
  Liquidation Rights........................................................  43

OTHER BUSINESS..............................................................  43
LEGAL MATTERS...............................................................  43
EXPERTS.....................................................................  43
WHERE YOU CAN FIND MORE INFORMATION.........................................  44

  Appendix A--Agreement and Plan of Reorganization and Plan of Merger (excluding certain annexes)
  Appendix B--Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

  BB&T and Hardwick have each made forward-looking statements in this document and in other documents to which this document refers that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of BB&T and Hardwick and on information currently available to them or, in the case of information that appears under the heading "The Merger--BB&T's Reasons for the Merger" on page , information that was available to management of BB&T as of the date of the merger agreement, and should be read in connection with the notices about forward-looking statements made by each of BB&T and Hardwick in its reports filed under the Securities Exchange Act of 1934. Forward-looking statements include the information concerning possible or assumed future results of operations of BB&T or Hardwick set forth under "Summary" and "The Merger--Background of and Reasons for the Merger" and statements preceded by, followed by or that include the words "believes," "expects," "assumes," "anticipates," "intends," "plans," "estimates" or other similar expressions. See "Where You Can Find More Information" on page .

  BB&T and Hardwick have made statements in this document regarding estimated earnings per share of BB&T and Hardwick on a stand-alone basis, expected cost savings from the merger, estimated restructuring charges relating to the merger, estimated increases in Hardwick's net interest margin, the anticipated accretive effect of the merger and BB&T's anticipated performance in future periods. With respect to estimated cost savings and restructuring charges, BB&T has made assumptions about, among other things, the extent of operational overlap between BB&T and Hardwick, the amount of general and administrative expense consolidation, costs relating to converting Hardwick's bank operations and data processing to BB&T's systems, the size of anticipated reductions in fixed labor costs, the amount of severance expenses, the extent of the charges that may be necessary to align the companies' respective accounting reserve policies and the costs related to the merger. The realization of cost savings and the amount of restructuring charges are subject to the risk that the foregoing assumptions are inaccurate, and actual results may be materially different from those expressed or implied by the forward-looking statements.

  Any statements in this document about the anticipated accretive effect of the merger and BB&T's anticipated performance in future periods are subject to risks relating to, among other things, the following:

  1. expected cost savings from the merger or other previously announced mergers may not be fully realized or realized within the expected time-frame;

  2. the loss of deposits, customers or revenues following the merger or other previously announced mergers may be greater than expected;

  3. competitive pressures among depository and other financial institutions may increase significantly;

  4. costs or difficulties related to the integration of the businesses of BB&T and its merger partners, including Hardwick, may be greater than expected;

  5. changes in the interest rate environment may reduce margins, the volumes or values of loans made or held;

  6. general economic or business conditions, either nationally or in the states or regions in which BB&T and Hardwick do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  7. legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which BB&T and Hardwick are engaged;

  8. adverse changes may occur in the securities markets; and

  9. competitors of BB&T and Hardwick may have greater financial resources and develop products that enable those competitors to compete more successfully than BB&T and Hardwick.

  Management of BB&T and Hardwick believes the forward-looking statements about its company are reasonable; however, shareholders of Hardwick should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of BB&T following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond BB&T's and Hardwick's ability to control or predict.

                                    SUMMARY

  This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we refer you. See "Where You Can Find More Information" on page .


Exchange Ratio for Holders of Hardwick Common Stock to be not less than 0.9010 or more than 0.9320 of a Share of BB&T Common Stock for each Share of Hardwick Common Stock

  If the merger is completed, you will receive a portion of a share of BB&T common stock for each share of Hardwick common stock you own, plus cash instead of any fractional share. The portion of a share of BB&T common stock that you will receive will depend on its average reported closing price over a five-day period ending on the tenth calendar day before the merger becomes effective:

  . If the average reported closing price over the five-day period is higher than $33.50 but lower than $36.00, you will receive the portion of a share of BB&T common stock (to the nearest ten-thousandth of a share) corresponding to such average reported closing price on the Pricing Table attached as Annex A to the merger agreement attached as Appendix A to this proxy statement/prospectus for each share of Hardwick common stock that you own (see The Merger--The "Exchange Ratio" at page );

  . if the average reported closing price over the five-day period is $33.50 or lower, you will receive 0.9320 of a share of BB&T common stock for each share of Hardwick common stock that you own; and

  . if the average reported closing price over the five-day period is $36.00 or higher, you will receive 0.9010 of a share for each share of Hardwick common stock that you own.

  On April  , 2000, the closing price of BB&T common stock was $  , making the
value of      a share of BB&T common stock (which is what you would receive for each share of Hardwick common stock if the average closing price of BB&T common stock over the five-day pricing period was $ ) equal to $ . Because the market price of BB&T stock fluctuates, you will not know when you vote what the shares will be worth when issued in the merger.

No Federal Income Tax on Shares Received in Merger (Page   )

  You generally will not recognize gain or loss for federal income tax purposes on the shares of BB&T common stock you receive in the merger. BB&T's attorneys have issued a legal opinion to this effect, which we have included as an exhibit to the registration statement filed with the SEC for the shares to be issued in the merger. You will be taxed, however, on any cash that you receive instead of any fractional share of BB&T common stock and, if you properly exercise your right to dissent to the merger, you will generally be taxed on the cash that you receive. Tax matters are complicated, and the tax consequences of the merger may vary among shareholders. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

BB&T Dividend Policy Following the Merger

  BB&T currently pays regular quarterly dividends of $0.20 per share of its common stock. Over the past five years, BB&T has had a dividend payout ratio in the range of approximately 36.5% to 39.5% of recurring earnings and a compound growth rate of the annualized dividend of 14.9% Consistent with this history, BB&T management intends to recommend to the BB&T Board of Directors that BB&T's regular quarterly dividend be increased from $0.20 to $0.23 per share for the third quarter of 2000, subject to business conditions, BB&T's financial condition, earnings and other factors.

Hardwick Board Recommends Shareholder Approval (Page  )

  The Hardwick Board of Directors believes that the merger is in the best interests of Hardwick shareholders and unanimously recommends that you vote "FOR" approval of the merger agreement. The Hardwick Board believes that, as a result of the merger, you will have less financial risk and will experience greater value, including cash dividends, than you would if Hardwick remained independent.

Meeting to be held June 6, 2000 (Page  )

  Hardwick will hold the special shareholders' meeting at . .m. on Tuesday, June 6, 2000 at the Dalton Golf and Country Club, 2000 Cleveland Highway, Dalton, Georgia. At the meeting, you will vote on the merger agreement and conduct any other business that properly arises.

The Companies (Page  )

BB&T Corporation
200 West Second Street
Winston-Salem, NC 27101
(336) 733-2000

  BB&T is a multi-bank holding company with more than $45.5 billion in assets. It is the sixth largest bank holding company in the Southeast and, through its banking and thrift subsidiaries, operates 687 branch offices in the Carolinas, Virginia, Maryland, Washington, D.C., Georgia, West Virginia and Kentucky. BB&T ranks second in deposit market share in North Carolina and third in South Carolina and maintains a significant market presence in Virginia, Maryland, Georgia and Washington, D.C.

Hardwick Holding Company
One Hardwick Square
Dalton, GA 30722-1367
(706) 217-3951

  Hardwick, with approximately $518.3 million in assets, is the holding company for nine banking offices in northwest Georgia through which it provides customary banking services, finances commercial transactions, makes secured and unsecured loans to individuals and provides other financial services.

The Merger (Page  )

  In the merger, Hardwick will merge into BB&T, and Hardwick's banking subsidiaries, through which it operates, will become wholly owned subsidiaries of BB&T. If the Hardwick shareholders approve the merger agreement at the special meeting, we currently expect to complete the merger in the second quarter of 2000.

  We have attached the merger agreement and the related plan of merger (Appendix A) at the back of this proxy statement/prospectus. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

Majority Hardwick Shareholder Vote Required (Page  )

  Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Hardwick common stock. If you fail to vote, it will have the effect of a vote against the merger agreement and the merger. Each of Kenneth E. Boring and James M. Boring, Jr. has agreed to vote his shares of Hardwick common stock in favor of the merger agreement and the merger, and we expect the directors and executive officers of Hardwick, who together own about % of the shares entitled to be cast at the meeting, to vote their shares in favor of the merger agreement and the merger.

  Brokers who hold shares of Hardwick common stock as nominees will not have authority to vote them with respect to the merger unless the beneficial owners of those shares provide voting instructions.

  The merger does not require the approval of BB&T's shareholders.

Record Date Set at April 15, 2000; One Vote per Share of Hardwick Common Stock (Page )

  If you owned shares of Hardwick common stock at the close of business on April 15, 2000, the record date, you are entitled to vote on the merger agreement and other matters that may be properly considered at the meeting, if any.

  On the record date, there were [4,211,496] shares of Hardwick common stock outstanding. You will have one vote at the meeting for each share of

Hardwick common stock that you owned on the record date.

Monetary Benefits to Management (Page  )

  When considering the recommendation of the Hardwick Board, you should be aware that some of Hardwick's directors and officers have interests in the merger that differ from the interests of other Hardwick shareholders.

  . Hardwick's Chairman and Chief Executive Officer, Kenneth E. Boring, has been offered a 1-year employment and noncompetition agreement with Branch Banking and Trust Company, BB&T's North Carolina banking subsidiary, pursuant to which he would serve as Chairman of BB&T's Advisory Board for the Dalton, Georgia area;

  . each of Marshall R. Mauldin and Michael Robinson has agreed to a 5-year employment agreement with Branch Banking and Trust Company, pursuant to which he would serve as a Senior Vice President;

  . each of Stanley A. Crawford, George Crowley and Richard Drews has been offered a 3-year employment agreement with Branch Banking and Trust Company, pursuant to which he would serve as a Senior Vice President; and

  . each of Gail C. Williams and Robert S. Varner has been offered a 2-year employment agreement with Branch Banking and Trust Company, pursuant to which she or he would serve as a Vice President.

  Each of these employment agreements is at the employee's current salary, subject to a customary annual review, plus an amount equal to the value of benefits lost as a result of the merger and provides that the employee will be eligible to receive an annual bonus, except that Mr. Boring shall not be entitled to an annual review or to receive a bonus. In addition, the employment agreements for Messrs. Mauldin and Robinson provide that they will be eligible to be granted stock options annually in accordance with BB&T's option plan.

  Kenneth E. Boring will be elected to the board of directors of Branch Banking and Trust Company, for which he will earn annual fees of $5,000 plus $1,000 per meeting attended, and Kenneth E. Boring and James M. Boring, Jr. will be named to BB&T's Advisory Board for the State of Georgia, for which they will earn $1,000 per meeting attended; provided, that James Boring will not earn the foregoing fees at any time during which he is serving as an employee of BB&T or an affiliate of BB&T. In addition, the members of the board of directors of each of Hardwick's bank subsidiaries who execute a noncompetition and nonsolicitation agreement satisfactory to BB&T will be offered a position on BB&T's local advisory board for the bank's market area and, for at least two years after the merger, will receive annual fees not less than those that they are now receiving as members of their respective boards of directors.

  The Hardwick Board was aware of these and other interests and considered them when it approved and adopted the merger agreement.

Conditions that Must be Satisfied for the Merger to Occur (Page  )

  The following conditions must be met for us to complete the merger:

  .  approval of the merger agreement by the Hardwick shareholders;

  . the absence of legal restraints that prevent the completion of the merger;

  . receipt of a legal opinion concerning the tax consequences of the merger;

  . the continuing accuracy of the parties' representations in the merger agreement;

  . the continuing effectiveness of the registration statement filed with the SEC;

  .  the ability to account for the merger as a pooling of interests; and

  . the execution and delivery by Marshall R. Mauldin and Michael Robinson of employment agreements, and by Kenneth E. Boring of an employment and noncompetition agreement, with Branch Banking and Trust Company substantially in the forms attached to the merger agreement.

  Another condition to the merger[, which has already been met,] is the receipt by BB&T of the approvals of the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the Virginia Bureau of Financial Institutions. [to be updated]

Termination and Amendment of the Merger Agreement (Page  )

  We can agree at any time to terminate the merger agreement without completing the merger. Either company can also terminate the merger agreement in the following circumstances:

  .  the merger is not completed by July 31, 2000;

  . any of the conditions that must be satisfied to complete the merger is not met; or

  . the other company violates, in a material way, any of its representations, warranties or obligations under the merger agreement.

  Generally, the company seeking to terminate cannot itself be in violation of the merger agreement in a way that would allow the other party to terminate.

  We can agree to amend the merger agreement in any way, except that after the shareholders' meeting we cannot decrease the consideration that you will receive in the merger. Either company can waive any of the requirements of the other company contained in the merger agreement, except that neither company can waive any required regulatory approval or the satisfaction of any condition imposed by law. Neither company intends to waive the condition that it receives a tax opinion. If a tax opinion is not available and the Hardwick Board determines to proceed with the merger, Hardwick will resolicit its shareholders.

Option Agreement (Page  )

  As a condition to its offer to acquire Hardwick, and to discourage other companies from acquiring Hardwick, BB&T required Hardwick to grant BB&T a stock option that allows BB&T to buy up to 835,000 shares of Hardwick's common stock. The exercise price of the option is $26.00 per share. Generally, BB&T can exercise the option only if another party attempts to acquire control of Hardwick. As of the date of this document, we do not believe that has occurred.

BB&T to Use Pooling-of-Interests Accounting Treatment (Page  )

  BB&T will account for the merger as a pooling of interests. This will enhance future earnings by avoiding the creation of goodwill relating to the merger and will enable BB&T to avoid charges against future earnings that would result from amortizing goodwill. This accounting method also means that, after the merger, BB&T will report financial results as if Hardwick had always been combined with BB&T.

Dissent and Appraisal Rights (Page  )

  Under Georgia law, if you do not vote for the merger and you properly exercise rights to dissent to the merger and to demand the "fair value" of your shares of Hardwick common stock, you may have the right to obtain a cash payment for the "fair value" of your shares. To exercise these rights, you must comply with the procedural requirements of the Georgia Business Corporation Code, the relevant sections of which we have attached to this proxy statement/prospectus as Appendix B. We cannot predict what the "fair value" of Hardwick common stock resulting from the required appraisal proceedings would be. Failure to take timely and properly any of the steps required under the GBCC may result in a loss of dissenters' rights. See "Rights of Dissenting Shareholders" on page .

Share Price Information (Page  )

  BB&T common stock is listed on the New York Stock Exchange. On November 16, 1999, the last full trading day before public announcement of the proposed merger, BB&T common stock closed at $36.69. On April , 2000, BB&T common stock closed at $ . There is no established public trading market for Hardwick common stock.

Listing of BB&T Stock

  BB&T will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

Comparative Market Prices and Dividends

  BB&T common stock is listed on the NYSE under the symbol "BBT." There is no established trading market for Hardwick common stock. The table below shows the high and low closing prices of BB&T common stock and cash dividends paid per share for BB&T common stock and Hardwick common stock the last two fiscal years plus the interim period. For BB&T, the amounts shown reflect a 2-for-1 stock split on August 3, 1998. The merger agreement restricts Hardwick's ability to
increase dividends. See page   . [to be updated]

                                                         BB&T           Hardwick
                                                ----------------------- --------
                                                                 Cash     Cash
                                                 High    Low   Dividend Dividend
                                                ------ ------- -------- --------
Quarter Ended
 March 31, 2000...............................  $      $        $  .20   $ .17
 June 30, 2000
  (through April  , 2000).....................
Quarter Ended
 March 31, 1999...............................   40.44   34.94    .175     .13
 June 30, 1999................................   40.25   33.81    .175     .13
 September 30, 1999...........................   36.63   30.50     .20     .13
 December 31, 1999............................   36.94   27.31     .20     .17
 For year 1999................................   40.44   27.31     .75     .56
Quarter Ended
 March 31, 1998...............................   33.84   29.03    .155     .12
 June 30, 1998................................   34.06   32.03    .155     .12
 September 30, 1998...........................   36.03   28.00    .175     .13
 December 31, 1998............................   40.63   27.31    .175     .13
 For year 1998................................   40.63   27.31     .66     .50
                                                 33.84   29.03    .155     .12

  The table below shows the closing price of BB&T common stock on November 16, 1999, the last full trading day before public announcement of the proposed merger. There is no established public trading market for Hardwick common stock

       BB&T historical.................................................. $36.69
       Hardwick pro forma equivalent*................................... $33.06

--------
* calculated by multiplying BB&T's per share closing price by an assumed exchange ratio of 0.9010 (which is what the exchange ratio would be if the average reported closing price of BB&T common stock over the five-day pricing period is equal to the closing price on November 16)

Selected Consolidated Financial Data

  We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from audited financial statements for 1995 through 1999 and unaudited financial statements for the three months ended March 31, 2000. The information provided for BB&T has been restated to include the accounts of Premier Bancshares, Inc., which was acquired by BB&T on January 13, 2000 in a transaction accounted for as a pooling of interests. This information is only a summary, and you should read it in conjunction with our historical financial statements (and related notes) contained in the annual and quarterly reports and other documents that we have
filed with the SEC. See "Where You Can Find More Information" on page   . You
should not rely on the three-month information as being indicative of results expected for the entire year or for any future interim period. [to be updated]

                     BB&T--Historical Financial Information

                         As of/For the Three
                            Months Ended
                              March 31,                  As of/For the Years Ended December 31,
                         ------------------- --------------------------------------------------------------
                          2000      1999        1999        1998         1997         1996         1995
                         ------------------- ---------- ------------ ------------ ------------ ------------
                                        (Dollars in thousands, except for per share amounts)
Net interest income.....   $        $390,697 $1,651,552 $  1,497,486 $  1,383,797 $  1,256,556 $  1,141,455
Net income..............             154,007    614,360      566,947      429,022      399,119      290,707
Basic earnings per
 share..................                0.45       1.78         1.66         1.27         1.18         0.90
Diluted earnings per
 share..................                0.44       1.75         1.63         1.25         1.16         0.87
Cash dividends paid per
 share..................               0.175       0.75         0.66         0.58         0.50         0.43
Book value per share....                9.80       9.76         9.67         8.68         8.05         8.04
Total assets............          42,826,247 45,478,877   41,243,750   37,489,552   32,932,082   30,621,861
Long-term debt..........           5,666,542  5,520,484    5,450,081    2,839,210    2,551,604    1,654,156

                   Hardwick--Historical Financial Information

                         As of/For the Three
                             Months Ended
                              March 31,            As of/For the Years Ended December 31,
                         -------------------- -------------------------------------------------
                          2000       1999       1999      1998      1997      1996      1995
                         -------------------- --------- --------- --------- --------- ---------
                                  (Dollars in thousands, except for per share amounts)
Net interest income.....    $    $      5,293 $  22,113 $  21,430 $  20,533 $  19,104 $  18,464
Net income..............                1,141     3,614     5,087     5,226     3,570     3,223
Basic earnings per
 share..................                  .28       .87      1.27      1.32       .89       .79
Diluted earnings per
 share..................                  .27       .87      1.26      1.29       .87       .79
Cash dividends paid per
 share..................                  .13       .56       .50       .36       .44       .22
Book value per share....                13.32     12.34     13.40     12.58     11.75     11.52
Total assets............              514,622   519,864   536,920   492,892   452,061   444,817
Long-term debt..........                8,347    11,136     8,420     8,703       974     1,225

Comparative Per Share Data

  We have summarized below the per share information for our companies on a historical, pro forma combined and equivalent basis. You should read this information in conjunction with our historical financial statements (and related notes) contained in the annual and quarterly reports and other documents we have filed with the SEC. See "Where You Can Find More Information"
on page   .

  The BB&T pro forma information gives effect to the merger accounted for as a pooling of interests, assuming that 0.9320 of a share of BB&T common stock is issued for each outstanding share of Hardwick common stock. Hardwick equivalent share amounts are calculated by multiplying the pro forma basic and diluted earnings per share, BB&T's historical per share dividend and the pro forma shareholders' equity by an assumed exchange ratio of 0.9320 of a share of BB&T common stock so that the per share amounts equate to the respective values for one share of Hardwick common stock. You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger, nor should you rely on the three-month information as being indicative of results expected for the entire year or for any future interim period. [to be updated]

                                                              As of/For the
                                                           Year Ended December
                                          As of/For the            31,
                                        Three Months Ended -------------------
                                          March 31, 2000   1999   1998   1997
                                        ------------------ ----- ------ ------
Earnings per common share
Basic
  BB&T historical......................       $            $1.78 $ 1.66 $ 1.27
  Hardwick historical..................                     0.87   1.27   1.32
  Pro forma combined                                        1.77   1.66   1.27
Hardwick pro forma equivalent                               1.65   1.55   1.18
Diluted
  BB&T historical......................                     1.75   1.63   1.25
  Hardwick historical..................                     0.87   1.25   1.29
  Pro forma combined                                        1.74   1.63   1.25
Hardwick pro forma equivalent                               1.62   1.52   1.16
Cash dividends declared per common
 share
BB&T historical........................                      .75    .66    .58
Hardwick historical....................                      .56    .50    .36
Pro forma combined.....................                      .75    .66    .58
Hardwick pro forma equivalent..........                      .70    .62    .54
Shareholders' equity per common share
BB&T historical........................                     9.76   9.67   8.68
Hardwick historical....................                    12.68  13.40  12.58
Pro forma combined.....................                     9.81   9.72   8.74
Hardwick pro forma equivalent..........                     9.14   9.06   8.14

                            MEETING OF SHAREHOLDERS

General

  We are providing this proxy statement/prospectus to Hardwick shareholders of record as of April 15, 2000, along with a form of proxy that the Hardwick Board is soliciting for use at a special meeting of shareholders of Hardwick to be held on Tuesday, June 6, 2000 at : .m., Eastern Time, at the Dalton Golf and Country Club, 2000 Cleveland Highway, Dalton, Georgia. At the meeting, the shareholders of Hardwick will vote upon a proposal to approve the merger agreement, dated as of November 16, 1999, pursuant to which Hardwick would merge into BB&T. Proxies may be voted on other matters that may properly come before the meeting, if any, at the discretion of the proxy holders. The Hardwick Board knows of no such other matters except those incidental to the conduct of the meeting. The merger agreement (excluding certain annexes) and the related plan of merger are attached as Appendix A.

  Whether or not you expect to attend the meeting, your vote is important. We request that you complete, date and sign the accompanying proxy and return it promptly to Hardwick in the enclosed postage prepaid envelope.

Record Date, Voting Rights and Vote Required

  Only the holders of Hardwick common stock on the record date are entitled to receive notice of and to vote at the meeting. On the record date, there were [4,211,496] shares of Hardwick common stock outstanding, held by approximately holders of record. Each such share of Hardwick common stock is entitled to one vote on each matter submitted at the meeting.

  Approval of the merger agreement and the plan of merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Hardwick common stock. If you do not vote your shares, it will have the same effect as a vote "against" the merger agreement and the plan of merger.

  The proposal to adopt the merger agreement and the plan of merger is a "non-discretionary" item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal ("broker non-vote shares") will not be counted as votes cast on it. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on that proposal.

  Action on other matters, if any, that are properly presented at the meeting for consideration of the shareholders will be approved if a quorum is present and the votes in favor of the matter constitute a majority of the shares represented at the meeting and entitled to vote. A quorum will be present if a majority of the outstanding shares of Hardwick common stock entitled to vote is represented at the meeting in person or by proxy. Shares with respect to which proxies have been marked as abstentions and broker non-vote shares will be treated as shares present for purposes of determining whether a quorum is present. The Hardwick Board is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.

  Because approval of the merger agreement and the plan of merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Hardwick common stock, abstentions and broker non-vote shares will have the same effect as votes against the merger. Accordingly, the Hardwick Board urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage prepaid envelope.

  You should not send in your stock certificates with your proxy cards. See "The Merger-Exchange of Hardwick Stock Certificates" on page .

  If you do not vote for the merger and you properly exercise rights to dissent to the merger and to demand the "fair value" of your shares of Hardwick common stock, you may have the right to obtain a cash payment equal to the Afair value of your shares. See "The Merger--Rights of Dissenting
Shareholders" on page   .

  Each of Kenneth E. Boring and James M. Boring, Jr. has agreed to vote all of his shares of Hardwick common stock in favor of the merger agreement and the merger and not to transfer any of his shares. As of the record date, the directors and executive officers of Hardwick and their affiliates beneficially
owned a total of      shares, or  %, of the issued and outstanding shares of
Hardwick common stock, and the directors and executive officers of BB&T, their affiliates, BB&T and its subsidiaries owned none of the outstanding shares of Hardwick common stock.

Voting and Revocation of Proxies

  The shares of Hardwick common stock represented by properly completed proxies received at or before the time for the meeting (or any adjournment) will be voted as directed by the shareholders unless revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the merger agreement and the plan of merger. Proxies marked "FOR" approval of the merger agreement and the plan of merger and executed but unmarked proxies will be voted in the discretion of the proxy holders named therein as to any proposed adjournment of the meeting. Proxies which are voted "AGAINST" approval of the merger agreement and the plan of merger will not be voted in favor of any motion to adjourn the meeting to solicit more votes in favor of the merger. If any other matters are properly presented at the meeting and voted upon, the proxies solicited hereby will be voted on those matters at the discretion of the proxy holders named therein.

  Your attendance at the meeting will not automatically revoke your proxy. You may, however, revoke a proxy any time before its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of Hardwick at Hardwick's principal executive offices before the meeting, or by attending the meeting and voting in person by written ballot.

Solicitation of Proxies

  BB&T and Hardwick will each pay 50% of the cost of printing this proxy statement/prospectus, and Hardwick will pay all other costs of soliciting proxies. Directors, officers and other employees of Hardwick or its subsidiaries may solicit proxies personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities.

Recommendation of the Hardwick Board

  The Hardwick Board has unanimously adopted the merger agreement and the plan of merger and believes that the proposed transaction is fair to and in the best interests of Hardwick and its shareholders. The Hardwick Board unanimously recommends that Hardwick's shareholders vote "FOR" approval of the merger agreement and the plan of merger. See "The Merger-Background of and Reasons for the Merger" on page .

                                  THE MERGER

  The following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this proxy statement/prospectus, including the merger agreement and the plan of merger, which are attached to this proxy statement/prospectus as Appendix A and incorporated herein by reference. All shareholders are urged to read the appendices in their entirety.

General

  In the merger, Hardwick will be merged with BB&T, and BB&T will be the surviving corporation. Shareholders of Hardwick will receive shares of the common stock of BB&T in exchange for their shares of Hardwick common stock. During the first quarter of 2001, BB&T intends to merge Hardwick's subsidiary banks into one or more subsidiaries of BB&T.

Background of and Reasons for the Merger

 Background of the Merger; Hardwick's Reasons for the Merger and Recommendation of Directors.

  On August 31, 1999, Burney Warren of BB&T met in Dalton with Kenneth E. Boring, James M. Boring and Michael Robinson to discuss BB&T's interest in acquiring Hardwick. At that meeting the parties exchanged information about the companies and agreed to continue discussions concerning a possible business combination.

  On October 18, 1999, after the parties had exchanged additional information, Kenneth E. Boring, James M. Boring, Michael Robinson, Marshall Mauldin, Robert
M. Chandler and Richard R. Cheatham met in Winston-Salem with BB&T's Chairman, John Allison, and Burney Warren. At that meeting Messrs. Allison and Warren provided information about BB&T's business philosophy, its acquisition program, its expansion plans in Georgia and how it would integrate Hardwick and BB&T's operations if the parties were to reach agreement to combine the two companies.

  On October 27, 1999, Mr. Kenneth Boring, Mr. Robinson and Mr. Cheatham met again with Mr. Allison and Mr. Warren in Winston-Salem. At that meeting BB&T proposed, subject to certain due diligence investigations by the parties, that it acquire Hardwick by exchanging 0.9320 shares of its common stock for each share of Hardwick common stock. On October 28, 1999, following a $2.31 per share increase in the closing price of BB&T shares from the closing price on October 27, 1999, BB&T modified its offer to reflect the consideration ultimately agreed upon. On November 8, 9 and 10, BB&T and Hardwick conducted certain investigations relating to the financial information previously provided on location in Georgia and North Carolina.

  At a special meeting on November 16, 1999, the Hardwick Board met to consider the BB&T offer. At that meeting a detailed financial analysis of the BB&T offer was presented to the Board, as well as BB&T's plans relating to the integration of Hardwick's and BB&T's operations in the event a business combination was consummated. Following an extensive discussion, the Hardwick Board authorized Kenneth E. Boring to accept BB&T's offer, and the parties executed the merger agreement on that day.

  Without assigning any relative or specific weights to the factors, in approving the merger on November 15, 1999, the Hardwick Board considered the following material factors:

  . alternatives to the merger, including remaining independent, in light of current economic conditions in its markets and its competitive disadvantages as compared with the larger financial institutions operating in its markets;

  . the value of the consideration to be received by Hardwick's shareholders relative to the book value and earnings per share of Hardwick's common stock;

  . certain information concerning the financial condition, results of operations and business prospects of BB&T as compared with those of other regional and national bank holding companies;

  . the financial terms of recent business combinations in the financial services industry and the comparison of the multiples of selected combinations with the terms of the proposed transaction with BB&T;

  . the lack of marketability of Hardwick common stock and the marketability of BB&T common stock, which is listed on the New York Stock Exchange;

  . the competitive and regulatory environment of financial institutions generally;

  . the fact that the merger would enable Hardwick's shareholders to exchange their Hardwick shares in a tax-free transaction for shares of a large, regional bank holding company;

  .  BB&T's ability to provide comprehensive services in Hardwick's markets;

  . the relative benefits to Hardwick's employees of a business combination with BB&T as compared with a business combination with another national or regional bank holding company;

  . the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delays; and

  . the potential effect that the future elimination of the pooling-of-interests method of accounting might have on the value of Hardwick stock, and the consideration that Hardwick shareholders might receive in any future business combination.

  The Hardwick Board blieves that the terms of the merger, including the basis of exchange, are fair and equitable and take into account the relative earning power of BB&T and Hardwick, historic and anticipated operations, the economices of scale to be achieved through the merger and other pertinent factors.

  Your Board of Directors Unanimously Recommends That You Vote "FOR" the Merger Agreement and the Merger.

 B&T's Reasons for the Merger

  One of BB&T's announced objectives is to pursue in-market and contiguous state acquisitions of banks and thrifts within the $250 million to $10 billion range. BB&T's management believes that Hardwick is a quality institution with a strong commitment to personal service and that its acquisition by BB&T represents a substantial and beneficial expansion of BB&T's franchise into northwest Georgia. BB&T's management further believes that the merger will benefit Hardwick's customers by giving them access to a broader product line that includes insurance, mutual funds, annuities, and retail brokerage, investment banking, treasury and international banking services.

  In connection with BB&T's consideration of the merger, its management analyzed certain investment criteria designed to assess the impact of the merger on BB&T and its shareholders. For the purpose of this analysis, BB&T made the following assumptions:

  . BB&T's 1999 and 2000 earnings per share on a stand-alone basis would be in line with the estimates published by First Call Corporation.

  . BB&T's earnings per share on a stand-alone basis for subsequent years would increase at an assumed annual rate, determined solely for the purpose of assessing the impact of the merger as described above, of 12%.

  . Hardwick's 1999 earnings per share would be in line with its management's estimate of $1.31 and Hardwick's 2000 earnings per share would be $1.35.

  . Hardwick's earnings on a stand-alone basis for periods after 2000 would increase at an assumed rate, determined solely for the purpose of assessing the impact of the merger as described above, of approximately 12%, before applying the effect of the assumptions described below.

  . Annual cost savings of approximately $5 million, or 25% of Hardwick's expense base, would be realized as a result of the merger, 60% in 2000 and 40% in 2001.

  . Hardwick's core net interest margin (non-fully taxable equivalent) would be maintained annually at 4.60%.

  .  Hardwick's core fee income ratio would be increased to 25% by 2005.

  . BB&T would be able to enhance performance through effective management of Hardwick's balance sheet.

  Using the above assumptions, BB&T analyzed the merger to determine whether it would have an accretive or dilutive effect on estimated earnings per share, return on equity, return on assets and book value per share. This analysis indicated that the merger would be accretive to estimated earnings per share and to book value in all years and to return on equity and to return on assets by 2005. BB&T excluded from calculations of earnings per share, return on equity and return on assets the effect of an estimated one-time charge of $6.5 million, after income tax benefits, related to consummating the merger.

  In addition to the analysis described above, BB&T performed an internal rate of return analysis for this transaction. The purpose of this analysis was to determine if the projected performance of Hardwick, after applying the assumptions described above, would conform to BB&T's criteria. BB&T's current minimum internal rate of return requirement for this type of investment is 15%. The analysis performed in connection with the Hardwick merger indicated that the projected internal rate of return is 18.64%.

  None of the above information has been updated since the date of the merger agreement. There can be no certainty that the results reflected in the above information will be achieved or that actual results will not vary materially from the estimated results. For more information concerning the factors that could affect actual results, see "A Warning About Forward-Looking Information" on page iii.

Exchange Ratio

  In the merger, each share of Hardwick common stock outstanding at the effective time will be converted into the right to receive a portion of a share of BB&T common stock that will depend on the average closing price per share of BB&T common stock as reported at 4:00 p.m. eastern time on NYSEnet.com for the five trading days (determined by excluding days on which the NYSE is closed) ending on the tenth calendar day preceding the effective time of the merger (the tenth day to be determined by counting the first calendar day preceding the day on which the effective time of the merger occurs as the first day) (the "Closing Value"):

  . if the Closing Value is $33.50 or lower, each share of Hardwick common stock will be converted into the right to receive 0.9320 of a share of BB&T common stock;

  . if the Closing Value is $36.00 or higher, each share of Hardwick common stock will be converted into the right to receive 0.9010 of a share of BB&T common stock; and

  . if the Closing Value is higher than $33.50 but lower than $36.00, each share of Hardwick common stock will be converted into the right to receive a portion of a share of BB&T common stock corresponding to that Closing Value on the Pricing Table attached as an annex to the merger agreement and reproduced below (to the nearest ten-thousandth of a share)

                                 Pricing Table

      BB&T                Exchange                       BB&T                       Exchange
 Closing Value             Ratio                    Closing Value                    Ratio
 -------------            --------                  -------------                   --------
$36.00 and above           0.9010                       34.70                        0.9171
     35.95                 0.9016                       34.65                        0.9177
     35.90                 0.9022                       34.60                        0.9184
     35.85                 0.9029                       34.55                        0.9190
     35.80                 0.9035                       34.50                        0.9196
     35.75                 0.9041                       34.45                        0.9020
     35.70                 0.9047                       34.40                        0.9028
     35.65                 0.9053                       34.35                        0.9215
     35.60                 0.9060                       34.30                        0.9221
     35.55                 0.9066                       34.25                        0.9227
     35.50                 0.9072                       34.20                        0.9233
     35.45                 0.9078                       34.15                        0.9239
     35.40                 0.9084                       34.10                        0.9246
     35.35                 0.9091                       34.05                        0.9252
     35.30                 0.9097                       34.00                        0.9258
     35.25                 0.9103                       33.95                        0.9264
     35.20                 0.9109                       33.90                        0.9270
     35.25                 0.9115                       33.85                        0.9277
     35.10                 0.9122                       33.80                        0.9283
     35.05                 0.9128                       33.75                        0.9289
     35.00                 0.9134                       33.70                        0.9295
     34.95                 0.9140                       33.65                        0.9301
     34.90                 0.9146                       33.60                        0.9308
     34.85                 0.9153                       33.55                        0.9314
     34.80                 0.9159                  $33.50 and below                  0.9320
     34.75                 0.9165

  You should be aware that the actual market value of a share of BB&T common stock at the effective time and at the time certificates for those shares are delivered following surrender and exchange of your certificates for shares of Hardwick common stock may be more or less than the average closing price per share of BB&T common stock at any other time, including the five-day pricing period used to determine the exchange ratio. You are urged to obtain information on the market value of BB&T common stock that is more recent than that provided in this proxy statement/prospectus. See "Summary--Comparative
Market Prices and Dividends" on page   .

  No fractional shares of BB&T common stock will be issued in the merger. If you would otherwise be entitled to a fractional share of BB&T common stock in the merger, you will be paid an amount in cash determined by multiplying the fractional part of the share of BB&T common stock by the Closing Value.

Exchange of Hardwick Stock CertificatesExchange of Hardwick Stock Certificates

  At the effective time, by virtue of the merger and without any action on the part of Hardwick or the Hardwick shareholders, shares of Hardwick common stock will be converted into and will represent the right to receive, upon surrender of the certificate representing such shares as described below, whole shares of BB&T common stock and cash instead of any fractional share interest. Promptly after the effective time, BB&T will deliver or mail to you a form of letter of transmittal and instructions for surrender of your Hardwick stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions and any other documents as may be reasonably requested, BB&T will promptly deliver to you the merger consideration to which you are entitled.

  You should not send in your stock certificates until you receive the letter of transmittal and instructions.

  Until surrendered as described above, each outstanding Hardwick stock certificate will be deemed upon the effective time for all purposes to represent only the right to receive the merger consideration. No interest will be paid or accrued on any cash payable for fractional shares as part of the merger consideration upon the surrender of the certificate or certificates representing shares of Hardwick common stock. With respect to any Hardwick stock certificate that has been lost or destroyed, BB&T will pay the merger consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares in question. After the effective time, no transfer of the shares of Hardwick common stock outstanding immediately prior to the effective time will be made on BB&T's stock transfer books.

  BB&T will pay any dividends or other distributions with a record date before the effective time that have been declared or made by Hardwick in respect of shares of Hardwick common stock in accordance with the terms of the merger agreement and that remain unpaid at the effective time.

  To the extent permitted by law, you will be entitled to vote after the effective time at any meeting of BB&T shareholders the number of whole shares of BB&T common stock into which your shares of Hardwick common stock are converted, regardless of whether you have exchanged your Hardwick stock certificates for BB&T stock certificates. Whenever a dividend or other distribution is declared by BB&T on the BB&T common stock, the record date for which is after the effective time, the declaration will include dividends or other distributions on all shares of BB&T common stock issuable pursuant to the merger agreement, but after the effective time no dividend or other distribution payable to the holders of record of BB&T common stock as of any time after the effective time will be delivered to you until you surrender your Hardwick stock certificate for exchange as described above. Upon surrender of your Hardwick stock certificate, both the BB&T common stock certificate and any undelivered dividends and cash payments payable under the merger agreement (without interest) will be delivered and paid to you with respect to each share of Hardwick common stock represented by your certificate.

The Merger Agreement

 Effective Date and Time of the Merger

  The merger agreement provides that the closing of the merger will take place on the business day designated by BB&T that is within 30 days following the satisfaction of the conditions to the completion of the merger, or a later date mutually acceptable to the parties. The effective time will occur at the time and date specified in the articles of merger to be filed with the Secretary of State of North Carolina and the Secretary of State of Georgia. It is currently anticipated that the filing of the articles of merger will take place as soon as practicable following the date on which the merger agreement and the plan of merger is approved by the Hardwick shareholders and all other conditions to the respective obligations of BB&T and Hardwick to complete the merger have been satisfied. If the merger is approved at the meeting, it is currently anticipated that the filing of the articles of merger and the effective time will occur during the second quarter of 2000.

 Conditions to the Merger

  The obligations of BB&T and Hardwick to carry out the merger are subject to satisfaction (or, if permissible, waiver) of the following conditions at or before the effective time:

  . all corporate action necessary to authorize the performance of the merger agreement and the plan of merger must have been duly and validly taken, including the approval by the shareholders of Hardwick of the merger agreement and the plan of merger;

  . BB&T's registration statement on Form S-4 relating to the merger (including any post-effective amendments) must be effective under the Securities Act of 1933, as amended, no proceedings may be pending or, to BB&T's knowledge, threatened by the SEC to suspend the effectiveness of the registration statement, and the BB&T common stock to be issued in the merger must either have been registered or be subject to exemption from registration under applicable state securities laws;

  . the parties must have received all regulatory approvals required in connection with the transactions provided in the merger agreement, all notice periods and waiting periods required with respect to the approvals must have passed and all approvals must be in effect;

  . neither BB&T nor Hardwick nor any of their respective subsidiaries may be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits completion of the transactions provided in the merger agreement; and

  . Hardwick and BB&T must have received an opinion of BB&T's legal counsel, Womble Carlyle Sandridge & Rice, PLLC, in form and substance satisfactory to Hardwick and BB&T, substantially to the effect that the merger will constitute one or more reorganizations under Section 368 of the Internal Revenue Code of 1986, as amended, and that the shareholders of Hardwick will not recognize any gain or loss to the extent that they exchange shares of Hardwick common stock for shares of BB&T common stock.

  The obligations of Hardwick to carry out the transactions in the merger agreement are also subject to the satisfaction of the following additional conditions at or before the effective time, unless, where permissible, waived by Hardwick:

  . BB&T must have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement;

  . the shares of BB&T common stock to be issued in the merger must have been approved for listing on the NYSE, subject to official notice of issuance; and

  . Hardwick must have received certain closing certificates and legal opinions from BB&T and its counsel.

  In addition, all representations and warranties of BB&T will be evaluated as of the date of the merger agreement and at the effective time as though made at the effective time (or on the date designated, in the case of any representation and warranty that specifically relates to an earlier date), except as otherwise provided in the merger agreement or consented to in writing by Hardwick. The representations and warranties of BB&T concerning

  .  its capitalization,

  . its and its subsidiaries' organization and authority to conduct business,

  . its authorization of, and the binding nature of, the merger agreement and

  . the absence of any conflict between the transactions in the merger agreement and BB&T's articles of incorporation or bylaws must be true and correct (except for inaccuracies that are de minimis in amount). Moreover, there must not be any inaccuracies in the representations and warranties of BB&T in the merger agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on BB&T.

  The obligations of BB&T to carry out the transactions in the merger agreement are also subject to satisfaction of the following additional conditions at or before the effective time, unless, where permissible, waived by BB&T:

  . no regulatory approval may have imposed any condition or requirement that, in the reasonable opinion of the BB&T Board, would so materially adversely affect the business or economic benefits to BB&T of the transactions in the merger agreement as to render the consummation of such transactions inadvisable or unduly burdensome;

  . Hardwick must have performed in all material respects all of its obligations and complied in all material respects with all of its covenants required by the merger agreement;

  . BB&T must have received agreements from certain affiliates of Hardwick concerning the shares of BB&T common stock to be received by them;

  . BB&T must have received certain closing certificates and legal opinions from Hardwick and its counsel;

  . BB&T must have received letters from Arthur Andersen LLP, dated as of the filing of the registration statement and as of the effective time, to the effect that the merger will qualify for pooling-of-interests accounting treatment; and

  . BB&T must have received employment agreements substantially in the form attached to the merger agreement from Marshall R. Mauldin and Michael Robinson and an employment and noncompetition agreement substantially in the form attached to the merger agreement from Kenneth E. Boring.

  In addition, all representations and warranties of Hardwick will be evaluated at the date of the merger agreement and at the effective time as though made on and at the effective time (or on the date designated, in the case of any representation and warranty that specifically relates to an earlier date), except as otherwise provided in the merger agreement or consented to in writing by BB&T. The representations and warranties of Hardwick concerning

  .  its capitalization,

  . its and its subsidiaries' organization and authority to conduct business,

  .  its ownership of its subsidiaries,

  .  its authorization of, and the binding nature of, the merger agreement,

  . the absence of conflict between the transactions in the merger agreement and Hardwick's articles of incorporation or bylaws,

  . its forbearance from taking any actions that would negatively affect the pooling-of-interests accounting treatment for, or the tax-free elements of, the merger or the receipt of necessary regulatory approvals and

  . actions taken to exempt the merger from any applicable anti-takeover laws must be true and correct (except for inaccuracies that are de minimis in amount). Moreover, there must not be any inaccuracies in the representations and warranties of Hardwick in the merger agreement such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a material adverse effect on Hardwick.

 Conduct of Hardwick's and BB&T's Business Prior to the Effective Time of the Merger

  Except with the prior consent of BB&T, before the effective time of the merger, Hardwick and its subsidiaries may not:

  . carry on its business except in the ordinary course and in substantially the same manner as previously conducted, or establish or acquire any new subsidiary or engage in any new type of activity or expand any existing activities;

  . declare or pay any distribution on its capital stock, other than regularly scheduled quarterly dividends of $0.17 per share payable with respect to Hardwick common stock on record dates consistent with past practice (except that, unless otherwise agreed, any dividend declared or payable for the quarterly period during which the effective time occurs may be declared with a record date before the effective time only if the normal record date for payment of the corresponding quarterly dividend on BB&T common stock is before the effective time);

  . issue any shares of capital stock, except pursuant to restricted stock agreements in accordance with its normal practice (not to exceed 14,000 shares) or pursuant to the option granted to BB&T in connection with the merger agreement;

  . issue or authorize any rights to acquire capital stock or effect any recapitalization, reclassification, stock dividend, stock split or similar change in capitalization;

  .  amend its articles of incorporation or bylaws;

  . impose or permit the imposition or existence of any lien, charge or encumbrance on any share of stock held by it in any Hardwick subsidiary or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

  . merge with any other entity or permit any other entity to merge into it, acquire control over any other entity or dispose of any assets or acquire any assets, in each case other than in the ordinary course of its business consistent with past practices;

  . fail to comply in any material respect with any legal requirements applicable to it and to the conduct of its business;

  . increase the compensation of any of its directors, officers or employees (excluding increases resulting from the exercise of outstanding compensatory stock options), or pay or agree to pay any bonus or provide any new employee benefit or incentive, except for increases or payments made in the ordinary course of business consistent with past practice or pursuant to existing plans or arrangements;

  . enter into or substantially modify (except as may be required by law) any employee benefit, incentive or welfare arrangement, or any related trust agreement, relating to any of its directors, officers or other employees (other than renewal of any of arrangement consistent with past practice);

  . solicit inquiries or proposals with respect to, furnish any information relating to, or participate in any discussions concerning, any other business combination with Hardwick or any Hardwick subsidiary, or fail to notify BB&T immediately if any such inquiry or proposal is received, any such information is requested or required or any such discussions are sought (except that this would not apply to furnishing information, negotiations or discussions following an unsolicited offer if Hardwick is advised by legal counsel that in its opinion the failure to furnish information or negotiate would likely constitute a breach of the fiduciary duty of the Hardwick Board to the Hardwick shareholders);

  . enter into (a) any material agreement or commitment other than in the ordinary course, (b) any agreement, indenture or other instrument other than in the ordinary course relating to the borrowing of money by Hardwick or a Hardwick subsidiary or guarantee by Hardwick or a Hardwick subsidiary of any obligation, (c) any agreement or commitment relating to the employment or severance of a consultant or the employment, severance or retention in office of any director, officer or employee (except for the election of directors or the reappointment of officers in the normal course) or (d) any contract, agreement or understanding with a labor union;

  . change its lending, investment or asset liability management policies in any material respect, except as required by applicable law, regulation or directives, and except that, after approval of the merger agreement and the merger by the Hardwick shareholders and after receipt of the requisite regulatory approvals for the transactions contemplated by the merger agreement, Hardwick will cooperate in good faith with BB&T to adopt policies, practices and procedures consistent with those utilized by BB&T, effective at or before the effective time;

  . change its methods of accounting in effect at December 31, 1998, except as required by changes in accounting principles agreed with by BB&T, or change any of its federal income tax reporting methods from those used in the preparation of its tax returns for the year ended December 31, 1998, except as required by changes in law;

  . incur any new commitments for capital expenditures or obligations to make capital expenditures in excess of $25,000 for any one expenditure or $100,000 in the aggregate;

  . incur any new indebtedness other than deposits from customers, advances from the Federal Home Loan Bank or Federal Reserve Bank and reverse repurchase arrangements, in each case in the ordinary course of business;

  . take any action that would or could reasonably be expected to (a) cause the merger not to be accounted for as a pooling of interests or not to constitute a tax-free reorganization as determined by BB&T, (b) result in any inaccuracy of a representation or warranty that would permit termination of the merger agreement or (c) cause any of the conditions to the merger to fail to be satisfied;

  . dispose of any material assets other than in the ordinary course of business; or

  .  agree to do any of the foregoing.

  Except with the prior consent of Hardwick, before the effective time, neither BB&T nor any subsidiary of BB&T may take any action that would or might be expected to

  . cause the merger not to constitute a pooling of interests or a tax-free reorganization,

  . result in any inaccuracy of a representation or warranty that would allow for termination of the merger agreement,

  . cause any of the conditions precedent to the transactions contemplated by the merger agreement to fail to be satisfied;

  . exercise the option agreement executed concurrently with the merger agreement other than in accordance with its terms or dispose of shares of Hardwick common stock acquired under that agreement other than in accordance with its terms; or

  . fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

 Waiver; Amendment; Termination; Expenses

  Except with respect to any required regulatory approval or other condition imposed by law, BB&T or Hardwick may at any time (whether before or after approval of the merger agreement and the plan of merger by the Hardwick shareholders) extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies of the other party in the representations or warranties contained in the merger agreement, the plan of merger or any document delivered pursuant thereto, (b) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained in the merger agreement or in the plan of merger or (c) the performance by the other party of any of its obligations set out in the merger agreement or in the plan of merger. The parties may also mutually amend or supplement the merger agreement in writing at any time. However, no extension, waiver, amendment or supplement which would reduce either the exchange ratio or the payment terms for fractional interests to be provided to holders of Hardwick common stock upon completion of the merger will be made after the Hardwick shareholders approve the merger agreement and the plan of merger.

  If any of the conditions to the obligation of either party to complete the merger is not fulfilled, that party will consider the materiality of such nonfulfillment. In the case of the nonfulfillment of a condition to Hardwick's obligations, Hardwick will, if it determines it appropriate under the circumstances, resolicit shareholder approval of the merger agreement and the plan of merger and provide appropriate information concerning the obligation that has not been satisfied.

  The merger agreement may be terminated, and the merger may be abandoned:

  . at any time before the effective time, by the mutual consent in writing of BB&T and Hardwick;

  . at any time before the effective time, by either party (a) in the event of a material breach by the other party of any covenant or agreement contained in the merger agreement or (b) in the event of an inaccuracy of any representation or warranty of the other party contained in the merger agreement that would provide the nonbreaching party the ability to refuse to complete the merger under the applicable standard in the merger agreement (see "--Conditions to the Merger"); and, in either case, if the breach or inaccuracy has not been cured by the earlier of 30 days following notice of the breach or inaccuracy to the party committing it or the effective time;

  . at any time before the effective time, by either party in writing, if any of the conditions precedent to the obligations of the other party to complete the transactions contemplated by the merger agreement cannot be satisfied or fulfilled before the effective time, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings;

  . at any time, by either party in writing, if any of the applications for prior regulatory approval are denied and the time period for appeals and requests for reconsideration has run;

  . at any time, by either party in writing, if the shareholders of Hardwick do not approve the merger agreement and the plan of merger; or

  . at any time following July 31, 2000, by either party in writing, if the effective time has not occurred by the close of business on such date and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings.

  If the merger agreement is terminated pursuant to any of the provisions described above, both the merger agreement and the plan of merger will become void and have no effect, except that (a) provisions in the merger agreement relating to confidentiality and expenses will survive the termination and (b) a termination for an uncured breach of a covenant or agreement or inaccuracy in a representation or warranty will not relieve the breaching party from liability for that breach or inaccuracy.

  Each party will pay the expenses it incurs in connection with the merger agreement and the merger, except that printing expenses and SEC filing fees incurred in connection with the registration statement and this proxy statement/prospectus will be paid 50% by BB&T and 50% by Hardwick.

Interests of Certain Persons in the Merger

  Certain members of Hardwick's management have interests in the merger that are in addition to their interests as Hardwick shareholders. The Hardwick Board was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger.

 Employment Agreements

  In connection with the merger, Branch Banking and Trust Company, BB&T's North Carolina banking subsidiary ("BB&T-NC" or the "Employer"), will enter into a one-year employment agreement with Kenneth E. Boring and a five-year employment agreement with each of Marshall R. Mauldin and Michael Robinson (Messrs. Mauldin and Robinson, the "Senior Executives") and expects to enter into a three-year employment agreement with each of Stanley A. Crawford, George Crowley and Richard Drews and a two-year employment agreement with each of Gail C. Williams and Robert S. Varner (Messrs. Crawford, Crowley, Drews and Varner and Ms. Williams, collectively, the "Executives"). The employment agreements provide, respectively, for the employment of Mr. Boring as Chairman of BB&T's Advisory Board for the Dalton, Georgia area, each of Messrs. Mauldin, Robinson, Crawford, Crowley and Drews as a Senior Vice President of BB&T-NC, and each of Ms. Williams and Mr. Varner as a Vice President of BB&T-NC.

  The employment agreement for Mr. Boring provides that he will receive a base salary at least equal to that previously received from Hardwick plus an amount equal to the value of benefits lost as a result of the merger. The employment agreements for the Senior Executives and the Executives also provide for them to receive a base salary at least equal to that previously received from Hardwick (subject to an annual review based on the performance of Employer and the individual Executive or Senior Executive) plus an amount equal to the value of benefits lost as a result of the merger and, in addition, provide that they will be eligible to receive an annual bonus payment pursuant to the terms of BB&T's Amended and Restated Short Term Incentive Plan. Each of the Senior Executives will also be eligible to be granted stock options annually under BB&T's Amended and Restated 1995 Omnibus Stock Incentive Plan on the same basis as similarly situated officers of Employer.

  All of the employment agreements provide that the employee will receive, on the same basis as other similarly situated officers of BB&T-NC, employee pension and welfare benefits such as sick leave, vacation, group disability and health, dental, life and accident insurance and similar indirect compensation that may be extended to similarly situated officers, such benefits to commence as of a date determined by not later than the first day of the month following the month in which the last of Hardwick's subsidiaries is merged into BB&T or one of its subsidiaries (or, in the case of a defined benefit pension plan, the plan anniversary date following the date of the last of such mergers). Until that date, Hardwick plans that provide benefits of the same type or class as a corresponding BB&T plan will continue in effect for the employees.

  The employment agreements provide that if BB&T-NC terminates the employee's employment other than because of disability or for cause and if the employee complies with certain noncompetition provisions, he or she will be entitled to receive as "Termination Compensation," payable at such times as regular salary payments would have been made under the agreements:

  . in the case of Mr. Boring, an amount equal to his then-effective base salary until the end of the one-year term of the agreement; and

  . in the case of the Senior Executives and the Executives, an annual amount equal to the highest amount of cash compensation (including bonuses) received during any of the preceding three calendar years for the period commencing on the date of the termination and ending on (i) in the case of a Senior Executive, the earlier to occur of the third anniversary of the termination or the end of the original five-year term of the agreement or (ii) in the case of an Executive, the end of the original term of the agreement.

  In addition, all of the foregoing would continue to receive health insurance coverage and other group employee benefits from, and participate in the retirement plans of, BB&T-NC on the same terms as were in effect before the termination, either under BB&T-NC's plans or comparable coverage, during the time payments of Termination Compensation are made.

  Each of the Senior Executives' and Executives' employment agreements further provides that, in the event of a "Change of Control" (as defined below) of the Employer or BB&T, the Senior Executive or the Executive may voluntarily terminate employment for "Good Reason" (as defined below) until twelve months after the Change of Control and (a) be entitled to receive in a lump sum (1) any compensation due but not yet paid through the date of termination and (2) in lieu of any further salary payments from the date of termination to the end of the term of the agreement, an amount equal to his or her Termination Compensation times (A) in the case of the Senior Executives, the lesser of the quotient of the number of full calendar months remaining in the term of the employment agreement at the time of termination divided by twelve or 2.99 or
(B) in the case of the Executives, the quotient referenced above, and (b) continue for the period determined in (2)(A) or (2)(B), as the case may be, to receive health insurance coverage and other group employee welfare benefits on the same terms as were in effect either (1) at the date of termination or (2) if such plans and programs in effect before the Change of Control were, considered together as a whole, materially more generous to the officers of BB&T-NC than such plans and programs at the date of termination, at the date of the Change of Control.

  "Good Reason" means any of the following events occurring without the consent of the Executive or Senior Executive in question:

  . the assignment to him or her of duties inconsistent with the position and status of his or her title;

  . a reduction in his or her pay grade or base salary as then in effect, or the exclusion of him or her from participation in benefit plans in which he or she previously participated;

  . an involuntary relocation of him or her more than 30 miles from the location where he or she worked immediately before a Change in Control, or the Employer's breach of any material provision of the employment agreement; or

  . any purported termination of his or her employment by BB&T-NC not effected in accordance with the employment agreement.

  A "Change of Control" would be deemed to occur if

  . any person or group of persons (as defined in the Securities Exchange Act of 1934, as amended) together with its affiliates, excluding employee benefit plans of BB&T-NC or BB&T, is or becomes the beneficial owner of securities of BB&T-NC or BB&T representing 20% or more of the combined voting power of BB&T-NC's or BB&T's then outstanding securities;

  . as a result of a tender offer or exchange offer for the purchase of securities of BB&T-NC or BB&T (other than an offer by BB&T for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period constitute the BB&T Board, plus new directors whose election or nomination for election by BB&T's shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the two-year period, cease for any reason during the two-year period to constitute at least two-thirds of the members of the BB&T Board;

  . the shareholders of BB&T approve a merger or consolidation of BB&T with any other corporation or entity, regardless of which entity is the survivor, other than a merger or consolidation that would result in the voting securities of BB&T outstanding immediately beforehand continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 40% of the combined voting power of the voting securities of BB&T or the other surviving entity outstanding immediately after the merger or consolidation;

  . the shareholders of BB&T approve a plan of complete liquidation or winding-up of BB&T or an agreement for the sale or disposition by BB&T of all or substantially all of BB&T's assets; or

  . any other event occurs that the BB&T Board determines should constitute a Change of Control.

  If any of the payments to be made under any of the employment agreements would constitute a "parachute payment," as defined in Section 280G of the Internal Revenue Code, the payments would be reduced by the smallest amount necessary so that no portion of such payments would be a "parachute payment." A "parachute payment" generally is a payment which is contingent on a change in the control of the corporation and the present value of which equals or exceeds three times the "base amount," which is generally defined as an individual's annualized includable compensation for the "base period," which is generally the most recent five taxable years ending before the date of the change in control. Sections 280G and 4999 of the Internal Revenue Code generally provide that if "parachute payments" are paid to an individual, everything above the base amount will be subject to a 20% excise tax payable by the individual (in addition to the payment of regular income taxes on the payments), as well as be nondeductible by the employer for federal income tax purposes.

  The employment agreements will supersede any existing employment agreements or change of control arrangements of Mr. Boring, the Senior Executives or the Executives with Hardwick or its subsidiaries.

 BB&T's Advisory Board for Georgia, Local Advisory Boards and BB&T-NC's Board of Directors

  At the effective time of the merger, BB&T will name Kenneth E. Boring and James M. Boring, Jr. to its Advisory Board for the State of Georgia. Members of BB&T's Advisory Board for the State of Georgia receive a fee of $1,000 per meeting attended. In addition, BB&T will offer each member of the board of directors of each bank subsidiary of Hardwick a seat on BB&T's local advisory boards for such bank's market area, conditional upon BB&T's receipt of a noncompetition agreement from such director. For two years after the effective time, those members will receive, as compensation for service on the advisory board, member's fees (annual retainer and attendance fees) at least equal in amount each year to those that they were receiving as of November 1, 1999 as members of their respective boards of directors. These advisory board members will thereafter receive fees in accordance with BB&T's standard schedule of advisory board service fees. Also, Kenneth E. Boring will be appointed to the BB&T-NC Board to serve (subject to the right of removal for cause) so long as he is elected and qualifies. Members of the BB&T-NC board receive an annual retainer of $5,000 plus $1,000 for each meeting attended. None of the fees set forth in this paragraph are to be paid to any member of the BB&T-NC board or any member of any of BB&T's advisory boards who is also an employee of BB&T or an affiliate of BB&T. For two years after the effective time (three years in the case of Messrs. Boring), no member of BB&T-NC's board or BB&T's Advisory Board for the State of Georgia or local advisory boards will be prohibited from serving because he or she has reached the maximum age for advisory board service (currently age 70).

 Indemnification of Directors and Officers

  The merger agreement provides that BB&T or one of its subsidiaries will maintain for three years after the effective time directors' and officers' liability insurance covering directors and officers of Hardwick for acts or omissions occurring before the effective time. This insurance will provide at least the same coverage and amounts as contained in Hardwick's policy on the date of the merger agreement, unless the annual premium on the policy would exceed 150% of the annual premium payments on Hardwick's policy, in which case BB&T would maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to that amount. BB&T has also agreed to indemnify all individuals who are or have been officers, directors, employees of Hardwick or a Hardwick subsidiary prior to the effective time of the merger from any acts or omissions in such capacities prior to the effective time of the merger to the extent such indemnification is provided pursuant to Hardwick's existing articles of incorporation and permitted under the North Carolina Business Corporation Act.

Rights of Dissenting Shareholders

  The following summary is not a complete statement of the provisions of Georgia law relating to the appraisal rights of shareholders and is qualified in its entirety by reference to the provisions of Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code which are attached in full as Appendix B to this proxy statement/prospectus. You are urged to read Appendix B in its entirety.

  Pursuant to the provisions of the GBCC, if the merger is consummated, any shareholder of record of Hardwick who objects to the merger and who fully complies with Sections 14-2-1301 through 14-2-1332 of the GBCC will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his or her shares of Hardwick common stock. A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies Hardwick in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights, the fair value of a dissenting shareholder's Hardwick common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

  Any Hardwick shareholder desiring to receive payment of the fair value of his or her Hardwick common stock must:

  . deliver to Hardwick, prior to the shareholder vote on the merger agreement and plan of merger, a written notice of his or her intent to demand payment for his or her shares if the merger is consummated;

  .  not vote his or her shares in favor of the merger agreement; and

  . demand payment and deposit his or her stock certificates with BB&T in accordance with the terms of a dissenters' notice to be sent to all dissenting shareholders within 10 days after the merger is consummated.

  All written communications from shareholders with respect to the exercise of appraisal rights should be mailed before the effective time of the merger to Hardwick Holding Company, One Hardwick Square, Dalton, Georgia 30722-1367,
Attention: Secretary and after the effective time of the merger to BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101,
Attention: General Counsel and Secretary. Voting against, abstaining from voting or failing to vote on the proposal to approve the merger agreement and plan of merger is not enough to satisfy the requirements of the GBCC. You must also comply with all of the conditions relating to the separate written notice of intent to dissent to the merger, the separate written demand for payment of the fair value of shares of Hardwick common stock and the deposit of the stock certificates.

  The dissenters' notice sent to dissenting shareholders will specify the dates and place for receipt of the payment demand and the deposit of the Hardwick stock certificates. Within 10 days after the effective date of the merger or after BB&T's receipt of a payment demand from a dissenting shareholder who has complied with the statutory requirements, whichever is later, BB&T shall offer to pay the dissenter the fair value of his or her shares, plus accrued interest. BB&T's offer will be accompanied by:

  . Hardwick's balance sheet as of the end of a fiscal year ended not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

  .  an explanation of how the interest was calculated;

  . a statement of the dissenting shareholder's right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and

  .  a copy of the dissenters' rights provisions of the GBCC.

  If the dissenting shareholder accepts BB&T's offer by written notice to BB&T within 30 days after the offer, or is deemed to have accepted the offer by failing to respond to BB&T's offer, BB&T must make payment to the dissenting shareholder for his or her shares within 60 days after making the offer or the effective date or the merger, whichever is later. Upon payment of the agreed upon value, the dissenting shareholder will cease to have any interest in his or her shares of Hardwick stock.

  If within 30 days after BB&T offers payment for the shares of a dissenting shareholder, he or she does not accept the estimate of fair value of the shares and interest due on that fair value and demands payment of his or her own estimate of the fair value of the shares and interest due, then BB&T, within 60 days after receiving the payment demand of a different amount from the dissenting shareholder, must file an action in a court of competent jurisdiction in Whitfield County, Georgia, requesting that the fair value of the dissenting shareholder's shares be determined. BB&T must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If BB&T does not begin the proceeding within the 60-day period, it shall be required to pay the amount demanded by each dissenting shareholder whose demand remains unsettled.

  Hardwick shareholders should note that cash paid to dissenting shareholders in satisfaction of the fair value of their shares will be recognized as gain or loss for federal income tax purposes. See "--Federal Income Tax Consequences of the Merger" on page .

  Failure by a Hardwick shareholder to follow the steps required by the GBCC for perfecting appraisal rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you are considering dissenting from the approval and adoption of the merger agreement and exercising your appraisal rights under the GBCC, you should consult your legal advisors.

Regulatory Considerations

  Bank holding companies (such as BB&T and Hardwick) and their depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. Detailed discussions of this ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Annual Reports on Form 10-K of BB&T and of Hardwick incorporated by reference in this proxy statement/prospectus. Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies. See "Where You Can Find More Information" on page

  The merger and the subsidiary bank mergers are subject to regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

 The Merger

  The merger is subject to approval by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. In considering the approval of a transaction such as the merger, this Act requires the Federal Reserve to review the financial and managerial resources and future prospects of the bank holding companies and the banks concerned and the convenience and needs of the communities to be served. The Federal Reserve also is required to evaluate whether the merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade, unless it finds the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

  Where a transaction, such as the merger, involves the acquisition by a bank holding company of a bank located in a state other than the home state of the bank holding company (in this case North Carolina), the Bank Holding Company Act authorizes the Federal Reserve to approve the transaction without regard to the laws of any state, provided the bank holding company is adequately capitalized and adequately managed and certain other limitations are not exceeded. BB&T is considered well-capitalized and well-managed under the Federal Reserve's Regulation Y, and the transaction does not exceed the other limitations.

  The Georgia Department of Banking and Finance also must approve the merger under the bank holding company act provisions of the Official Code of Georgia, which permit an out-of-state bank holding company to acquire a bank having banking offices in Georgia. In evaluating the transaction, the Department will consider the effect of the transaction upon competition, the convenience and needs of the communities to be served, the financial history of the acquiring holding company and the bank to be acquired, the condition of the acquiring holding company and the bank to be acquired including capital, management and earnings prospects, the existence of insider transactions, the adequacy of disclosure of the terms of the acquisition and the equitable treatment of the minority shareholders of the bank to be acquired.

  BB&T also is required to provide notice to the Virginia Bureau of Financial Institutions under the bank holding company act provisions of the Virginia Code, which permit an out-of-state bank holding company that controls a Virginia bank, such as BB&T, to acquire a bank outside of Virginia, such as Hardwick Bank & Trust Company and First National Bank of Northwest Georgia, if the Bureau approves the transaction. The Bureau is required to approve the transaction if it determines that the transaction would not be detrimental to the safety and soundness of the Virginia bank.

  All of the required applications and notices for the merger were submitted to the appropriate regulatory agencies, and BB&T received the approval of the Federal Reserve Bank of Richmond on February 24, 2000, the Georgia Department of Banking and Finance on , 2000 [to be updated] and the Virginia Bureau of Financial Institutions on February 10, 2000. There can be no assurance, however, that the U.S. Department of Justice or a state attorney general will not challenge the merger (or the subsidiary bank mergers discussed below) or, if such a challenge is made, as to the results thereof.

 The Subsidiary Bank Mergers

  Although not required by the terms of the merger agreement or the plan of merger and not a condition to the merger, BB&T expects to effect the mergers of Hardwick's banking subsidiaries into BB&T-NC during the first quarter of 2001. The subsidiary bank mergers are each subject to approval of the Federal Deposit Insurance Corporation under the Bank Merger Act. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Further, the FDIC may not approve any subsidiary bank merger if it would result in a monopoly, if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the effect of the subsidiary bank merger in any section of the country may be to substantially lessen competition or to tend to create a monopoly or if it would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the subsidiary bank merger are clearly outweighed in the public interest by the probable effect of such merger in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institutions under the Community Reinvestment Act of 1977 in meeting the credit needs of the community, including low- and moderate-income neighborhoods, served by the institutions. Applicable regulations also require publication of notice of the applications for approval of the subsidiary bank mergers and an opportunity for the public to comment on the applications in writing and to request a hearing.

  The North Carolina Commissioner of Banks also must approve the subsidiary bank mergers under the bank merger act provisions of the North Carolina General Statutes. In its review of the subsidiary bank mergers, the N.C. Commissioner is required to consider whether the interests of the depositors, creditors and shareholders of each institution are protected, whether the merger is in the public interest and whether the merger is for legitimate purposes.

  BB&T-NC also is required under Georgia law to provide prior notice to, and to obtain prior approval from, the Georgia Department of Banking and Finance before consummating the subsidiary bank mergers.

Material Federal Income Tax Consequences of the Merger

  The following is a summary description of the material anticipated federal income tax consequences of the merger generally applicable to the shareholders of Hardwick and to BB&T and Hardwick. This summary is not intended to be a complete description of all of the federal income tax consequences of the merger. No information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to certain specific categories of shareholders, including but not limited to persons who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger) or are subject to the "golden parachute" provisions of the Internal Revenue Code (to the extent that tax affects the tax consequences of the merger); persons who acquired Hardwick common stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a "straddle" or "conversion transaction." No ruling has been or will be requested from the IRS with respect to the tax effects of the merger. The federal income tax laws are complex, and a shareholder's individual circumstances may affect the tax consequences to the shareholder. Consequently, each Hardwick shareholder is urged to consult his or her own tax advisor regarding the tax consequences, including the applicable United States federal, state, local, and foreign tax consequences, of the merger to him or her.

  In the opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T:
(a) the merger will constitute a reorganization under Section 368 of the Internal Revenue Code; (b) no gain or loss will be recognized by BB&T or Hardwick by reason of the merger; (c) the shareholders of Hardwick will recognize no gain or loss for federal income tax purposes to the extent BB&T common stock is received in the merger in exchange for Hardwick common stock;
(d) a shareholder of Hardwick who receives cash instead of a fractional share of BB&T common stock will recognize gain or loss as if the shareholder received the fractional share and it was then redeemed for cash in an amount equal to the amount paid by BB&T in respect of the fractional share; (e) a shareholder of Hardwick who receives a cash payment pursuant to the exercise of dissenters' rights will generally recognize capital gain or loss in an amount equal to the difference between the amount received and his or her basis in the Hardwick stock surrendered and ordinary income on any interest received with respect to the stock; (f) the tax basis in the BB&T common stock received by a shareholder (including any fractional share interest deemed received) will be the same as the tax basis in the Hardwick common stock surrendered in exchange therefor; and (g) the holding period for BB&T common stock received (including any fractional share interest deemed received) in exchange for shares of Hardwick common stock will include the period during which the shareholder held the shares of Hardwick common stock surrendered in exchange, provided that the Hardwick common stock was held as a capital asset at the effective time.

  The completion of the merger is conditioned upon the receipt by BB&T and Hardwick of the legal opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T, dated as of the closing date, to the effect of items (a) and
(c) as described above. Neither party intends to waive this condition. If the tax opinion is not available and the Hardwick Board determines to proceed with the merger, Hardwick will resolicit its shareholders.

Accounting Treatment

  It is anticipated that the merger will be accounted for as a pooling-of-interests transaction under generally accepted accounting principles. Under this accounting method, holders of Hardwick common stock will be deemed to have combined their existing voting common stock interest with that of holders of BB&T common stock by exchanging their Hardwick shares for shares of BB&T common stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of Hardwick, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of BB&T, and no goodwill will be created. BB&T will be able to include in its consolidated income the consolidated income of Hardwick for the entire fiscal year in which the merger occurs; however, certain expenses incurred to effect the merger must be treated by BB&T as current charges against income rather than adjustments to its balance sheet. The unaudited pro forma financial information contained in this proxy statement/prospectus has been prepared using the pooling-of-interests method of accounting. If BB&T determines that the merger will not qualify for pooling-of-interests accounting treatment, it may, in its discretion, terminate the transaction.

The Option Agreement

 General

  As a condition to BB&T entering into the merger agreement, Hardwick (as issuer) entered into an agreement with BB&T (as grantee), pursuant to which Hardwick granted an option to BB&T to purchase from Hardwick up to 835,000 shares of Hardwick common stock (subject to adjustment in certain circumstances) at a price of $26.00 per share (subject to adjustment under certain circumstances). The purchase of any shares of Hardwick common stock pursuant to the option is subject to compliance with applicable law, including the receipt of necessary approvals under the Bank Holding Company Act of 1956, and to BB&T's compliance with its covenants in the merger agreement.

  The option agreement is intended to increase the likelihood that the merger will be completed in accordance with the terms set forth in the merger agreement. Consequently, certain aspects of the option agreement may have the effect of discouraging persons who, before the effective time, might be interested in acquiring all of or a significant interest in Hardwick from considering or proposing such an acquisition, even if they were prepared to offer to pay consideration to shareholders of Hardwick with a higher current market price than the BB&T common stock to be received for Hardwick common stock pursuant to the merger agreement.

  The option agreement is filed as an exhibit to the registration statement, of which this proxy statement/ prospectus is a part, and the following discussion is qualified in its entirety by reference to the option agreement. See "Where You Can Find More Information" on page .

 Exercisability

  If BB&T is not in material breach of the option agreement or its covenants and agreements contained in the merger agreement and if no injunction or other court order against delivery of the shares covered by the option is in effect, BB&T may generally exercise the option, in whole or in part, at any time and from time to time prior to its termination, as described below, following the happening of either of the following events (each a " Purchase Event":

  . without BB&T's prior consent, Hardwick authorizes, recommends, publicly proposes (or publicly announces an intention to authorize, recommend or propose) or enters into an agreement with any third party to effect any of the following (each an "Acquisition Transaction"): (a) a merger, consolidation or similar transaction involving Hardwick or any of its significant subsidiaries, (b) the sale, lease, exchange or other disposition of 15% or more of the consolidated assets or deposits of Hardwick and its subsidiaries or (c) the issuance, sale or other disposition of securities representing 15% or more of the voting power of Hardwick or any of its significant subsidiaries; or

  . any third party or group of third parties acquires or has the right to acquire beneficial ownership of securities representing 15% or more of the outstanding shares of Hardwick common stock.

  The obligation of Hardwick to issue shares of Hardwick common stock upon exercise of the option will be deferred (but will not terminate) (a) until the receipt of all required governmental or regulatory approvals or consents, or until the expiration or termination of any waiting period required by law, or
(b) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect that prohibits the sale or delivery of the shares.

 Termination

  The option will terminate upon the earliest to occur of the following events: (a) the effective time; (b) the termination of the merger agreement prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as defined below) (other than a termination by BB&T based on either a material breach by Hardwick of a covenant or agreement in the merger agreement or an inaccuracy in Hardwick's representations or warranties in the merger agreement of a nature entitling BB&T to terminate (a "Default Termination");
(c) 12 months after a Default Termination; (d) 12 months after termination of the merger agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; or (e) 12 months after a termination of the merger agreement based on the failure of the shareholders of Hardwick to approve the merger agreement and the plan of merger.

  A "Preliminary Purchase Event" is defined as either of the following:

  . the commencement by any third party of a tender or exchange offer such that it would thereafter own 15% or more of the outstanding shares of Hardwick common stock or the filing of a registration statement with respect to such an offer, or

  . the failure of the shareholders of Hardwick to approve the merger agreement, the failure of the meeting to have been held, the cancellation of the meeting prior to the termination of the merger agreement or the Hardwick Board having withdrawn or modified in any manner adverse to BB&T its recommendations with respect to the merger agreement, in any case after a third party: (a) proposes to engage in an Acquisition Transaction, (b) commences a tender offer or files a registration statement under the Securities Act with respect to an exchange offer such that it would thereafter own 15% or more of the outstanding shares of Hardwick common stock or (c) files an application or notice under federal or state statutes relating to the regulation of financial institutions or their holding companies to engage in an Acquisition Transaction.

  To the knowledge of BB&T and Hardwick, no Purchase Event or Preliminary Purchase Event has occurred as of the date of this proxy statement/prospectus.

 Adjustments

  The option agreement provides for certain adjustments in the option in the event of any change in Hardwick common stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or in the event of the issuance of any additional shares of Hardwick common stock before termination of the option.

 Repurchase Rights

  At the request of the holder of the option any time during the 12 months after the first occurrence of a Repurchase Event (as defined below), Hardwick must, if the option has not terminated, and subject to any required regulatory approval, repurchase from the holder (a) the option and (b) all shares of Hardwick common stock purchased by the holder pursuant to the option with respect to which the holder then has beneficial ownership. The repurchase will be at an aggregate price equal to the sum of:

  . the aggregate purchase price paid by the holder for any shares of Hardwick common stock acquired pursuant to the option with respect to which the holder then has beneficial ownership, plus

  . the excess, if any, of (a) the Applicable Price (as defined in the option agreement) for each share of Hardwick common stock over the purchase price, multiplied by (b) the number of shares of Hardwick common stock with respect to which the option has not been exercised, plus

  . the product of (a) the excess, if any, of the Applicable Price over the purchase price paid (or payable in the case of the exercise of the option for which the closing date has not occurred) by the holder for each share of Hardwick common stock with respect to which the option has been exercised and with respect to which the holder then has beneficial ownership (or the right to beneficial ownership if the option is exercised but the closing date has not occurred) multiplied by (b) the number of such shares.

  A "Repurchase Event" occurs if: (a) any third party acquires actual ownership or control of, or any " group" (as such term is defined under the Securities Exchange Act) is formed that has acquired actual ownership or control of, 50% or more of the then outstanding shares of Hardwick common stock, or (b) any of the merger or other business combination transactions set forth in the paragraph below describing substitute options is completed.

 Substitute Options

  If, before the termination of the option agreement, Hardwick enters into an agreement:

  . to consolidate with or merge into any third party and Hardwick will not be the continuing or surviving corporation of the consolidation or merger;

  . to permit any third party to merge into Hardwick with Hardwick as the continuing or surviving corporation, but, in connection therewith, the then outstanding shares of Hardwick common stock are changed into or exchanged for stock or other securities of Hardwick or any other person or cash or any other property, or the outstanding shares of Hardwick common stock after the merger represent less than 50% of the outstanding shares and share equivalents of the merged company;

  . to permit any third party to acquire all of the outstanding shares of Hardwick common stock pursuant to a statutory share exchange; or

  . to sell or otherwise transfer all or substantially all of its assets or deposits to any third party,

then the agreement must provide that the option will be converted or exchanged for an option to purchase shares of common stock of, at the holder's option, either (x) the continuing or surviving corporation of a merger or consolidation or the transferee of all or substantially all of Hardwick's assets or (y) any person controlling the continuing or surviving corporation or transferee. The number of shares subject to the substitute option and the exercise price per share will be determined in accordance with a formula in the option agreement. To the extent possible, the substitute option will contain terms and conditions that are the same as those in the option agreement.

 Registration Rights

  The option agreement grants to BB&T and any permitted transferee of the option certain rights to require Hardwick to prepare and file a registration statement under the Securities Act if registration is necessary in order to permit the sale or other disposition of any or all shares of Hardwick common stock or other securities that have been acquired by or are issuable upon exercise of the option.

Effect on Employees and Employee Benefit Plans

 Employees

  Each employee of Hardwick or a Hardwick subsidiary at the effective time who becomes an employee of BB&T or a BB&T subsidiary (a "BB&T employer") immediately following the effective time (a "transferred employee") will be eligible to participate in BB&T's 401(k) plan (subject to compliance with eligibility requirements and to BB&T's right to terminate such plan), commencing on a date determined by BB&T no later than the first day of the month following the month in which the last of Hardwick's bank subsidiaries is merged into BB&T or one of its subsidiaries. Until the date determined by BB&T, BB&T will continue in effect Hardwick's 401(k) plan for the benefit of participating employees. For purposes of administering BB&T's 401(k) plan, service by a transferred employee with Hardwick and the Hardwick subsidiaries will be deemed to be service with BB&T or its subsidiaries for participation and vesting purposes, but not for purposes of benefit accrual.

  Each transferred employee will be eligible to participate in the group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the BB&T employer (subject to the eligibility requirements and other terms of the plans and programs and to the right of the BB&T employer to terminate the plans and programs) commencing, with respect to each such plan or program, on a date determined by BB&T no later than the first day of the month following the month in which the last of Hardwick's bank subsidiaries is merged into BB&T or one of its subsidiaries. Until that date, the BB&T employer will continue in effect for the benefit of the transferred employees those welfare benefit plans and programs of Hardwick that it determines, in its sole discretion, provide benefits of the same type or class as a corresponding plan or program maintained by the BB&T employer. For purposes of administering each such plan or program, service with Hardwick will be deemed to be service with the BB&T employer for the purpose of determining eligibility to participate and vesting (if applicable) in such welfare plans and programs, but not for the purpose of computing benefits, if any, determined in whole or in part with reference to service.

  Each transferred employee who is terminated after the effective time (excluding any employee who has an existing employment or special termination agreement that was disclosed to BB&T as of the date of the merger agreement) will be entitled to severance pay in accordance with BB&T's general severance policy if and to the extent such employee is entitled to severance pay under the policy. An employee's service with Hardwick or a Hardwick subsidiary will be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

  BB&T has agreed to honor all employment agreements, severance agreements and deferred compensation agreements that Hardwick and its subsidiaries have with their current and former employees and directors and which have been disclosed to BB&T, except to the extent any such agreements are superseded or terminated at or after the effective time. Except for the agreements described in the preceding sentence, all employee benefit plans of Hardwick and its subsidiaries will be either terminated or, in the sole discretion of BB&T, merged into comparable BB&T plans, effective as determined in the sole discretion of BB&T.

Restrictions on Resales by Affiliateson

  All shares of BB&T common stock issuable in the merger will be registered under the Securities Act and will be freely transferable, except that any shares received by "persons" who are deemed to be "affiliates" (as these terms are defined under the Securities Act) of Hardwick at the effective time may be resold by them (a) only in transactions registered under the Securities Act or permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted by the Securities Act and (b) following the publication of financial results of at least 30 days of post-merger combined operations of BB&T and Hardwick (as required by the SEC's Accounting Series Release Nos. 130 and 135). Persons who may be deemed affiliates of Hardwick generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with Hardwick and include directors and certain executive officers of Hardwick. The restrictions on resales by an affiliate extend also to related parties of the affiliate, including parties related by marriage who live in the same home as the affiliate.

  The merger agreement requires Hardwick to use its best efforts to cause each of its affiliates to deliver to BB&T a written agreement to the effect generally that he or she will not offer or otherwise dispose of any shares of BB&T common stock issued to that person in the merger, except in compliance with (a) the Securities Act and the related rules and regulations and (b) the requirements of the accounting releases described above.

                            INFORMATION ABOUT BB&T

General

  BB&T is a multi-bank holding company headquartered in Winston-Salem, North Carolina. BB&T conducts operations in North Carolina, South Carolina, Virginia, Maryland, Washington D.C., Georgia, West Virginia and Kentucky primarily through its commercial banking and thrift subsidiaries and, to a lesser extent, through its other subsidiaries. Substantially all of BB&T's loans are to businesses and individuals in the Carolinas, Virginia, Maryland, Washington D.C., Georgia, West Virginia and Kentucky. BB&T's principal commercial bank subsidiaries are BB&T-NC, Branch Banking and Trust Company of South Carolina ("BB&T-SC") and Branch Banking and Trust Company of Virginia ("BB&T-VA"), excluding bank subsidiaries of recently acquired bank holding companies that are expected to be merged into BB&T-NC during 2000. The principal assets of BB&T are all of the issued and outstanding shares of common stock of BB&T-NC, BB&T Financial Corporation of South Carolina, Greenville, South Carolina (which in turn owns all of the issued and outstanding shares of BB&T-SC), BB&T Financial Corporation of Virginia (which in turn owns all of the issued and outstanding shares of BB&T-VA) and Scott and Stringfellow, Inc.

Operating Subsidiaries

  BB&T-NC, BB&T's largest subsidiary, is the oldest bank in North Carolina and currently operates through 339 banking offices throughout North Carolina and 57 offices in metropolitan Washington, D.C. and Maryland. [to be updated] BB&T-NC provides a wide range of banking and trust services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies and local governments and individuals. BB&T Leasing Corporation, a wholly owned subsidiary of BB&T-NC located in Charlotte, North Carolina, offers lease financing to commercial businesses and municipal governments. BB&T Investment Services, Inc., a wholly owned subsidiary of BB&T-NC located in Charlotte, North Carolina, offers customers investment alternatives, including discount brokerage services, fixed-rate and variable-rate annuities, mutual funds, and government and municipal bonds. Other subsidiaries of BB&T-NC include Raleigh, North Carolina-based BB&T Insurance Services, Inc., which offers life, property and casualty and title insurance on an agency basis, and Prime Rate Premium Finance Corporation, Inc., which provides insurance premium financing and services to customers in Virginia and the Carolinas.

  BB&T-SC serves South Carolina through 88 banking offices. BB&T-SC provides a wide range of banking and trust services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies, local governments and individuals.

  BB&T-VA offers a full range of commercial and retail banking services through 104 banking offices throughout Virginia.

  Scott & Stringfellow, Inc., acquired on March 26, 1999, provides services in retail brokerage, institutional equity and debt underwriting, investment advice, corporate finance, equity trading and equity research and, on May 5, 1999, was merged with another subsidiary of BB&T, Craigie Incorporated, which specialized in the origination, trading and distribution of fixed income securities and equity products in both the public and private capital markets.

  Regional Acceptance Corporation specializes in indirect financing for consumer purchases of mid-model and late-model used automobiles. BB&T Factors Corporation buys and manages account receivables primarily in the furniture, textile and home furnishings-related industries. W.E. Stanley & Company, Inc. is primarily engaged in actuarial and employee group, health and welfare benefit plan consulting, plan administration, and the design, communication and administration of all types of corporate retirement plans. Sheffield Financial Corp. specializes in loans to small commercial lawn care businesses across the country. BB&T Bankcard Corporation is a special purpose credit card bank.

Acquisitions

  BB&T's profitability and market share have been enhanced through internal growth and acquisitions of both financial and nonfinancial institutions during recent years. BB&T's most recent acquisitions include the following:

  On July 9, 1999, BB&T acquired First Citizens Corporation in a tax-free transaction accounted for as a pooling of interests. First Citizens operated 13 banking offices and one mortgage loan office in the south metropolitan Atlanta area. It is expected that First Citizens Bank and First Citizens Bank of Georgia, subsidiary banks of BB&T (as the successor to First Citizens), will be merged into BB&T-NC during the third quarter of 2000.

  On July 14, 1999, BB&T acquired Mason-Dixon Bancshares, Inc. in a tax-free transaction accounted for as a pooling of interests. Mason-Dixon's branch network included 23 banking offices, 12 consumer finance offices and three mortgage loan offices in Maryland and extends BB&T's presence in central Maryland. It is expected that Carroll County Bank and Trust Company and Bank of Maryland, subsidiary banks of BB&T (as the successor to Mason-Dixon), will be merged into BB&T-NC during the first quarter of 2000. [to be updated]

  On August 27, 1999, BB&T acquired Matewan Bancshares Inc. in a tax-free transaction. Through its banking subsidiaries, Matewan National Bank and Matewan FSB, Matewan operated 22 banking offices and one mortgage loan office in southwestern Virginia, southern West Virginia and eastern Kentucky. BB&T's acquisition of Matewan expands its franchise into southern West Virginia and eastern Kentucky. It is expected that Matewan National Bank and Matewan FSB, subsidiary banks of BB&T (as the successor to Matewan), will be merged into BB&T-NC or BB&T-VA during the second quarter of 2000. [to be updated]

  On November 19, 1999, BB&T acquired First Liberty Financial Corp. in a tax-free transaction accounted for as a pooling of interests. First Liberty operated 38 banking offices and 13 consumer finance offices in Georgia and Tennessee and its acquisition by BB&T expands BB&T's presence in Georgia. It is expected that First Liberty Bank, a subsidiary bank of BB&T (as the successor to First Liberty), will be merged into BB&T-NC during the second quarter of 2000. [to be updated]

  On December 15, 1999, BB&T announced that it had agreed to acquire First Banking Company of Southeast Georgia in a transaction to be accounted for as a pooling of interests. In the transaction, valued at $124.2 million based on BB&T's closing price on December 14, First Banking Company shareholders would receive 0.74 of a share of BB&T common stock for each share of First Banking Company common stock. Through its banking subsidiaries, First Banking Company operates 12 banking offices in southeast Georgia. The acquisition of First Banking Company, expected to close in the second quarter of 2000, would expand BB&T's presence into southeast Georgia, including specifically the Savannah area.

  On January 13, 2000, BB&T acquired Premier Bancshares Inc. ("Premier") in a tax-free transaction accounted for as a pooling of interests. Through its banking subsidiaries, Premier operated 32 banking offices in Atlanta and North Georgia and, though Premier Lending, 10 mortgage banking offices. The acquisition of Premier expands BB&T's presence in the metropolitan Atlanta market. It is expected that Premier Bank, a subsidiary bank of BB&T (as the successor to Premier), will be merged into BB&T-NC during the third quarter of 2000.

  On February 7, 2000, BB&T announced that it had agreed to acquire One Valley Bancorp, Inc. in a transaction to be accounted for as a pooling of interests. In the transaction, valued at $1.2 billion based on BB&T closing price on February 4, One Valley shareholders would receive 1.28 shares of BB&T common stock for each share of One Valley common stock. Through its nine banking subsidiaries, One Valley operates 123 banking offices, 76 in West Virginia and 47 in central Virginia. The acquisition of One Valley, expected to close in the third quarter of 2000, would give BB&T the highest market share in West Virginia.

  BB&T expects to continue to take advantage of the consolidation of the financial services industry by developing its franchise through the acquisition of financial institutions. Such acquisitions may entail the payment by BB&T of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of BB&T capital stock or the incurring of additional indebtedness by BB&T, and could have a dilutive effect on the per share earnings or book value of BB&T common stock. Moreover, acquisitions sometimes result in significant front-end charges against earnings, although cost savings, especially incident to in-market acquisitions, are frequently anticipated.

Capital

  The Federal Reserve has established a minimum requirement for a bank holding company's ratio of capital to risk-weighted assets (including on-balance sheet activities and certain off-balance sheet activities, such as standby letters of credit) of 8%. At least half of a bank holding company's total capital is required to be composed of common equity, retained earnings, and qualifying perpetual preferred stock, less certain intangibles. This is called Tier 1 capital. The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of the loan loss allowance. This is called Tier 2 capital. Tier 1 capital and Tier 2 capital combined are referred to as total capital. At March
31, 2000, BB&T's Tier 1 and total capital ratios were    % and     %,
respectively. Since January 1, 1998, the Federal Reserve has required bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained pursuant to these provisions may consist of new "Tier 3 capital" consisting of forms of short term subordinated debt. In addition, the Federal Reserve has issued a policy statement, pursuant to which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required to hold additional capital.

  The Federal Reserve also has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets equal to 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating. Bank holding companies that do not meet the specified criteria generally are required to maintain a leverage ratio of from at least 100 to 200 basis points above the stated minimum. BB&T's leverage
ratio at March 31, 2000 was     %. Bank holding companies experiencing
internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, these capital requirements indicate that the Federal Reserve will continue to consider a "tangible Tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity.

  The FDIC has adopted minimum risk-based and leverage ratio regulations to which BB&T's state bank subsidiaries are subject that are substantially similar to those requirements established by the Federal Reserve. The Office of the Comptroller of the Currency also has similar regulations that would apply to BB&T's national bank subsidiaries. Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership. The capital ratios of each of BB&T's bank subsidiaries exceeded all minimum regulatory capital requirements as of March 31, 2000.

Deposit Insurance Assessments

  The deposits of each of BB&T's bank subsidiaries are insured by the FDIC up to the limits required by law. A majority of the deposits of the banks are subject to the deposit insurance assessments of the Bank Insurance Fund of the FDIC. However, approximately 34% of the deposits of BB&T-NC and BB&T-SC and a portion of the deposits of BB&T-VA (related to the banks' acquisition of various savings associations) are subject to assessments imposed by the Savings Association Insurance Fund of the FDIC.

  For the semi-annual period beginning December 30, 1999, the effective rate of assessments imposed on all FDIC deposits for deposit insurance ranges from 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors. However, because legislation enacted in 1996 requires that both SAIF-insured and BIF-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation, the FDIC is currently assessing both BIF-insured deposits and SAIF-insured deposits an additional 2.120 basis points per $100 of deposits on an annualized basis to cover those obligations.

  Additional information about BB&T can be found in BB&T's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, and Current Reports on Form 8-
K dated January 12, 2000, February 7, 2000, February 9, 2000 and April   ,
2000 [to be updated], all of which are incorporated by reference in this proxy
statement/prospectus. See "Where You Can Find More Information" on page   .

                          INFORMATION ABOUT HARDWICK

General

  Hardwick is a bank holding company headquartered in Dalton, Georgia. Hardwick conducts full service banking and trust operations primarily in northwest Georgia, including Whitfield, Gordon, Bartow and the surrounding counties, through its banking subsidiaries, Hardwick Bank & Trust and First National Bank of Northwest Georgia. First National Bank of Northwest Georgia operates under the trade names "Calhoun First National Bank" in Gordon County and "Peoples First National Bank" in Bartow County. Through its banking subsidiaries, Hardwick provides customary types of banking services such as checking accounts, savings accounts, time deposits, safe deposit facilities and fund transfers, finances commercial transactions, makes secured and unsecured loans to individuals and provides other trust and financial services.

                       DESCRIPTION OF BB&T CAPITAL STOCK

General

  The authorized capital stock of BB&T consists of 500,000,000 shares of BB&T common stock, par value $5.00 per share and 5,000,000 shares of preferred
stock, par value $5.00 per share. As of April   , 2000, there were
shares of BB&T common stock issued and outstanding. There were no shares of BB&T preferred stock issued and outstanding as of such date, although 2,000,000 shares of BB&T preferred stock have been designated as Series B Junior Participating Preferred Stock and are reserved for issuance in connection with BB&T's shareholder rights plan. See "--Shareholder Rights
Plan" on page   . Based on the number of shares of Hardwick common stock
outstanding at the record date (and assuming that the average closing price per share of BB&T common stock over the five-day pricing period is equal to the closing price of BB&T common stock on the record date), it is estimated
that approximately               shares of BB&T common stock would be issued
in the merger.

BB&T Common Stock

  Each share of BB&T common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of BB&T common stock are entitled to receive dividends when, as, and if declared by the BB&T Board out of funds legally available therefor and, upon liquidation, to receive pro rata all assets, if any, of BB&T available for distribution after the payment of necessary expenses and all prior claims. Holders of BB&T common stock have no preemptive rights to subscribe for any additional securities of any class that BB&T may issue, nor any conversion, redemption or sinking fund rights. Holders of BB&T common stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of BB&T common stock are subject to any preferences that the BB&T Board may set for any series of BB&T preferred stock that BB&T may issue in the future. The terms of the BB&T Junior Preferred Stock reserved for issuance in connection with BB&T's shareholder rights plan provide that the holders will have rights and privileges that are substantially identical to those of holders of BB&T common stock.

  The transfer agent and registrar for BB&T common stock is BB&T-NC. BB&T intends to apply for the listing on the NYSE, subject to official notice of issuance, of the shares of BB&T common stock to be issued in the merger.

BB&T Preferred Stock

  Under BB&T's articles of incorporation, BB&T may issue shares of BB&T preferred stock in one or more series as may be determined by the BB&T Board or a duly authorized committee. The BB&T Board or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any BB&T preferred stock issued may rank senior to BB&T common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of BB&T, or both. In addition, any shares of BB&T preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of BB&T preferred stock, or merely the existing authorization of the BB&T Board to issue shares of BB&T preferred stock, may tend to discourage or impede a merger or other change in control of BB&T. See "--Shareholder Rights
Plan" on page   .

Shareholder Rights Plan

  BB&T has adopted a shareholder rights plan that grants BB&T's shareholders the right to purchase securities or other property of BB&T upon the occurrence of certain triggering events involving a potentially hostile takeover of BB&T. Like other shareholder rights plans, BB&T's plan is intended to give the BB&T Board the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether it is in the best interests of BB&T and its shareholders and to encourage potential hostile acquirors to negotiate with the BB&T Board. BB&T's plan, also like other shareholder rights plans, could also have the unintended effect of discouraging a business combination that shareholders believe to be in their best interests.

  The terms of the rights are set forth in the Rights Agreement, dated as of December 17, 1996, between BB&T and BB&T-NC, as Rights Agent and are summarized below:

  On December 17, 1996, the BB&T Board declared a dividend of one right for each outstanding share of BB&T common stock, payable to shareholders of record at the close of business on January 17, 1997. One right has also been distributed, and will also be distributed in the future, for each share of BB&T common stock issued between January 17, 1997 and the occurrence of a "distribution date," as described in the next paragraph. Each right entitles the holder to purchase from BB&T 1/100th of a share of BB&T Junior Preferred Stock (which is substantially equivalent to one share of BB&T common stock) at a price of $145.00, subject to anti-dilution adjustments, or, under certain circumstances, other securities or property.

  Initially, the rights are attached to all BB&T common stock certificates and are not exercisable until a distribution date occurs. A "distribution date" will occur, and the rights will separate from shares of BB&T common stock and become exercisable, upon the earliest of (a) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of BB&T common stock, (b) 10 business days following the commencement of a tender offer or exchange offer (or the offeror's receipt of regulatory or shareholder approval of a tender offer or exchange offer) that would, if completed, result in a person or group beneficially owning 20% or more of such outstanding shares of BB&T common stock or (c) 10 business days after the BB&T Board declares any person to be an "adverse person," as described in the next paragraph.

  The BB&T Board will declare a person to be an adverse person upon its determinations (a) that the person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of the outstanding shares of BB&T common stock (provided that any such determination will not be effective until such person has in fact become the beneficial owner of 10% or more of the outstanding shares of BB&T common stock) and (b) following consultation with such persons as the BB&T Board deems appropriate, that (1) the beneficial ownership by the person is intended to cause, is reasonably likely to cause or will cause BB&T to repurchase the BB&T common stock beneficially owned by the person or to cause pressure on BB&T to take action or enter into a transaction or series of transactions intended to provide the person with short-term financial gain under circumstances where the BB&T Board determines that the best long-term interests of BB&T and its shareholders would not be served by taking the action or entering into such transactions or series of transactions at that time or (2) the beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of BB&T's ability to maintain its competitive position) on the business or prospects of BB&T or (3) the beneficial ownership otherwise is determined to be not in the best interests of BB&T and its shareholders, employees, customers and communities in which BB&T and its subsidiaries do business.

  As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of BB&T common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. Except for certain issuances in connection with outstanding options and convertible securities and as otherwise determined by the BB&T Board, only shares of BB&T common stock issued before the distribution date will be issued with rights.

  It is expected that as long as the rights are exercisable only for 1/100th of a share of BB&T Junior Preferred Stock at an exercise price of $145.00, BB&T's shareholders would not find it economic to exercise the rights. However, under the circumstances described below, the rights may be exercised for an amount of BB&T common stock or other property (including BB&T Junior Preferred Stock) having a value equal to two times the exercise price. The Rights Agreement provides that if the BB&T Board determines that a person is an adverse person or, at any time following the distribution date, a person becomes the beneficial owner of 25% or more of the then outstanding shares of BB&T common stock, a holder of a right will thereafter have the right to receive at the time specified in the Rights Agreement, in lieu of 1/100th of a share of BB&T Junior Preferred Stock, (a) upon exercise and payment of the exercise price, BB&T common stock (or, in certain circumstances, cash, property or other securities of BB&T) having a value equal to two times the exercise price of the right or (b) at the discretion of the BB&T Board, upon exercise and without payment of the exercise price, BB&T common stock (or, in certain circumstances, cash, property or other securities of BB&T) having a value equal to the difference between the exercise price of the right and the value of the consideration that would be payable under clause (a). Following any of the events set forth in this paragraph, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any acquiring person or adverse person will be null and void. Rights will not become exercisable, however, until such time as they are no longer redeemable by BB&T as set forth below.

  For example, at an exercise price of $145.00 per right, each right not owned by an acquiring person or an adverse person (or by certain related parties) following a triggering event described in the preceding paragraph would entitle its holder to purchase $290.00 worth of BB&T common stock (or cash, securities or other property, as noted above) for $145.00. Assuming that the BB&T common stock was determined as provided in the Rights Agreement to have a value of $29.00 at such time the holder of each valid right would be entitled to purchase 10 shares of BB&T common stock for $145.00. Alternatively, at the discretion of the BB&T Board, each right following an event set forth in the preceding paragraph, without payment of the exercise price, would entitle its holder to five shares of BB&T common stock (or cash, securities or other property, as noted above).

  In addition, if, at any time following the date on which there has been a public announcement that an acquiring person has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of BB&T common stock, (a) BB&T is acquired in a merger, statutory share exchange or other business combination transaction in which BB&T is not the surviving corporation or (b) 50% or more of BB&T's assets or earning power is sold or transferred, a holder of a right (except rights that previously have been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

  The purchase price payable, and the number of shares of BB&T Junior Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution if certain events occur.

  The rights expire at the close of business on December 31, 2006, subject to extension by the BB&T Board, or unless earlier redeemed by BB&T as described below.

  In general, BB&T may redeem the rights in whole, but not in part, at a price of $0.01 per right at any time until 10 business days following the public announcement that an acquiring person has become such or, if earlier, the effective date of any declaration by the BB&T Board that any person is an adverse person. After the redemption period has expired, BB&T's right of redemption may be reinstated if an acquiring person or adverse person reduces his or her beneficial ownership to less than 10% of the outstanding shares of BB&T common stock in a transaction or series of transactions not involving BB&T and if there are no other acquiring persons or adverse persons.

  Until a right is exercised, the holder will have no rights as a shareholder of BB&T, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to BB&T, shareholders may, depending upon the circumstances, recognize taxable income if the rights become exercisable for stock (or other consideration) of BB&T or for common stock of the acquiring company.

  Other than those provisions relating to the principal economic terms of the rights, any of the provisions of the Rights Agreement may be amended by the BB&T Board before the distribution date. After the distribution date, the provisions of the Rights Agreement may be amended by the BB&T Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person or adverse person) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption may be made when the rights are not redeemable.

  The Rights Agreement is filed as an exhibit to a registration statement on Form 8-A dated January 10, 1997 that has been filed by BB&T with the SEC. This registration statement and the Rights Agreement are incorporated by reference in this proxy statement/prospectus, and reference is made to them for the complete terms of the Rights Agreement and the rights. The foregoing discussion is qualified in its entirety by reference to the Rights Agreement.
See "Where You Can Find More Information" on page   .

Other Anti-Takeover Provisions

  Provisions of the North Carolina Business Corporation Act and BB&T's articles of incorporation and bylaws described below may be deemed to have an anti-takeover effect and, together with the ability of the BB&T Board to issue shares of BB&T preferred stock and to set the voting rights, preferences and other terms thereof, may delay or prevent takeover attempts not first approved by the BB&T Board. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by shareholders. BB&T believes that these provisions are appropriate to protect the interests of BB&T and its shareholders.

 Control Share Acquisition Act

  The Control Share Acquisition Act of the NCBCA may make an unsolicited attempt to gain control of BB&T more difficult by restricting the right of certain shareholders to vote newly acquired large blocks of stock. For a description of this statute, see "Comparison of Shareholders' Rights--Anti-
takeover Statutes" on page   .

 Provisions Regarding the BB&T Board

  BB&T's articles of incorporation and bylaws separate the BB&T Board into classes and permit the removal of directors only for cause. This could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of BB&T. For a description of such provisions, see
"Comparison of Shareholders' Rights--Directors" on page   .

 Meeting of Shareholders; Shareholders' Nominations and Proposals

  Under BB&T's bylaws, meetings of the shareholders may be called only by the Chief Executive Officer, President, Secretary or the BB&T Board. Shareholders of BB&T may not request that a special meeting of shareholders be called. This provision could delay until the next annual shareholders' meeting shareholder actions that are favored by the holders of a majority of the outstanding voting securities of BB&T.

  The procedures governing the submission of nominations for directors and other proposals by shareholders may also have a deterrent effect on shareholder actions designed to result in change of control in BB&T. See "Comparison of Shareholders' Rights--Shareholder Nominations and Shareholder
Proposals" on page   .

                      COMPARISON OF SHAREHOLDERS' RIGHTS

  At the effective time, holders of Hardwick common stock will become shareholders of BB&T. The following is a summary of material differences between the rights of holders of BB&T common stock and holders of Hardwick common stock. Since BB&T is organized under the laws of the State of North Carolina and Hardwick is organized under the laws of the State of Georgia, differences in the rights of holders of BB&T common stock and those of holders of Hardwick common stock arise from differing provisions of the NCBCA and the GBCC in addition to differing provisions of their respective articles of incorporation and bylaws.

  The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of BB&T common stock and holders of Hardwick common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the NCBCA and the GBCC and the governing corporate instruments of BB&T and Hardwick, to which the shareholders of Hardwick are referred.

Authorized Capital Stock

 BB&T

  BB&T's authorized capital stock consists of 500,000,000 shares of BB&T common stock and 5,000,000 shares of BB&T preferred stock. BB&T's articles of incorporation authorize the BB&T Board to issue shares of BB&T preferred stock in one or more series and to fix the designation, powers, preferences, and
rights of the shares of BB&T preferred stock in each series. As of April   ,
2000, there were           shares of BB&T common stock outstanding. No shares
of BB&T preferred stock were issued and outstanding as of that date, although 2,000,000 shares of BB&T preferred stock have been designated as BB&T Junior Preferred Stock and are reserved for issuance in connection with BB&T's shareholder rights plan. See "Description of BB&T Capital Stock--Shareholder
Rights Plan" on page   .

 Hardwick

  Hardwick's authorized capital stock consists of 10,000,000 shares of
Hardwick common stock, par value $.50 per share. As of April   , 2000, there
were [4,211,496] shares of Hardwick common stock outstanding.

Special Meetings of Shareholders

 BB&T

  Special meetings of the shareholders of BB&T may be called at any time by BB&T's Chief Executive Officer, President or Secretary or by the BB&T Board.

 Hardwick

Special meetings of the shareholders of Hardwick may be called at any time by the Hardwick Board or upon the request of shareholders owning at least 25% of the shares entitled to vote at such meeting.

Directors

 BB&T

  BB&T's articles of incorporation and bylaws provide for a board of directors having not less than three or more than 30 members as determined from time to time by vote of a majority of the members of the BB&T Board or by resolution of the shareholders of BB&T. Currently, the BB&T Board consists of 21 directors. The BB&T Board is divided into three classes, with directors serving staggered three-year terms. Under BB&T's articles of incorporation and bylaws, BB&T directors may be removed only for cause and only by the vote of a majority of the outstanding shares entitled to vote in the election of directors. Holders of BB&T common stock do not have cumulative voting rights in the election of directors.

 Hardwick

  Hardwick's bylaws provide for a board of directors having not less than five or more than 25 members as determined from time to time by the Hardwick Board. Currently, the Hardwick Board consists of 11 directors. Under Hardwick's bylaws, Hardwick directors may be removed with or without cause by a vote of a majority of the outstanding shares entitled to vote in the election of directors. Holders of Hardwick common stock do not have cumulative voting rights in the election of directors.

Dividends and Other Distributions

 BB&T

  The NCBCA prohibits a North Carolina corporation from making any distributions to shareholders, including the payment of cash dividends, that would render it insolvent or unable to meet its obligations as they become due in the ordinary course of business. BB&T is not subject to any other express regulatory restrictions on payments of dividends and other distributions. The ability of BB&T to pay distributions to the holders of BB&T common stock will depend, however, to a large extent upon the amount of dividends its bank subsidiaries, which are subject to restrictions imposed by regulatory authorities, pay to BB&T. In addition, the Federal Reserve could oppose a distribution by BB&T if it determined that such a distribution would harm BB&T's ability to support its bank subsidiaries. There can be no assurances that dividends will be paid in the future. The declaration, payment and amount of any such future dividends would depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the BB&T Board.

 Hardwick

  The GBCC, similar to the NCBCA, forbids any distribution which, after being given effect, would leave the corporation unable to pay its debts as they become due in the usual course of business. Additionally, the

GBCC provides that no distribution shall be made if, after giving it effect, the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy any preferential rights upon dissolution.

Shareholder Nominations and Shareholder Proposals

 BB&T

  BB&T's bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the BB&T Board or one of its committees, of candidates for election as directors. BB&T's bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the BB&T Board must submit the nomination in writing to the Secretary of BB&T at least 60 days before the one year anniversary of the most recent annual meeting of shareholders, together with biographical information about the candidate and the shareholder's name and shareholdings. Nominations not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting. In addition, a shareholder intending to make a proposal for consideration at a regularly scheduled annual meeting of shareholders that is not intended to be included in the proxy statement for such meeting must notify the Secretary of BB&T in writing at least 60 days before the one year anniversary of the most recent annual meeting of shareholders of the shareholder's intention. The notice must contain: (a) a brief description of the proposal, (b) the name and shareholdings of the shareholder submitting the proposal and (c) any material interest of the shareholder in the proposal.

  In accordance with SEC Rule 14a-8 under the Securities Exchange Act, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by BB&T at least 120 days before the anniversary of the date that the previous year's proxy statement was first mailed to shareholders. As provided in the SEC rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year's meeting, or for special meetings, the proposal must be submitted within a reasonable time before BB&T begins to print and mail its proxy materials.

 Hardwick

  Hardwick's articles of incorporation and bylaws do not establish procedures for shareholder proposals or directors' nominations.

Discharge of Duties; Exculpation and Indemnification

 BB&T

  The NCBCA requires that a director of a North Carolina corporation discharge his or her duties as a director (a) in good faith, (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (c) in a manner the director reasonably believes to be in the best interests of the corporation. The NCBCA expressly provides that a director facing a change of control situation is not subject to any different duties or a higher standard of care. BB&T's articles of incorporation provide that, to the fullest extent permitted by applicable law, no director of BB&T will have any personal liability for monetary damage for breach of a duty as a director. BB&T's bylaws require BB&T to indemnify its directors and officers, to the fullest extent permitted by applicable law, against liabilities arising out of his or her status as a director or officer, excluding any liability relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interests of BB&T.

 Hardwick

  The GBCC requires that a director discharge his or her duties as a director in a manner he or she believes in good faith to be in the best interest of the corporation; and with the care an ordinary prudent person in a like position would exercise under similar circumstances. Hardwick's bylaws authorize Hardwick to indemnify its directors and officers against liabilities arising out of such person's status as a director or officer if he or she acted in a manner he or she believed in good faith to be in or not opposed to the best interest of the corporation and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Mergers, Share Exchanges and Sales of Assets

 BB&T

  The NCBCA generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation otherwise than in the ordinary course of business must be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote. Approval of a merger by the shareholders of the surviving corporation is not required in certain instances, however, including (as in the case of the merger with Hardwick) a merger in which the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, does not exceed by more than 20% the number of voting shares outstanding immediately before the merger. BB&T is also subject to certain statutory anti-takeover provisions. See "--Anti-takeover Statutes" below.

 Hardwick

  The GBCC generally provides that approval of these transactions requires a recommendation by the board of directors to the shareholders and approval by the shareholders by a majority of all the votes entitled to be cast by all shares entitled to vote on the transaction.

Anti-takeover Statutes

 BB&T

  The North Carolina Control Share Acquisition Act applies to BB&T. This Act is designed to protect shareholders of publicly owned North Carolina corporations based within the state against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain types of shareholders. The Act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Act, the shares acquired that result in the crossing of any of these thresholds have no voting rights until they are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of shares in excess of the thresholds, any officer of the corporation and any employee of the corporation who is also a director of the corporation. If voting rights are conferred on the acquired shares, all shareholders of the corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any of the acquired shares.

  The North Carolina Shareholder Protection Act requires that certain business combinations with existing shareholders either be approved by a supermajority of the other shareholders or meet certain "fair price" requirements. BB&T has elected to opt out of the North Carolina Shareholder Protection Act, as permitted by that Act.

 Hardwick

  The GBCC contains certain provisions relating to "interested shareholders" and requiring compliance with certain "fair price" requirements in connection with business combinations. These provisions are not applicable to Hardwick since it has not elected to be subject to them.

Amendments to Articles of Incorporation and Bylaws

 BB&T

  The NCBCA provides generally that a North Carolina corporation's articles of incorporation may be amended only upon approval by a majority of the votes cast within each voting group entitled to vote. BB&T's articles of incorporation and bylaws impose a greater requirement, the affirmative vote of more than two-thirds of the outstanding shares entitled to vote, to approve an amendment that would amend, alter or repeal the provisions of the articles of incorporation or bylaws relating to classification and staggered terms of the BB&T Board, removal of directors or any requirement for a supermajority vote on such an amendment. The NCBCA provides that a North Carolina corporation's bylaws may be amended by its board of directors or its shareholders, except that, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise, the board of directors may not amend a bylaw approved by the shareholders. BB&T's articles of incorporation authorize the BB&T Board to amend BB&T's bylaws.

 Hardwick

  Hardwick's articles of incorporation may only be amended by its shareholders, except for certain limited amendments not affecting shareholders' rights generally which may be adopted by the Hardwick Board. Hardwick's bylaws may be amended by either the Hardwick Board or its shareholders, except that certain amendments adopted by the shareholders may only be amended by them.

Shareholders' Rights of Dissent and Appraisal

 BB&T

  The NCBCA provides that dissenters' rights are not available to the holders of shares of a corporation, such as BB&T, that are either listed on a national securities exchange or held by more than 2,000 record shareholders by reason of a merger, share exchange or sale or exchange of property unless (a) the articles of incorporation of the corporation that issued the shares provide otherwise or (b) in the case of a merger or share exchange, the holders of the shares are required to accept anything other than (1) cash, (2) shares in another corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders or (3) a combination of cash and such shares. BB&T's articles of incorporation do not authorize any special dissenters' rights.

 Hardwick

  The GBCC, like the NCBCA, does not allow a right to dissent to shareholders holding securities that are either listed on a national securities exchange or held by more than 2,000 shareholders unless those shareholders are required under the plan of merger or share exchange to accept shares in a company that is not either listed on a national securities exchange or held of record by more than 2,000 shareholders. Holders of Hardwick stock are entitled to appraisal rights in connection with the BB&T merger because Hardwick stock is neither held of record by more than 2,000 shareholders nor traded on any national securities exchange. See "The Merger--Rights of Dissenting
Shareholders" on page   .

  Under the GBCC (subject to certain exceptions, including the exception described in the preceding paragraph), any shareholder of a Georgia corporation who objects to a merger and who fully complies with all of the dissenters' provisions shall be entitled to demand and receive payment for all (but not less than all) of his or her shares if the proposed merger is consummated. A shareholder who objects to a merger and desires to receive payment of the "fair value" of his or her stock:

  . must file a written objection to the merger with the corporation either prior to the shareholders' meeting, or at the meeting but before the vote is taken, and the written objection must contain a statement that the shareholder intends to demand payment for his or her shares if the merger is approved;

  .  must either abstain from voting or vote against approval of the merger;
     and

  . must demand payment and deposit his or her certificate(s) in accordance with the terms of the dissenters' notice sent to the dissenting shareholder following approval of the merger.

  If all of the above conditions are satisfied in full, the resulting corporation is required to make a written offer within 10 days of receiving the payment demand, or within 10 days after the consummation of the merger, whichever is later, to each dissenting shareholder to purchase all of the shareholder's shares at a specific price. If the resulting corporation and any dissenting shareholder are unable to agree on the fair value of the shares within 60 days of the its receipt of the payment demand, the resulting corporation will commence a proceeding in the superior court of the county in which the resulting corporation has a registered office to determine the rights of the dissenting shareholder and the fair value of his or her shares. The court may appoint appraisers to receive evidence and to recommend a decision on fair value.

Liquidation Rights

 BB&T

  In the event of the liquidation, dissolution or winding-up of the affairs of BB&T, holders of outstanding shares of BB&T common stock are entitled to share, in proportion to their respective interests, in BB&T's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of BB&T.

  Because BB&T is a bank holding company, its rights, the rights of its creditors and of its shareholders, including the holders of the shares of any BB&T preferred stock that may be issued, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of (a) the subsidiary's creditors, except to the extent that BB&T may itself be a creditor with recognized claims against the subsidiary, and (b) any interests in the liquidation accounts established by savings associations or savings banks acquired by BB&T for the benefit of eligible account holders in connection with conversion of the savings associations from mutual to stock form.

 Hardwick

The rights of Hardwick's shareholders in the event of liquidation, dissolution or winding up of the affairs of Hardwick are substantially the same as those of BB&T's shareholders.

                                OTHER BUSINESS

  The Hardwick Board is not aware of any business to come before the meeting other than those matters described in this proxy statement/prospectus. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

                                 LEGAL MATTERS

  The validity of the shares of BB&T common stock offered by this proxy statement/prospectus will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, Washington, D.C., as counsel to BB&T. As of the date of this proxy statement/prospectus, certain members of Womble Carlyle Sandridge & Rice, PLLC owned an aggregate of approximately 54,000 shares of BB&T common stock.

                                    EXPERTS

  The consolidated financial statements of BB&T Corporation and its subsidiaries which are incorporated by reference in this proxy
statement/prospectus from BB&T's Current Report on Form 8-K dated April   ,
2000

[to be updated], which restates the consolidated financial statements that are incorporated by reference from BB&T's Annual Report on Form 10-K for the year ended December 31, 1999 to reflect the acquisition by BB&T of Premier Bancshares, Inc. on January 13, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of Hardwick Holding Company and its subsidiaries, which are incorporated by reference in this proxy statement/prospectus from Hardwick's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

  BB&T and Hardwick file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or certain other information that the companies file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information regarding BB&T should also be available for inspection at the offices of the NYSE.

  BB&T has filed the registration statement to register with the SEC the BB&T common stock to be issued to Hardwick shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of BB&T. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in BB&T's registration statement or the exhibits to the registration statement.

  The SEC allows Hardwick and BB&T to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

  This proxy statement/prospectus incorporates by reference the documents set forth below that Hardwick and BB&T have previously filed with the SEC. These documents contain important information about Hardwick and BB&T and their businesses.

BB&T SEC Filings (File No. 1-10853)

Annual Report on Form 10-K                For the fiscal year ended December 31, 1999*
Quarterly Reports on Form 10-Q            For the fiscal quarter ended March 31, 2000*
                                          Filed January 12, 2000, February 7, 2000,
Current Reports on Form 8-K               February 9, 2000 and April   , 2000
Registration Statement on Form 8-A        Filed September 4, 1991
Registration Statement on Form 8-A
 (concerning BB&T's shareholder rights
 plan)                                    Filed January 10, 1997

Hardwick SEC Filings (File No. 33-43386)

Annual Report on Form 10-K                For the fiscal year ended December 31, 1999*
Quarterly Reports on Form 10-Q            For the fiscal quarter ended March 31, 2000*
Current Reports on Form 8-K

*To be filed prior to the effective date of the registration statement.

  Hardwick and BB&T also incorporate by reference additional documents that may be filed with the SEC between the date of this proxy statement/prospectus and the completion of the merger or the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

  BB&T has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to BB&T, and Hardwick has supplied all such information relating to Hardwick before the merger.

  If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits except those that the companies have specifically incorporated by reference in this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

            Shareholder Reporting                             Michael Robinson
              BB&T Corporation                            Hardwick Holding Company
            Post Office Box 1290                            One Hardwick Square
     Winston-Salem, North Carolina 27102                 Dalton, Georgia 30722-1367
               (336) 733-3021                                  (706) 217-3951

  If you would like to request documents from us, please do so by May 30, 2000 to receive them before the meeting.

  You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. BB&T and Hardwick have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy
statement/prospectus is dated April    , 2000. You should not assume that the
information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of BB&T common stock in the merger creates any implication to the contrary.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                    BETWEEN

                            HARDWICK HOLDING COMPANY

                                      and

                                BB&T CORPORATION

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 ARTICLE I
    DEFINITIONS...........................................................    1
 ARTICLE II
    THE MERGER............................................................    5
    2.1      Merger......................................................     5
    2.2      Filing; Plan of Merger......................................     5
    2.3      Effective Time..............................................     5
    2.4      Closing.....................................................     5
    2.5      Effect of Merger............................................     5
    2.6      Further Assurances..........................................     6
    2.7      Merger Consideration........................................     6
    2.8      Conversion of Shares; Payment of Merger Consideration.......     6
    2.9      Merger of Subsidiaries......................................     7
    2.10     Anti-Dilution...............................................     7
    2.11     Dissenting Shares...........................................     7
 ARTICLE III
    REPRESENTATIONS AND WARRANTIES OF HARDWICK............................    8
    3.1      Capital Structure...........................................     8
    3.2      Organization, Standing and Authority........................     8
    3.3      Ownership of Subsidiaries...................................     8
    3.4      Organization, Standing and Authority of the Subsidiaries....     9
    3.5      Authorized and Effective Agreement..........................     9
    3.6      Securities Filings; Financial Statements; Statements True...     9
    3.7      Minute Books................................................    10
    3.8      Adverse Change..............................................    10
    3.9      Absence of Undisclosed Liabilities..........................    10
    3.10     Properties..................................................    10
    3.11     Environmental Matters.......................................    10
    3.12     Loans; Allowance for Loan Losses............................    11
    3.13     Tax Matters.................................................    11
    3.14     Employees; Compensation; Benefit Plans......................    12
    3.15     Certain Contracts...........................................    14
    3.16     Legal Proceedings; Regulatory Approvals.....................    15
    3.17     Compliance with Laws; Filings...............................    15
    3.18     Brokers and Finders.........................................    16
    3.19     Repurchase Agreements; Derivatives..........................    16
    3.20     Deposit Accounts............................................    16
    3.21     Related Party Transactions..................................    16
    3.22     Certain Information.........................................    16
    3.23     Tax and Regulatory Matters..................................    17
    3.24     State Takeover Laws.........................................    17
    3.25     Labor Relations.............................................    17
    3.26     Year 2000 Compliance........................................    17
 ARTICLE IV
    REPRESENTATIONS AND WARRANTIES OF BB&T................................   17
    4.1      Capital Structure of BB&T...................................    17
    4.2      Organization, Standing and Authority of BB&T................    18
    4.3      Authorized and Effective Agreement..........................    18

                                         Page
                                         ----
              Organization, Standing
              and Authority of BB&T
    4.4       Subsidiaries............    18
              Securities Documents;
    4.5       Statements True.........    18
    4.6       Certain Information.....    19
              Tax and Regulatory
    4.7       Matters.................    19
 ARTICLE V
    COVENANTS..........................   19
              Hardwick Shareholder
    5.1       Meeting.................    19
              Registration Statement;
              Proxy
    5.2       Statement/Prospectus....    19
              Plan of Merger;
    5.3       Reservation of Shares...    19
    5.4       Additional Acts.........    20
    5.5       Best Efforts............    20
              Certain Accounting
    5.6       Matters.................    20
    5.7       Access to Information...    20
    5.8       Press Releases..........    21
              Forbearances of
    5.9       Hardwick................    21
    5.10      Employment Agreements...    23
    5.11      Affiliates..............    23
              Section 401(k) Plan;
              Other Employee
    5.12      Benefits................    23
              Directors and Officers
    5.13      Protection..............    24
    5.14      Forbearances of BB&T....    24
    5.15      Reports.................    24
    5.16      Exchange Listing........    25
              Advisory Board for
    5.17      Georgia Area............    25
              Board of Directors of
              Branch Banking and Trust
    5.18      Company.................    25
 ARTICLE VI
    CONDITIONS PRECEDENT...............   25
              Conditions Precedent--
    6.1       BB&T and Hardwick.......    26
              Conditions Precedent--
    6.2       Hardwick................    26
              Conditions Precedent--
    6.3       BB&T....................    26
 ARTICLE VII
    TERMINATION, DEFAULT, WAIVER AND
     AMENDMENT.........................   27
    7.1       Termination.............    27
    7.2       Effect of Termination...    28
              Survival of
              Representations,
              Warranties and
    7.3       Covenants...............    28
    7.4       Waiver..................    28
              Amendment or
    7.5       Supplement..............    28
 ARTICLE VIII
    MISCELLANEOUS......................   29
    8.1       Expenses................    29
    8.2       Entire Agreement........    29
    8.3       No Assignment...........    29
    8.4       Notices.................    29
    8.6       Captions................    30
    8.7       Counterparts............    30
    8.8       Governing Law...........    30

 ANNEXES
                            Articles of
    Annex A                 Merger
    Annex B                 Pricing Table
                            Employment
                            Agreements
                            with Officers
    Annexes C-1 through C-4 (omitted)
                            Noncompetition
                            Agreement
    Annex D                 (omitted)

                     AGREEMENT AND PLAN OF REORGANIZATION

  THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of November 16, 1999, is by and between HARDWICK HOLDING COMPANY ("Hardwick"), a Georgia corporation having its principal office at Dalton, Georgia, and BB&T CORPORATION ("BB&T"), a North Carolina corporation having its principal office at Winston-Salem, North Carolina;

                                   RECITALS:

  The parties desire that Hardwick shall be merged with and into BB&T (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger (the "Plan of Merger") substantially in the form attached as Annex A hereto, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby. As a condition and inducement to BB&T's willingness to enter into the Agreement, Hardwick is concurrently granting to BB&T an option to acquire, under certain circumstances, 835,000 shares of the common stock, par value $.50 per share, of Hardwick.

  NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions

1.1 Definitions

  When used herein, the capitalized terms set forth below shall have the following meanings:

  "Affiliate" means, with respect to any person, any other person, who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such person and, without limiting the generality of the foregoing, includes any executive officer or director of such person and any Affiliate of such executive officer or director.

  "Articles of Merger" shall mean the Articles of Merger required to be filed with the office of the Secretary of State of North Carolina, as provided in
Section 55-11-05 of the NCBCA, and with the office of the Secretary of State of Georgia, as provided in Section 14-2-1105 of the GBCC.

  "Bank Holding Company Act" shall mean the Federal Bank Holding Company Act of 1956, as amended.

  "BB&T Common Stock" shall mean the shares of voting common stock, par value $5.00 per share, of BB&T, with rights attached issued pursuant to Rights Agreement dated December 17, 1996 between BB&T and Branch Banking and Trust Company, as Rights Agent, relating to BB&T's Series B Junior Participating Preferred Stock, $5.00 par value per share.

  "BB&T Option Agreement" shall mean the Stock Option Agreement dated as of even date herewith, as amended from time to time, under which BB&T has an option to purchase shares of Hardwick Common Stock, which shall be executed immediately following execution of this Agreement.

  "BB&T Subsidiaries" shall mean Branch Banking and Trust Company, Branch Banking and Trust Company of South Carolina and Branch Banking and Trust Company of Virginia.

  "Business Day" shall mean all days other than Saturdays, Sundays and Federal Reserve holidays.

  "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act, as amended (42 U.S.C. 9601 et seq.).

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Commission" shall mean the Securities and Exchange Commission.

  "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

  "Disclosed" shall mean disclosed in the Hardwick Disclosure Memorandum, referencing the Section number herein pursuant to which such disclosure is being made.

  "Environmental Claim" means any notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a violation of the Environmental Laws or the presence or release into the environment of any Hazardous Substances.

  "Environmental Laws" means all applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over and including common law in respect of, pollution or protection of the environment, including without limitation CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "Hardwick Common Stock" shall mean the shares of voting common stock, par value $.50 per share, of Hardwick.

  "Hardwick Disclosure Memorandum" shall mean the written information in one or more documents, each of which is entitled "Hardwick Disclosure Memorandum" and dated on or before the date of this Agreement and delivered not later than the date of execution of this Agreement by Hardwick to BB&T, and describing in reasonable detail the matters contained therein. Each disclosure made therein shall be in existence on the date of this Agreement and shall specifically reference each Section of this Agreement under which such disclosure is made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced.

  "Hardwick Subsidiaries" shall mean Hardwick Bank & Trust Company, First National Bank of Northwest Georgia and any and all other Subsidiaries of Hardwick as of the date hereof and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Hardwick after the date hereof and held as a Subsidiary by Hardwick at the Effective Time.

  "FDIC" shall mean the Federal Deposit Insurance Corporation.

  "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

  "Financial Statements" shall mean (a) with respect to BB&T, (i) the consolidated balance sheet (including related notes and schedules, if any) of BB&T as of December 31, 1998, 1997, and 1996, and the related

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consolidated statements of income, shareholders' equity and cash flows
(including related notes and schedules, if any) for each of the three years ended December 31, 1998, 1997, and 1996, as filed by BB&T in Securities Documents and (ii) the consolidated balance sheets of BB&T (including related notes and schedules, if any) and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by BB&T with respect to periods ended subsequent to December 31, 1998, and (b) with respect to Hardwick, (i) the consolidated statements of financial condition (including related notes and schedules, if any) of Hardwick as of December 31, 1998, December 31, 1997 and December 31, 1996, and the related consolidated statements of income and retained earnings, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1998, December 31, 1997 and December 31, 1996 as filed by Hardwick in Securities Documents and (ii) the consolidated statements of financial condition of Hardwick (including related notes and schedules, if any) and the related consolidated statements of income and retained earnings, and cash flows (including related notes and schedules, if any) included in Securities Documents filed by Hardwick with respect to periods ended subsequent to December 31, 1998.

  "GAAP" shall mean generally accepted accounting principles applicable to financial institutions and their holding companies, as in effect at the relevant date.

  "GBCC" shall mean the Georgia Business Corporation Code, as amended.

  "Hazardous Substances" means any substance or material (i) identified in CERCLA; (ii) determined to be toxic, a pollutant or a contaminant under any applicable federal, state or local statutes, law, ordinance, rule or regulation, including but not limited to petroleum products; (iii) asbestos;
(iv) radon; (v) poly-chlorinated biphiphenyls and (vi) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful to human health or the environment.

  "IRS" shall mean the Internal Revenue Service.

  "Material Adverse Effect" on BB&T or Hardwick shall mean an event, fact, change, or occurrence which, individually or together with any other event, fact, change or occurrence, (i) has a material adverse effect on the financial condition, results of operations, business or business prospects of BB&T and the BB&T Subsidiaries taken as a whole, or Hardwick and the Hardwick Subsidiaries taken as a whole, or (ii) materially impairs the ability of BB&T or Hardwick to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of
(a) actions and omissions of BB&T or Hardwick taken with the prior written consent of the other in contemplation of the transactions contemplated hereby and (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement or relating to any litigation arising as a result of the Merger.

  "NCBCA" shall mean the North Carolina Business Corporation Act, as amended.

  "NYSE" shall mean the New York Stock Exchange, Inc.

  "Proxy Statement/Prospectus" shall mean the proxy statement and prospectus, together with any supplements thereto, to be sent to shareholders of Hardwick to solicit their votes in connection with a proposal to approve this Agreement and the Plan of Merger.

  "Registration Statement" shall mean the registration statement of BB&T as declared effective by the Commission under the Securities Act, including any post-effective amendments or supplements thereto as filed with the Commission under the Securities Act, with respect to the BB&T Common Stock to be issued in connection with the transactions contemplated by this Agreement.


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  "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests (other than rights pursuant to the Rights Agreement described under the definition of "BB&T Common Stock"), and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, including but not limited to periodic and other reports filed pursuant to Section 13 of the Exchange Act.

  "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939 as amended; and the rules and regulations of the Commission promulgated thereunder.

  "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (in determining whether one entity owns or controls 50% or more of the outstanding equity securities of another, equity securities owned or controlled in a fiduciary capacity shall be deemed owned and controlled by the beneficial owner).

  "TILA" shall mean the Truth in Lending Act, as amended.

1.2 Terms Defined Elsewhere

  The capitalized terms set forth below are defined in the following sections:

      Agreement                 Introduction
      BB&T                      Introduction
      Closing                   Section 2.4
      Closing Date              Section 2.4
      Closing Value             Section 2.7(b)
      Constituent Corporations  Section 2.1
      Effective Time            Section 2.3
      Employer Entity           Section 5.12(a)
      Exchange Ratio            Section 2.7(a)
      Hardwick                  Introduction
      Merger                    Recitals
      Merger Consideration      Section 2.7(a)
      PBGC                      Section 3.14(b)(iv)
      Plan                      Section 3.14(b)(i)
      Plan of Merger            Recitals
      Surviving Corporation     Section 2.1(a)

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

                                  ARTICLE II

                                  The Merger

2.1 Merger

  BB&T and Hardwick are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the NCBCA and the GBCC. At the Effective Time:

    (a) Hardwick shall be merged with and into BB&T in accordance with the applicable provisions of the NCBCA and the GBCC, with BB&T being the surviving corporate entity (hereinafter sometimes referred to as the "Surviving Corporation").

    (b) The separate existence of Hardwick shall cease and the Merger shall in all respects have the effect provided in Section 2.5.

    (c) The Articles of Incorporation of BB&T at the Effective Time shall become the Articles of Incorporation of the Surviving Corporation.

    (d) The Bylaws of BB&T at the Effective Time shall become the Bylaws of the Surviving Corporation.

2.2 Filing; Plan of Merger

  The Merger shall not become effective unless this Agreement and the Plan of Merger are duly approved by shareholders holding at least a majority of the shares of Hardwick Common Stock. Upon fulfillment or waiver of the conditions specified in Article VI and provided that this Agreement has not been terminated pursuant to Article VII, the Constituent Corporations will cause the Articles of Merger to be executed and filed with the Secretary of State of North Carolina and the Secretary of State of Georgia, as provided in Section 55-11-05 of the NCBCA and Section 14-2-1105 of the GBCC, respectively. The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval by the shareholders of Hardwick shall constitute adoption and approval of the Plan of Merger.

2.3 Effective Time

  The Merger shall be effective at the day and hour specified in the Articles of Merger as filed as provided in Section 2.2 (herein sometimes referred to as the "Effective Time").

2.4 Closing

  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina, at 10:00 a.m. on the date designated by BB&T which is within thirty days following the satisfaction of the conditions to Closing set forth in Article VI (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), or such later date as the parties may otherwise agree (the "Closing Date").

2.5 Effect of Merger

  From and after the Effective Time, the separate existence of Hardwick shall cease, and the Surviving Corporation shall thereupon and thereafter, to the extent consistent with its Articles of Incorporation, possess all of the rights, privileges, immunities and franchises, of a public as well as a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and each and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim, existing action or proceeding, civil or criminal, pending by or against either of the

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Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place; and any judgment rendered against either of the Constituent Corporations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by reason of the Merger.

2.6 Further Assurances

  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

2.7 Merger Consideration

  (a) As used herein, the term "Merger Consideration" shall mean the number of shares of BB&T Common Stock (to the nearest ten thousandth of a share) to be exchanged for each share of Hardwick Common Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be distributable to a Hardwick shareholder, as provided in Section 2.7(b). The number of shares of BB&T Common Stock to be issued for each issued and outstanding share of Hardwick Common Stock (the "Exchange Ratio") shall be determined from the Pricing Table attached as Annex B, and shall equal the Exchange Ratio opposite the BB&T Price equal to the Closing Value (as defined in Section 2.7(b)). If the Closing Value shall not be equal to a BB&T Price in the Pricing Table, the Exchange Ratio and Offer Price shall be adjusted so that each will be interpolated to four decimal points consistent with the interpolation in the BB&T Price. For example, if the BB&T Price is $35.1250, the Exchange Ratio shall be .9119 and the Offer Price shall be $32.03. If the Closing Value shall exceed $36.625, the Exchange Ratio shall be fixed at
 .9010, and if the Closing Value shall be less than $32.00, the Exchange Ratio shall be fixed at .9320.

  (b) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Closing Value. The "Closing Value" shall mean the average 4:00 p.m. eastern time closing price per share of BB&T Common Stock on the NYSE as reported on NYSEnet.com for the five trading days (determined by excluding days on which the NYSE is closed) ending on the tenth calendar day preceding the Effective Time (the tenth day to be determined by counting the first calendar day preceding the Effective Time as the first day).

2.8 Conversion of Shares; Payment of Merger Consideration

  (a) At the Effective Time, by virtue of the Merger and without any action on the part of Hardwick or the holders of record of Hardwick Common Stock, each share of Hardwick Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of Hardwick Common Stock (as provided in subsection (d) below), the Merger Consideration.

  (b) Each share of the common stock of BB&T issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

  (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of Hardwick Common Stock shall be deemed upon the Effective Time for all purposes to represent

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

only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of Hardwick Common Stock. With respect to any certificate for Hardwick Common Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. After the Effective Time, no transfer of the shares of Hardwick Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

  (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each Hardwick shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of Hardwick Common Stock. Upon surrender of such certificates or other evidence of ownership meeting the requirements of Section 2.8(c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

  (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by Hardwick in respect of shares of Hardwick Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, subject to compliance by Hardwick with section 5.9(b). To the extent permitted by law, former shareholders of record of Hardwick shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of Hardwick Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Hardwick Common Stock for certificates representing BB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing Hardwick Common Stock until such holder surrenders such certificate for exchange as provided in this Section
2.8. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to the shares of Hardwick Common Stock represented by such certificate.

2.9 Merger of Subsidiaries

  In the event that BB&T shall request, Hardwick shall take such actions, and shall cause the Hardwick Subsidiaries to take such actions, as may be required in order to effect, at the Effective Time, the merger of one or more of the Hardwick Subsidiaries with and into, in each case, one of the BB&T Subsidiaries.

2.10 Anti-Dilution

  In the event BB&T changes the number of shares of BB&T Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

2.11 Dissenting Shares

  Any holder of shares of Hardwick Common Stock who shall have exercised rights to dissent with respect to the Merger in accordance with the GBCC and who has properly exercised such shareholder's rights to demand payment of the "fair value" of the shareholder's shares (the "Dissenting Shares") as provided in the GBCC

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

(the "Dissenting Shareholder") shall thereafter have only such rights, if any, as are provided a Dissenting Shareholder in accordance with the GBCC and shall have no rights to receive the Merger Consideration under Sections 2.7 and 2.8; provided, however, that if a Dissenting Shareholder shall withdraw (in accordance with the GBCC) the demand for such appraisal or shall become ineligible for such appraisal, then such Dissenting Shareholder's Dissenting Shares automatically shall cease to be Dissenting Shares and shall be converted into and represent only the right to receive from the Surviving Corporation, upon surrender of the certificate representing the Dissenting Shares, the Merger Consideration provided for in Section 2.7.

                                  ARTICLE III

                  Representations and Warranties of Hardwick

  Except as Disclosed, Hardwick represents and warrants to BB&T as follows (the representations and warranties herein of Hardwick are made subject to the applicable standard set forth in Section 6.3(a), and no such representation or warranty shall be deemed to be inaccurate unless the inaccuracy would permit BB&T to refuse to consummate the Merger under such applicable standard):

3.1 Capital Structure

  The authorized capital stock of Hardwick consists of 10,000,000 shares of Hardwick Common Stock, par value $.50 per share. As of the date hereof, 4,210,496 shares of Hardwick Common Stock are issued and outstanding. No other classes of capital stock of Hardwick, common or preferred, are authorized, issued or outstanding. All outstanding shares of Hardwick Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock have been reserved for any purpose, except for 835,000 shares of Hardwick Common Stock reserved in connection with the BB&T Option Agreement. Except as set forth in this Section 3.1, there are no Rights authorized, issued or outstanding with respect to, nor are there any agreements, understandings or commitments relating to the right of any Hardwick shareholder to own, to vote or to dispose of, the capital stock of Hardwick. Holders of Hardwick Common Stock do not have preemptive rights.

3.2 Organization, Standing and Authority

  Hardwick is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets. Hardwick is not required to be qualified to do business in any other state of the United States or foreign jurisdiction.

3.3 Ownership of Subsidiaries

  Section 3.3 of the Hardwick Disclosure Memorandum lists all of the Hardwick Subsidiaries and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by Hardwick (directly or indirectly), the percentage ownership interest so owned by Hardwick and its business activities. The outstanding shares of capital stock or other equity interests of the Hardwick Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by Hardwick free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Rights are authorized, issued or outstanding with respect to the capital stock or other equity interests of the Hardwick Subsidiaries, and there are no agreements, understandings or commitments relating to the right of Hardwick to own, to vote or to dispose of said interests. None of the shares of capital stock or other equity interests of the Hardwick Subsidiaries have been issued in violation of the preemptive rights of any person. Section 3.3 of the Hardwick Disclosure Memorandum also lists all shares of capital stock or other securities or ownership interests of any corporation, partnership, joint venture, or other organization (other than the Hardwick Subsidiaries or stock or securities held in a fiduciary capacity) owned directly or indirectly by Hardwick.

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

3.4 Organization, Standing and Authority of the Subsidiaries

  Each Hardwick Subsidiary which is a depository institution is either a Georgia chartered bank or a federally chartered bank, with its deposits insured by the FDIC. Each of the Hardwick Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Hardwick Subsidiaries has full power and authority to carry on its business as now conducted, and is duly qualified to do business in each jurisdiction Disclosed with respect to it. No Hardwick Subsidiary is required to be qualified to do business in any other state of the United States or foreign jurisdiction, or is engaged in any type of activities that have not been Disclosed.

3.5 Authorized and Effective Agreement

  (a) Hardwick has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of the Hardwick shareholders of this Agreement and the Plan of Merger) to perform all of its obligations under this Agreement, the Articles of Merger and the BB&T Option Agreement. The execution and delivery of this Agreement, the Articles of Merger and the BB&T Option Agreement, and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, except, in the case of this Agreement and the Plan of Merger, the approval of the Hardwick shareholders pursuant to and to the extent required by applicable law. This Agreement, the Plan of Merger and the BB&T Option Agreement constitute legal, valid and binding obligations of Hardwick, and each is enforceable against Hardwick in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally; and (ii) general principles of equity (whether applied in a court of law or in equity).

  (b) Neither the execution and delivery of this Agreement, the Articles of Merger or the BB&T Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Hardwick with any of the provisions hereof or thereof, shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of Hardwick or any Hardwick Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Hardwick or any Hardwick Subsidiary pursuant to, any note, bond, mortgage, indenture, license, permit, contract, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Hardwick or any Hardwick Subsidiary.

  (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by Hardwick of the Merger and the other transactions contemplated in this Agreement.

3.6 Securities Filings; Financial Statements; Statements True

  (a) Hardwick has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1995. Hardwick has Disclosed or made available to BB&T a true and complete copy of each Securities Document filed by Hardwick with the Commission after December 31, 1995 and prior to the date hereof, which are all of the Securities Documents that Hardwick was required to file during such period. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) The Financial Statements of Hardwick fairly present or will fairly present, as the case may be, the consolidated financial position of Hardwick and the Hardwick Subsidiaries as of the dates indicated and the consolidated statements of income and retained earnings, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP applied on a consistent basis except as disclosed therein.

  (c) No statement, certificate, instrument or other writing furnished or to be furnished hereunder by Hardwick or any Hardwick Subsidiary to BB&T contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7 Minute Books

  The minute books of Hardwick and each of the Hardwick Subsidiaries contain or will contain at Closing accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including committees of the Board of Directors), and the signatures contained therein are the true signatures of the persons whose signatures they purport to be.

3.8 Adverse Change

  Since December 31, 1998, Hardwick and the Hardwick Subsidiaries have not incurred any liability, whether accrued, absolute or contingent, except as disclosed in the most recent Hardwick Financial Statements, or entered into any transactions with Affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any fact or event involving a prospective adverse change in the business, financial condition, results of operations or business prospects of Hardwick or any of the Hardwick Subsidiaries.

3.9 Absence of Undisclosed Liabilities

  All liabilities (including contingent liabilities) of Hardwick and the Hardwick Subsidiaries are disclosed in the most recent Financial Statements of Hardwick or are normally recurring business obligations incurred in the ordinary course of its business since the date of Hardwick's most recent Financial Statements.

3.10 Properties

  (a) Hardwick and the Hardwick Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible and intangible, reflected on the consolidated balance sheet included in the Financial Statements of Hardwick as of December 31, 1998 or acquired after such date, except for (i) liens for current taxes not yet due and payable,
(ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, or
(iv) dispositions and encumbrances for adequate consideration in the ordinary course of business.

  (b) All leases and licenses pursuant to which Hardwick or any Hardwick Subsidiary, as lessee or licensee, leases or licenses rights to real or personal property are valid and enforceable in accordance with their respective terms.

3.11 Environmental Matters

  (a) Hardwick and the Hardwick Subsidiaries are and at all times have been in compliance with all Environmental Laws. Neither Hardwick nor any Hardwick Subsidiary has received any communication alleging that Hardwick or the Hardwick Subsidiary is not in such compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

  (b) There are no pending Environmental Claims, neither Hardwick nor any Hardwick Subsidiary has received notice of any pending Environmental Claims, and there are no conditions or facts existing which might reasonably be expected to result in legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon (i) Hardwick or any Hardwick Subsidiary, (ii) any person or entity whose liability for any Environmental Claim Hardwick or any Hardwick Subsidiary has or may have retained or assumed, either contractually or by operation of law, (iii) any real or personal property owned or leased by Hardwick or any Hardwick Subsidiary, or any real or personal property which Hardwick or any Hardwick Subsidiary has or is judged to have managed or supervised or participated in the management of, or (iv) any real or personal property in which Hardwick or any Hardwick Subsidiary holds a security interest securing a loan recorded on the books of Hardwick or any Hardwick Subsidiary. Neither Hardwick nor any Hardwick Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability under any Environmental Laws.

  (c) Hardwick and the Hardwick Subsidiaries are in compliance with all recommendations contained in any environmental audits, analyses and surveys received by Hardwick relating to all real and personal property owned or leased by Hardwick or any Hardwick Subsidiary and all real and personal property of which Hardwick or any Hardwick Subsidiary has or is judged to have managed or supervised or participated in the management of.

  (d) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim, or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws, against Hardwick or any Hardwick Subsidiary or against any person or entity whose liability for any Environmental Claim Hardwick or any Hardwick Subsidiary has or may have retained or assumed, either contractually or by operation of law.
that could result in the imposition of any liability arising under any Environmental Laws, against Hardwick or any Hardwick Subsidiary or against any person or entity whose liability for any Environmental Claim Hardwick or any Hardwick Subsidiary has or may have retained or assumed, either contractually or by operation of law.

3.12 Loans; Allowance for Loan Losses

  (a) Except to the extent of loans written off or written down, and subject to compliance with Section 3.12(b), all of the loans on the books of Hardwick and the Hardwick Subsidiaries are valid and properly documented and were made in the ordinary course of business, and the security therefor, if any, is valid and properly perfected. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, nor Hardwick's procedures and practices of approving or rejecting loan applications, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including, without limitation, the TILA, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

  (b) The allowances for loan losses (including losses caused by a violation of the representations in Section 3.12(a))reflected on the consolidated balance sheets included in the Financial Statements of Hardwick are adequate as of their respective dates under the requirements of GAAP and applicable regulatory requirements and guidelines.

3.13 Tax Matters

  (a) Hardwick and the Hardwick Subsidiaries and each of their predecessors have timely filed (or requests for extensions have been timely filed and any such extensions either are pending or have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither Hardwick nor any Hardwick Subsidiary has or will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. Hardwick and the Hardwick Subsidiaries have paid, or where payment is not required to have been made have set up an adequate reserve or accrual for payment of, all taxes required to be paid or accrued for the preceding or current fiscal year for which a return is not yet due.

  (b) All federal, state and local (and, if applicable, foreign) tax returns filed by Hardwick and the Hardwick Subsidiaries are complete and accurate. Neither Hardwick nor any Hardwick Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Hardwick or any Hardwick Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to Hardwick or any Hardwick Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit examination or deficiency or refund litigation with respect to such returns is pending.

  (c) Deferred taxes have been provided for in accordance with GAAP consistently applied.

  (d) Neither Hardwick nor any of the Hardwick Subsidiaries is a party to any tax allocation or sharing agreement, or has been within the last ten years a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Hardwick or a Hardwick subsidiary), or has any liability for taxes of any person (other than Hardwick and the Hardwick Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

  (e) Each of Hardwick and the Hardwick Subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

  (f) Neither Hardwick nor any of the Hardwick Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

3.14 Employees; Compensation; Benefit Plans

  (a) Compensation. Hardwick has Disclosed a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each director, shareholder, independent contractor, consultant and agent of Hardwick and of each Hardwick Subsidiary and each other person (in each case other than as an employee) to whom Hardwick or any Hardwick Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

  (b) Employee Benefit Plans.

    (i) Hardwick has Disclosed an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by Hardwick or any Hardwick Subsidiary, to which Hardwick or any Hardwick Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which Hardwick or any Hardwick Subsidiary is a member. For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program described in the foregoing provisions of this Section 3.14(b)(i) and which is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and whether or not terminated, (B) an employment agreement, (C) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (D) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated.

    (ii) Neither Hardwick nor any Hardwick Subsidiary contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

    (iii) None of the Plans obligates Hardwick or any Hardwick Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

    (iv) Each Plan, and all related trusts, insurance contracts and funds, has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened, and there are no facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan has always fully met the funding standards required under Title I of ERISA and Section 412 of the Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) has occurred with respect to any such Plan, and the PBGC has not commenced or threatened the termination of any Plan. None of the assets of Hardwick or any Hardwick Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, neither Hardwick nor any Hardwick Subsidiary has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject Hardwick or any Hardwick Subsidiary to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

    (v) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

    (vi) No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which Hardwick or any Hardwick Subsidiary is a member or was a member during such five-year period.

    (vii) As of December 31, 1998, the fair market value of the assets of each Plan that is a tax qualified defined benefit plan equaled or exceeded, and as of the Closing Date will equal or exceed, the present value of all vested and nonvested liabilities thereunder determined in accordance with reasonable actuarial methods, factors and assumptions applicable to a defined benefit plan on an ongoing basis. With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, all required contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Code) shall have been made. With respect to each other Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made. No tax qualified Plan has any unfunded liabilities.

    (viii) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither Hardwick nor, to the best knowledge of Hardwick, any Hardwick Subsidiary, any trustee, administrator or other fiduciary of any Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject Hardwick or any Hardwick Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

    (ix) With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

    (x) Hardwick and each Hardwick Subsidiary has been and is presently in compliance with all of the requirements of Section 4980B of the Code.

    (xi) Neither Hardwick nor any Hardwick Subsidiary has a liability as of December 31, 1998 under any Plan that, to the extent disclosure is required under GAAP, is not reflected on the consolidated balance sheet included in the Financial Statements of Hardwick as of December 31, 1998 or otherwise Disclosed.

    (xii) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) Hardwick's or any Hardwick Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Plans (except to the extent benefits may be deemed increased by accelerated vesting, accelerated allocation of previously unallocated Plan assets.

    (xiii) With respect to each Plan, Hardwick has Disclosed or made available to BB&T, true, complete and correct copies of (A) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements, (E) all governmental filings for the last three years, including, without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.

    (xiv) Each of the Plans as applied to Hardwick and any Hardwick Subsidiary may be amended or terminated at any time by action of Hardwick's Board of Directors, or such Hardwick's Subsidiary's Board of Directors, as the case may be, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the Plan and compliance with applicable laws and regulations (and limited, in the case of multiemployer plans, to termination of the participation of Hardwick or a Hardwick Subsidiary thereunder).

3.15 Certain Contracts

  (a) Neither Hardwick nor any Hardwick Subsidiary is a party to, is bound or affected by, or receives benefits under (i) any agreement, arrangement or commitment, written or oral, the default of which would have a Material Adverse Effect, whether or not made in the ordinary course of business (other than loans or loan commitments made or certificates or deposits received in the ordinary course of the banking business), or any agreement restricting its business activities, including, without limitation, agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument, written or oral, relating to the borrowing of money by Hardwick or any Hardwick Subsidiary or the guarantee by Hardwick or any Hardwick Subsidiary of any such obligation, which cannot be terminated within less than 30 days after the Closing Date by Hardwick or any Hardwick Subsidiary (without payment of any penalty or cost, except with respect to Federal Home Loan Bank or Federal Reserve Bank advances), (iii) any agreement, arrangement or commitment, written or oral, relating to the employment of a consultant, independent contractor or agent, or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by Hardwick or any Hardwick Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the application of which is altered, upon the occurrence of a transaction involving Hardwick of the nature contemplated by this Agreement or the BB&T Option Agreement, or (iv) any agreement or plan, written or oral, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the BB&T Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the BB&T Option Agreement. Each matter Disclosed pursuant to this Section 3.15(a) is in full force and effect as of the date hereof.

  (b) Neither Hardwick nor any Hardwick Subsidiary is in default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

3.16 Legal Proceedings; Regulatory Approvals

  There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Hardwick, threatened against Hardwick or any Hardwick Subsidiary or against any asset, interest, plan or right of Hardwick or any Hardwick Subsidiary, or, to the best knowledge of Hardwick, against any officer, director or employee of any of them in their capacity as such. There are no actions, suits or proceedings instituted, pending or, to the best knowledge of Hardwick, threatened against any present or former director or officer of Hardwick or any Hardwick Subsidiary that would reasonably be expected to give rise to a claim against Hardwick or any Hardwick Subsidiary for indemnification. There are no actual or, to the best knowledge of Hardwick, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or in the BB&T Option Agreement. To the best knowledge of Hardwick, no fact or condition relating to Hardwick or any Hardwick Subsidiary exists (including, without limitation, noncompliance with the CRA) that would prevent Hardwick or BB&T from obtaining all of the federal and state regulatory approvals contemplated herein.

3.17 Compliance with Laws; Filings

  Each of Hardwick and each Hardwick Subsidiary is in compliance with all statutes and regulations (including, but not limited to, the CRA, the TILA and regulations promulgated thereunder, and other consumer banking laws), and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and neither Hardwick nor any Hardwick Subsidiary has received notification that has not lapsed, been withdrawn or abandoned by any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation, (ii) threatening to revoke any permit, license, registration, or other government authorization, or (iii) restricting or in any way limiting its operations. Neither Hardwick nor any Hardwick Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that it enter into any of the foregoing. Since December 31, 1996, Hardwick and each of the Hardwick Subsidiaries has filed all reports, registrations, notices and statements, and any amendments thereto, that it was required to file with federal and state regulatory authorities, including, without limitation, the

Commission, FDIC, Federal Reserve Board and applicable state regulators. Each such report, registration, notice and statement, and each amendment thereto, complied with applicable legal requirements.

3.18 Brokers and Finders

  Neither Hardwick nor any Hardwick Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, in the Plan of Merger or in the BB&T Option Agreement, except for fees to accountants and lawyers.

3.19 Repurchase Agreements; Derivatives

  (a) With respect to all agreements currently outstanding pursuant to which Hardwick or any Hardwick Subsidiary has purchased securities subject to an agreement to resell, Hardwick or the Hardwick Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which Hardwick or any Hardwick Subsidiary has sold securities subject to an agreement to repurchase, neither Hardwick nor the Hardwick Subsidiary has pledged collateral in excess of the amount of the debt secured thereby. Neither Hardwick nor any Hardwick Subsidiary has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

  (b) Neither Hardwick nor any Hardwick Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheets in the Financial Statements, which is a financial derivative contract (including various combinations thereof), except for options and forwards entered into in the ordinary course of its mortgage lending business consistent with past practice and current policy.

3.20 Deposit Accounts

  The deposit accounts of the Hardwick Subsidiaries that are depository institutions are insured by the FDIC to the maximum extent permitted by federal law, and the Hardwick Subsidiaries have paid all premiums and assessments and filed all reports required to have been paid or filed under all rules and regulations applicable to the FDIC.

3.21 Related Party Transactions

  Hardwick has Disclosed all existing transactions, investments and loans, including loan guarantees existing as of the date hereof, to which Hardwick or any Hardwick Subsidiary is a party with any director, executive officer or 5% shareholder of Hardwick or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing. All such transactions, investments and loans are on terms no less favorable to Hardwick than could be obtained from unrelated parties.

3.22 Certain Information

  When the Proxy Statement/Prospectus is mailed, and at the time of the meeting of shareholders of Hardwick to vote on the Plan of Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein provided by Hardwick, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.23 Tax and Regulatory Matters

  Neither Hardwick nor any Hardwick Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to be accounted for as a pooling-of-interests or not to constitute a reorganization under Section 368 of the Code or (ii) impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

3.24 State Takeover Laws

  Hardwick and each Hardwick Subsidiary have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable moratorium, fair price, business combination, control share or other anti-takeover laws, and no such laws shall be activated or applied as a result of such transactions.

3.25 Labor Relations

  Neither Hardwick nor any Hardwick Subsidiary is the subject of any claim or allegation that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is Hardwick or any Hardwick Subsidiary party to any collective bargaining agreement. There is no strike or other labor dispute involving Hardwick or any Hardwick Subsidiary, pending or threatened, or to the best knowledge of Hardwick, is there any activity involving any employees of Hardwick or any Hardwick Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity.

3.26 Year 2000 Compliance

  All Systems (as defined below) and all components thereof will function in accordance with applicable specifications, documentation and warranties prior to, during and after the calendar year 2000. Prior to, during and after the calendar year 2000, each of the Systems will accurately accept date-related records and information for the years 2000 and following and perform computations respecting or based on such date-related information in an accurate and appropriate manner. No change in any calendar year shall adversely affect the accurate performance of any Systems nor cause any Systems or any of their components to operate in a manner not in accordance with applicable specifications, documentation or warranties. For the purpose of this paragraph, "Systems" includes all proprietary and third-party software and computers and other automated machines or systems of any kind used or operated by Hardwick (including but not limited to systems relating to the operation of buildings and facilities such as elevators, escalators and automated HVAC systems).

                                  ARTICLE IV

                        Representations and Warranties
                                    of BB&T

  BB&T represents and warrants to Hardwick as follows (the representations and warranties herein of BB&T are made subject to the applicable standard set forth in Section 6.2(a), and no such representation or warranty shall be deemed to be inaccurate unless the inaccuracy would permit Hardwick to refuse to consummate the Merger under such applicable standard):

4.1 Capital Structure of BB&T

  The authorized capital stock of BB&T consists of (i) 5,000,000 shares of preferred stock, par value $5.00 per share, of which 2,000,000 shares have been designated as Series B Junior Participating Preferred Stock and the remainder are undesignated, and none of which shares are issued and outstanding, and (ii) 500,000,000 shares of BB&T Common Stock of which 318,198,872 shares were issued and outstanding on September 30, 1999. All outstanding shares of BB&T Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The shares of BB&T Common Stock reserved as provided in Section 5.3 are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to the Plan of Merger. Holders of BB&T Common Stock do not have preemptive rights.

4.2 Organization, Standing and Authority of BB&T

  BB&T is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification. BB&T is registered as a bank holding company under the Bank Holding Company Act.

4.3 Authorized and Effective Agreement

  (a) BB&T has all requisite corporate power and authority to enter into and (subject to receipt of all necessary government approvals) perform all of its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BB&T. This Agreement and the Plan of Merger attached hereto constitute legal, valid and binding obligations of BB&T, and each is enforceable against BB&T in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors; and (ii) general principles of equity.

  (b) Neither the execution and delivery of this Agreement or the Articles of Merger, nor consummation of the transactions contemplated hereby, nor compliance by BB&T with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of BB&T or any BB&T Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BB&T or any BB&T Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BB&T or any BB&T Subsidiary.

  (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by BB&T of the Merger and the other transactions contemplated in this Agreement.

4.4 Organization, Standing and Authority of BB&T Subsidiaries

  Each of the BB&T Subsidiaries is duly organized, validly existing and in good standing under applicable laws. BB&T owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the BB&T Subsidiaries. Each of the BB&T Subsidiaries (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.5 Securities Documents; Statements True

  BB&T has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1995. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No statement, certificate, instrument or other writing furnished or to be furnished hereunder by BB&T or any other BB&T Subsidiary to Hardwick contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 Certain Information

  When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of Hardwick to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to BB&T, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

4.7 Tax and Regulatory Matters

  Neither BB&T nor any BB&T Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to be accounted for as a pooling-of- interests or not to constitute a reorganization under Section 368 of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

                                   ARTICLE V

                                   Covenants

5.1 Hardwick Shareholder Meeting

  Hardwick shall submit this Agreement and the Plan of Merger to its shareholders for approval at a meeting to be held as soon as practicable, and by approving execution of this Agreement, the Board of Directors of Hardwick agrees that it shall, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Hardwick, recommend that Hardwick's shareholders vote for such approval; provided, that the Board of Directors of Hardwick may withdraw or refuse to make such recommendation only if the Board of Directors shall determine in good faith that such recommendation should not be made in light of its fiduciary duty to Hardwick's shareholders after consideration of written advice of legal counsel that, in the opinion of such counsel, such recommendation or the failure to withdraw or modify such recommendation would more likely than not constitute a breach of the fiduciary duty of the Board of Directors to the shareholders of Hardwick.

5.2 Registration Statement; Proxy Statement/Prospectus

  As promptly as practicable after the date hereof, BB&T shall prepare and file the Registration Statement with the Commission. Hardwick will furnish to BB&T the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with BB&T on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. Such Registration Statement, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. The Registration Statement shall include the form of Proxy Statement/Prospectus. BB&T and Hardwick shall use their reasonable best efforts to cause the Proxy Statement/Prospectus to be approved by the Commission for mailing to the Hardwick's shareholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the Commission thereunder. Hardwick shall cause the Proxy Statement/Prospectus to be mailed to shareholders in accordance with all applicable notice requirements under the Securities Laws and the GBCC.

5.3 Plan of Merger; Reservation of Shares

  At the Effective Time, the Merger shall be effected in accordance with the Plan of Merger. In connection therewith, BB&T acknowledges that it (i) has adopted the Plan of Merger, and (ii) will pay or cause to be paid when due the Merger Consideration. BB&T has reserved for issuance such number of shares of BB&T Common Stock as shall be necessary to pay the Merger Consideration and agrees not to take any action that would cause the aggregate number of authorized shares of BB&T Common Stock available for issuance hereunder not to be sufficient to effect the Merger. If at any time the aggregate number of shares of BB&T Common Stock reserved for issuance hereunder is not sufficient to effect the Merger, BB&T shall take all appropriate action as may be required to increase the number of shares of BB&T Common Stock reserved for such purpose.

5.4 Additional Acts

  (a) Hardwick agrees to take such actions requested by BB&T as may be reasonably necessary to modify the structure of, or to substitute parties to (so long as such substitute is BB&T or a BB&T Subsidiary) the transactions contemplated hereby, provided that such modifications do not change the Merger Consideration or abrogate the covenants and other agreements contained in this Agreement, including, without limitation, the covenant not to take any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

  (b) As promptly as practicable after the date hereof, BB&T and Hardwick shall submit notice or applications for prior approval of the transactions contemplated herein to the Federal Reserve Board, and any other federal, state or local government agency, department or body to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby. Hardwick and BB&T each represents and warrants to the other that all information included (or submitted for inclusion) concerning it, its respective Subsidiaries, and any of its respective directors, officers and shareholders, shall be true, correct and complete in all material respects as of the date presented.

5.5 Best Efforts

  Each of BB&T and Hardwick shall use, and shall cause each of their respective Subsidiaries to use, its best efforts in good faith to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections 5.2 and
5.4 or elsewhere herein, and (ii) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in Article VI, including, without limitation, executing and delivering, or causing to be executed and delivered, such representations, certificates and other instruments or documents as may be reasonably requested by BB&T's legal counsel for such counsel to issue the opinion contemplated by Section 6.1(e), and to consummate the transactions herein contemplated at the earliest possible date. Neither BB&T nor Hardwick shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

5.6 Certain Accounting Matters

  Hardwick shall cooperate with BB&T concerning accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account BB&T's policies, practices and procedures), including, without limitation, issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices; provided, that any action taken pursuant to this Section 5.6 shall not be deemed to constitute or result in the breach of any representation or warranty of Hardwick contained in this Agreement.

5.7 Access to Information

  Hardwick and BB&T will each keep the other advised of all material developments relevant to its business and the businesses of its Subsidiaries, and to consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, Hardwick shall afford to representatives of BB&T access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of Hardwick and the Hardwick Subsidiaries and, during such period, shall make available all information concerning their businesses as may be reasonably requested. No investigation pursuant to this
Section 5.7 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertakings with respect to confidentiality to survive any termination of this Agreement pursuant to Section 7.1. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

5.8 Press Releases

  BB&T and Hardwick shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which in the opinion of its counsel is required by law.

5.9 Forbearances of Hardwick

  Except with the prior written consent of BB&T, between the date hereof and the Effective Time, Hardwick shall not, and shall cause each of the Hardwick Subsidiaries not to:

    (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new Subsidiary or engage in any new type of activity or expand any existing activities;

    (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled quarterly dividends of $.15 per share of Hardwick Common Stock payable on record dates consistent with past practices; provided that any dividend declared or payable on the shares of Hardwick Common Stock for the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by BB&T and Hardwick, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of BB&T Common Stock is before the Effective Time;

    (c) issue any shares of its capital stock (including treasury shares), except (i) pursuant to Restricted Stock Agreements in accordance with the normal practice of Hardwick (not to exceed 14,000 shares), or (ii) pursuant the BB&T Option Agreement;

    (d) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

    (e) amend its Articles of Incorporation or Bylaws;

    (f) impose or permit imposition, of any lien, charge or encumbrance on any share of stock held by it in any Hardwick Subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

    (g) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets other than in the ordinary course of its business consistent with past practices;

    (h) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

    (i) increase the rate of compensation of any of its directors, officers or employees (excluding increases in compensation resulting from the exercise of compensatory stock options outstanding as of the date of this Agreement), or pay or agree to pay any bonus to, or provide any new employee benefit or incentive to, any of its directors, officers or employees, except for increases or payments made in the ordinary course of business consistent with past practice or pursuant to plans or arrangements in effect on the date hereof;

    (j) enter into or substantially modify (except as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, however, that this subparagraph shall not prevent renewal of any of the foregoing consistent with past practice;

    (k) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Hardwick or any Hardwick Subsidiary or any business combination with Hardwick or any Hardwick Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of Hardwick or any Hardwick Subsidiary to do any of the above; or fail to notify BB&T immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this subsection (k) shall not apply to furnishing information, negotiations or discussions following an unsolicited offer if, as a result of such offer, Hardwick is advised in writing by legal counsel that in its opinion the failure to so furnish information or negotiate would likely constitute a breach of the fiduciary duty of Hardwick's Board of Directors to the Hardwick shareholders;

    (l) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by Hardwick or a Hardwick Subsidiary or guarantee by Hardwick or a Hardwick Subsidiary of any obligation, (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders or the reappointment of officers in the normal course), or (iv) any contract, agreement or understanding with a labor union;

    (m) change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable law, regulation, or directives, and except that after approval of the Agreement and the Plan of Merger by its shareholders and after receipt of the requisite regulatory approvals for the transactions contemplated by this Agreement and the Plan of Merger, Hardwick shall cooperate in good faith with BB&T to adopt policies, practices and procedures consistent with those utilized by BB&T, effective on or before the Closing Date;

    (n) change its methods of accounting in effect at December 31, 1998, except as required by changes in GAAP concurred in by BB&T, which concurrence shall not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1998, except as required by changes in law or regulation;

    (o) incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $25,000, for any one expenditure, or $100,000, in the aggregate;

    (p) incur any indebtedness other than deposits from customers, advances from the Federal Home Loan Bank or Federal Reserve Bank and reverse repurchase arrangements in the ordinary course of business;

    (q) take any action which would or could reasonably be expected to (i) cause the Merger not to be accounted for as a pooling-of-interests or not to constitute a reorganization under Section 368 of the Code as determined by BB&T, (ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

    (r) dispose of any material assets other than in the ordinary course of business; or

    (s) agree to do any of the foregoing.

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

5.10 Employment Agreements

  BB&T (or its specified BB&T Subsidiary) agrees to enter into an employment agreement as of the Effective Time with each of Kenneth E. Boring substantially in the form attached as Annex C-1, Marshall R. Mauldin and Michael Robinson substantially in the form attached as Annex C-2, with Stanley
A. Crawford, George Crowley and Richard E. Drews substantially in the form attached as Annex C-3, and with Gail C. Williams and Trent W. Sanford substantially in the form attached as Annex C-4.

5.11 Affiliates

  Hardwick shall use its best efforts to cause all persons who are Affiliates of Hardwick to deliver to BB&T promptly following this Agreement a written agreement providing that such person will not dispose of BB&T Common Stock received in the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder and except as consistent with qualifying the transactions contemplated hereby for pooling-of-interests accounting treatment, and in any event shall use its best efforts to cause such affiliates to deliver to BB&T such written agreement prior to the Closing Date.

5.12 Section 401(k) Plan; Other Employee Benefits

    (a) Each employee of Hardwick at the Effective Time who becomes an employee immediately following the Effective Time of BB&T or a BB&T Subsidiary ("Employer Entity") shall be eligible to participate in BB&T's 401(k) plan (subject to complying with eligibility requirements and to BB&T's right to terminate such plan), commencing on a date determined by BB&T no later than the first day of the month following the month in which the last of the Hardwick Subsidiaries which are banks shall be merged into BB&T or one of its subsidiaries. Until such date as is determined by BB&T, BB&T shall continue in effect for the benefit of participating employees the Section 401(k) plan of Hardwick. For purposes of administering BB&T's 401(k) plan, service with Hardwick and the Hardwick Subsidiaries shall be deemed to be service with BB&T or the BB&T Subsidiaries for participation and vesting purposes, but not for purposes of benefit accrual.

    (b) Each employee of Hardwick at the Effective Time who becomes an employee immediately following the Effective Time of an Employer Entity shall be eligible to participate in the group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the Employer Entity, subject to the terms of such plans and programs, commencing with respect to each such plan or program on a date determined by the Employer Entity no later than the first day of the month following the month in which the last of the Hardwick Subsidiaries which are banks shall be merged into BB&T or one of its subsidiaries. With respect to any welfare benefit plan or program of Hardwick which the Employer Entity determines, in its sole discretion, provides benefits of the same type or class as a corresponding plan or program maintained by the Employer Entity, the Employer Entity shall continue such Hardwick plan or program in effect for the benefit of the above-described former employees of Hardwick until such employees shall become eligible to become participants in the corresponding plan or program maintained by the Employer Entity (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of the Employer Entity to terminate such plan or program). For purposes of administering each such plan or program, service with Hardwick shall be deemed to be service with the Employer Entity for the purpose of determining eligibility to participate and vesting (if applicable) in such welfare plans and programs, but not for the purpose of computing benefits, if any, determined in whole or in part with reference to service.

    (c) Each employee of Hardwick or a Hardwick Subsidiary who becomes an employee of an Employer Entity and is terminated by such or another Employer Entity subsequent to the Effective Time, excluding any employee who has an existing employment or special termination agreement which is Disclosed, shall be entitled to severance pay in accordance with the general severance policy maintained by BB&T, if and to the extent that such employee is entitled to severance pay under such policy. Such employee's service with Hardwick or a Hardwick Subsidiary shall be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

    (d) BB&T agrees to honor all employment agreements, severance agreements and deferred compensation agreements that Hardwick and the Hardwick Subsidiaries have with their current and former employees and directors and which have been Disclosed to BB&T, except to the extent any such agreements shall be superseded or terminated at the Closing or following the Closing Date. Except for the agreements described in the preceding sentence, all employee benefit plans of Hardwick shall be terminated or, in the sole discretion of BB&T, shall be merged into comparable plans of BB&T, effective as BB&T shall determine in its sole discretion.

5.13 Directors and Officers Protection

  BB&T or a BB&T Subsidiary shall provide and keep in force for a period of three years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of Hardwick for acts or omissions occurring prior to the Effective Time. Such insurance shall provide at least the same coverage and amounts as contained in Hardwick's policy on the date hereof; provided, that in no event shall the annual premium on such policy exceed 150% of the annual premium payments on Hardwick's policy in effect as of the date hereof (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BB&T shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. Notwithstanding the foregoing, BB&T further agrees to indemnify all individuals who are or have been officers, directors or employees of Hardwick or any Hardwick Subsidiary prior to the Effective Time from any acts or omissions in such capacities prior to the Effective Time, to the extent that such indemnification is provided pursuant to the Articles of Incorporation of Hardwick on the date hereof and is permitted under the NCBCA.

5.14 Forbearances of BB&T

  Except with the prior written consent of Hardwick, neither BB&T nor any BB&T Subsidiary shall take any action which would or might be expected to (i) cause the business combination contemplated hereby not to be accounted for as a pooling-of-interests or not to constitute a reorganization under Section 368 of the Code; (ii) result in any inaccuracy of a representation or warranty herein which would allow for termination of this Agreement; (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; (iv) exercise the BB&T Option Agreement other than in accordance with its terms, or dispose of the shares of Hardwick Common Stock issuable upon exercise of the option rights conferred thereby other than as permitted by the terms thereof; or (v) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

5.15 Reports

  Each of Hardwick and BB&T shall file (and shall cause the Hardwick Subsidiaries and the BB&T Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Commission and any other regulatory authorities having jurisdiction over such party, and shall deliver to BB&T or Hardwick, as the case may be, copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Commission, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to the absence of notes and to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Commission will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a regulatory authority other than the Commission shall be prepared in accordance with requirements applicable to such reports.

5.16 Exchange Listing

  BB&T shall use its reasonable best efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of BB&T Common Stock to be issued to the holders of Hardwick Common Stock pursuant to the Merger, and BB&T shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

5.17 Advisory Board for Georgia Area

  As of the Effective Time, Kenneth E. Boring and James M. Boring, Jr. shall be named by BB&T to serve on the BB&T Advisory Board for the State of Georgia (the "State Advisory Board"). For three years following the Closing Date neither such individual shall be prohibited from service on the State Advisory Board because he shall have attained the maximum age for service (currently age 70). In addition, the members at the time of the Closing of the Boards of Directors of the Hardwick subsidiaries which are banks shall be offered the opportunity to serve on a local Advisory Board of BB&T ("Local Advisory Board"). For two years following the Effective Time, the Local Advisory Board members appointed pursuant to this Section 5.17 and who continue to serve shall receive, as compensation for service on the Local Advisory Board, fees (annual retainer and attendance fees) equal in amount each year (prorated for any partial year) to the annual retainer and schedule of attendance fees for directors of Hardwick in effect on November 1, 1999. Following such two-year period, Local Advisory Board members, if they continue to serve in such capacity, shall receive fees in accordance with BB&T's standard schedule of fees for service thereon as in effect from time to time. For two years after the Effective Time (or three years in the case of Messrs. Boring), no such Local Advisory Board member shall be prohibited from serving thereon because he or she shall have attained the maximum age for service thereon (currently age 70). Hardwick shall use its best efforts to cause each member of its Board of Directors to enter into a Noncompetition Agreement with BB&T on or before the Closing Date substantially in the form of Annex D hereto, and membership of any such director on any BB&T Advisory Board shall be conditional upon executing and delivering such Agreement.

5.18 Board of Directors of Branch Banking and Trust Company

  As of the Effective Time, Branch Banking and Trust Company, a North Carolina banking corporation, shall elect Kenneth E. Boring to its Board of Directors, to serve until its next annual meeting (subject to the right of removal for cause) and thereafter so long as he is elected and qualifies. For three years following the Closing Date, Kenneth E. Boring shall not be prohibited from service on such Board of Directors because he shall have attained the maximum age for service (currently age 70).

                                  ARTICLE VI

                             Conditions Precedent

6.1 Conditions Precedent--BB&T and Hardwick

  The respective obligations of BB&T and Hardwick to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

    (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken, including, without limitation, the approval by the shareholders of Hardwick of the Agreement and the Plan of Merger;

    (b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, no proceedings shall be pending or to the knowledge of BB&T or Hardwick threatened by the Commission to suspend the effectiveness of such Registration Statement, and the BB&T Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws;

    (c) The parties shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement and the Plan of Merger, all notice periods and waiting periods with respect to such approvals shall have passed and all such approvals shall be in effect;

    (d) None of BB&T, any of the BB&T Subsidiaries, Hardwick or any of the Hardwick Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement; and

    (e) Hardwick and BB&T shall have received an opinion of BB&T's legal counsel, in form and substance satisfactory to Hardwick and BB&T, substantially to the effect that the Merger will constitute one or more reorganizations under Section 368 of the Code and that the shareholders of Hardwick will not recognize any gain or loss to the extent that such shareholders exchange shares of Hardwick Common Stock for shares of BB&T Common Stock.

6.2 Conditions Precedent--Hardwick

  The obligations of Hardwick to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by Hardwick pursuant to Section 7.4:

    (a) All representations and warranties of BB&T shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Hardwick. The representations and warranties of BB&T set forth in Sections 4.1, 4.2 (except as relates to qualification), 4.3(a), 4.3(b)(i) and 4.4 (except as relates to qualification) shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of BB&T set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.3(b)(i) and 4.4) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on BB&T;

    (b) BB&T shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement;

    (c) BB&T shall have delivered to Hardwick a certificate, dated the Closing Date and signed by its Chairman or President or an Executive Vice President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.2(a) and 6.2(b) hereof, to the extent applicable to BB&T, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on BB&T or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger;

    (d) Hardwick shall have received opinions of counsel to BB&T in the form reasonably acceptable to Hardwick's legal counsel; and

    (e) The shares of BB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

6.3 Conditions Precedent--BB&T

  The obligations of BB&T to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by BB&T pursuant to Section 7.4:

    (a) All representations and warranties of Hardwick shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by BB&T. The representations and warranties of Hardwick set forth in Sections 3.1, 3.2 (except the last sentence thereof), 3.3 (except the last sentence thereof), 3.4 (except the last sentence thereof), 3.5(a), 3.5(b)(i), 3.23 and 3.24 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of Hardwick set forth in this Agreement (including the representations and warranties set forth in the Sections designated in the preceding sentence) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on Hardwick and the Hardwick Subsidiaries taken as a whole;

    (b) No regulatory approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of BB&T, would so materially adversely affect the business or economic benefits to BB&T of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome;

    (c) Hardwick shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement;

    (d) Hardwick shall have delivered to BB&T a certificate, dated the Closing Date and signed by its Chairman, President or Executive Vice President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.1(d), 6.3(a) and 6.3(c) hereof, to the extent applicable to Hardwick, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on Hardwick or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger;

    (e) BB&T shall have received opinions of counsel to Hardwick in the form reasonably acceptable to BB&T's legal counsel;

    (f) BB&T shall have received the written agreements from Affiliates as specified in Section 5.11 hereof to the extent necessary, in the reasonable judgment of BB&T, to ensure that the Merger will be accounted for as a pooling of interests under GAAP and to promote compliance with Rule 145 promulgated by the Commission;

    (g) BB&T shall have received letters, dated as of the date of filing of the Registration Statement with the Commission and as of the Effective Time, addressed to BB&T, in form and substance reasonably satisfactory to BB&T, from Arthur Andersen, LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment; and

    (h) BB&T shall have received Employment Agreements substantially in the form of Annex C-2 executed by Marshall R. Mauldin and Michael Robinson, respectively.

    (i) BB&T shall have received Employment and Noncompetition Agreement substantially in the form of Annex C-1 executed by Kenneth E. Boring.

                                  ARTICLE VII

                  Termination, Default, Waiver and Amendment

7.1 Termination

  This Agreement may be terminated:

    (a) At any time prior to the Effective Time, by the mutual consent in writing of the parties hereto.

    (b) At any time prior to the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement, or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a) hereof in the case of Hardwick and Section 6.3(a) hereof in the case of BB&T; and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of thirty days following written notice of such breach to the party committing such breach or the Effective Time.

    (c) At any time prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the Closing Date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein.

    (d) At any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.4 hereof are denied, and the time period for appeals and requests for reconsideration has run.

    (e) At any time, by either party hereto in writing, if the shareholders of Hardwick do not approve the Agreement and the Plan of Merger.

    (f) At any time following July 31, 2000 by either party hereto in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein.

7.2 Effect of Termination

  In the event this Agreement and the Plan of Merger is terminated pursuant to
Section 7.1 hereof, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and expenses set forth in Sections 5.7 and 8.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) hereof shall not relieve the breaching party from liability for a breach of the covenant, agreement, representation or warranty giving rise to such termination. The BB&T Option Agreement shall be governed by its own terms.

7.3 Survival of Representations, Warranties and Covenants

  All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants that by their terms are to be performed after the Effective Time (including Sections 5.13, 5.17 and 5.18), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive BB&T or Hardwick (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either BB&T or Hardwick, the aforesaid representations, warranties and covenants being material inducements to consummation by BB&T and Hardwick of the transactions contemplated herein.

7.4 Waiver

  Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the Hardwick shareholders) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or
(iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to this Section 7.4, executed after approval by the Hardwick shareholders of this Agreement and the Plan of Merger, shall reduce either the Exchange Ratio or the payment terms for fractional interests.

7.5 Amendment or Supplement

  This Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of BB&T and Hardwick, subject to the proviso to Section 7.4.

                                 ARTICLE VIII

                                 Miscellaneous

8.1 Expenses

  Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel; provided, however, that the filing fees and printing costs incurred in connection with the Registration Statement and the Proxy Statement/Prospectus shall be borne 50% by BB&T and 50% by Hardwick.

8.2 Entire Agreement

  This Agreement, including the documents and other writings referenced herein or delivered pursuant hereto, contains the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersedes all arrangements or understandings with respect thereto, written or oral, entered into on or before the date hereof. The terms and conditions of this Agreement and the BB&T Option Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement or the BB&T Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities, except for the rights of directors and officers of Hardwick to enforce rights in Sections 5.13, 5.17 and 5.18.

8.3 No Assignment

  Except for a substitution of parties pursuant to Section 5.4(a), none of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, except upon the prior written consent of each other party.

8.4 Notices

  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight express courier or by facsimile transmission, addressed or directed as follows:

  If to Hardwick:

  Michael Robinson
  Hardwick Holding Company
  One Hardwick Square
  Post Office Box 1367
  Dalton, Georgia 30722-1367
  Telephone: 706-217-3950
  Fax: 706-275-0827

  With a required copy to:

  Richard R. Cheatham
  Kilpatrick Stockton L.L.P.
  Suite 2800
  1100 Peachtree Street
  Atlanta, Georgia 30309-4530
  Telephone: 404-815-6500
  Fax: 404-815-6555

  If to BB&T:

  Scott E. Reed
  150 South Stratford Road
  4th Floor
  Winston-Salem, North Carolina 27104
  Telephone: 336-733-3088
  Fax: 336-733-2296

  With a required copy to:

  William A. Davis, II
  Womble Carlyle Sandridge & Rice, PLLC
  200 West Second Street
  Winston-Salem, North Carolina 27102
  Telephone: 336-721-3624
  Fax: 336-733-8364

Any party may by notice change the address to which notice or other communications to it are to be delivered.

8.5 Specific Performance

  Hardwick acknowledges that the Hardwick Common Stock and the Hardwick business and assets are unique, and that if Hardwick fails to consummate the transactions contemplated by this Agreement such failure will cause irreparable harm to BB&T for which there will be no adequate remedy at law, BB&T shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement if Hardwick shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

8.6 Captions

  The captions contained in this Agreement are for reference only and are not part of this Agreement.

8.7 Counterparts

  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8 Governing Law

  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of laws, except to the extent federal law may be applicable.

                 [remainder of page intentionally left blank]

  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          BB&T Corporation

                                                 /s/ John A. Allison IV
                                          By: _________________________________
                                        Name: John A. Allison IV
                                        Title: Chairman and Chief Executive
                                                      Officer

                                          Hardwick Holding Company

                                                 /s/ Kenneth E. Boring
                                          By: _________________________________
                                        Name: Kenneth E. Boring
                                        Title: Chairman and Chief Executive
                                                      Officer

  Marshall R. Mauldin, and Michael Robinson each hereby agrees to execute and deliver to BB&T at Closing the Employment Agreements substantially in the form of Annex C-2 hereto.

                                                /s/ Marshall R. Mauldin
                                          By: _________________________________
                                                    Marshall R. Mauldin

                                                  /s/ Michael Robinson
                                          By: _________________________________
                                                      Michael Robinson

                                 Pricing Table

              BB&T        Exchange
        "Closing Value"    Ratio
        ---------------   --------
        $36.00 and Above    0.9010  Fixed Exchange
            ----------------------------------------
             35.95         0.9016
             35.90         0.9022
             35.85         0.9029
             35.80         0.9035
             35.75         0.9041
             35.70         0.9047
             35.65         0.9053
             35.60         0.9060
             35.55         0.9066
             35.50         0.9072
             35.45         0.9078
             35.40         0.9084
             35.35         0.9091
             35.30         0.9097
             35.25         0.9103
             35.20         0.9109
             35.15         0.9115
             35.10         0.9122
             35.05         0.9128
             35.00         0.9134
             34.95         0.9140
             34.90         0.9146
             34.85         0.9153
             34.80         0.9159
             34.75         0.9165  Floating Exchange
             34.70         0.9171
             34.65         0.9177
             34.60         0.9184
             34.55         0.9190
             34.50         0.9196
             34.45         0.9202
             34.40         0.9028
             34.35         0.9215
             34.30         0.9221
             34.25         0.9227
             34.20         0.9233
             34.15         0.9239
             34.10         0.9246
             34.05         0.9252
             34.00         0.9258
             33.95         0.9264
             33.90         0.9270
             33.85         0.9277
             33.80         0.9283
             33.75         0.9289
             33.70         0.9295
             33.65         0.9301
             33.60         0.9308
             33.55         0.9314
            ----------------------------------------
        $33.50 and Below   0.9320   Fixed Exchange

                                                                        ANNEX A

                              ARTICLES OF MERGER
                                      OF
                           HARDWICK HOLDING COMPANY
                                 WITH AND INTO
                               BB&T CORPORATION

  The undersigned corporations, pursuant to Section 14-2-1105 of the Georgia Business Corporation Code (the "GBCC") and Section 55-11-05 of the North Carolina Business Corporation Act (the "NCBCA"), hereby execute the following Articles of Merger.

                                      ONE

  The merger of Hardwick Holding Company, a Georgia corporation ("Hardwick"), with and into BB&T Corporation, a North Carolina corporation ("BB&T"), shall be in accordance with the Plan of Merger attached hereto as Exhibit I (the "Plan of Merger").

                                      TWO

  The Plan of Merger was submitted to the shareholders of Hardwick by its Board of Directors in accordance with the provisions of Section 14-2-1103 of the GBCC and Section 55-11-03 of the NCBCA and was duly approved in the manner
prescribed by law by the shareholders of Hardwick on the       day of
             , 2000. The shareholders of BB&T were not required to approve the Plan of Merger.

                                     THREE

  BB&T undertakes to request publication of a notice of filing of these Articles of Merger and to make payment therefor as required by Section 14-2-1105.1(b) of the GBCC.

                                     FOUR

  These Articles of Merger shall become effective at 11:59 p.m. on
             , 2000.

                 [Remainder of Page Intentionally Left Blank]

  The undersigned, each of BB&T and Hardwick, declares that the facts herein
stated are true as of                , 2000.

                                          BB&T Corporation

                                          By: _________________________________
                                            Name
                                           Office

                                          Hardwick Holding Company

                                          By: _________________________________
                                            Name
                                           Office

                                                                      EXHIBIT I

                                PLAN OF MERGER
                                      OF
                           HARDWICK HOLDING COMPANY
                                 WITH AND INTO
                               BB&T CORPORATION

  Section 1. Corporations Proposing to Merge and Surviving
Corporation. Hardwick Holding Company, a Georgia corporation ("Hardwick"), shall be merged (the "Merger") with and into BB&T Corporation, a North Carolina corporation ("BB&T"), pursuant to the terms and conditions of this Plan of Merger (the "Plan of Merger") and of the Agreement and Plan of Reorganization, dated as of November 16, 1999 (the "Agreement"), by and between Hardwick and BB&T. The effective time for the Merger (the "Effective Time") shall be set forth in the Articles of Merger to be filed with the Secretary of State of Georgia and the Secretary of State of North Carolina. BB&T shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of Hardwick shall cease.

  Section 2. Effects of the Merger. The Merger shall have the effects set forth in Section 14-2-1106 of the Georgia Business Corporation Code (the "GBCC") and Section 55-11-06 of the North Carolina Business Corporation Act (the "NCBCA").

  Section 3. Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of BB&T as in effect immediately prior to the Effective Time shall become the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time until changed in accordance with their terms and the NCBCA.

  Section 4. Conversion of Shares.

  (a) At the Effective Time, by virtue of the Merger and without any action on the part of Hardwick or the holders of the voting common stock, par value $.50 per share, of Hardwick ("Hardwick Common Stock"), each share of Hardwick Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of Hardwick Common Stock (as provided in Section 4(d)), the Merger Consideration (as defined in Section
5).

  (b) Each share of the common stock of BB&T, par value $5.00 per share ("BB&T Common Stock") issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

  (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of Hardwick Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration and any declared and unpaid dividends with respect to Hardwick Common Stock. No interest will be paid or accrued on any cash payable for fractional shares as part of the Merger Consideration (or upon any dividend or other distribution) upon the surrender of the certificate or certificates representing shares of Hardwick Common Stock. With respect to any certificate for Hardwick Common Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. Upon and after the Effective Time, Hardwick's transfer books shall be closed and no transfer of the shares of Hardwick Common Stock outstanding immediately prior to the Effective Time shall be made.

  (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each Hardwick shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of Hardwick Common Stock. Upon proper surrender of such certificates or other evidence of ownership meeting the requirements of Section 4(c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration and any declared and unpaid dividends with respect Hardwick Common Stock.

  (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by Hardwick in respect of shares of Hardwick Common Stock in accordance with the terms of the Agreement and which remain unpaid at the Effective Time, subject to compliance by Hardwick with Section 5.9(b) of the Agreement. To the extent permitted by law, former shareholders of record of Hardwick shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of Hardwick Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Hardwick Common Stock for certificates representing BB&T Common Stock in accordance with the provisions of the Agreement. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to the Agreement, but no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing Hardwick Common Stock until such holder surrenders such certificate for exchange as provided in this Section 4. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to the shares of Hardwick Common Stock represented by such certificate.

  Section 5. Merger Consideration.

  (a) As used herein, the term "Merger Consideration" shall mean the portion of a share of BB&T Common Stock to be exchanged for each share of Hardwick Common Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be distributable to a Hardwick shareholder as provided in Section 5(b). The portion of a share of BB&T Common Stock to be issued for each issued and outstanding share of Hardwick Common Stock (the "Exchange Ratio") shall be shall be determined from the Pricing Table attached as Annex B to the Agreement, and shall equal the Exchange Ratio opposite the BB&T Price equal to the Closing Value (as defined in Section 5(b)). If the Closing Value shall not be equal to a BB&T Price in the Pricing Table, the Exchange Ratio and Offer Price shall be adjusted so that each will be interpolated to four decimal points consistent with the interpolation in the BB&T Price. If the Closing Value shall exceed $36.625, the Exchange Ratio shall be fixed at .9010, and if the Closing Value shall be less than $32.00, the Exchange Ratio shall be fixed at .9320.

  (b) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Closing Value. The "Closing Value" shall mean the average 4:00 p.m. eastern time closing price per share of BB&T Common Stock on the NYSE as reported on NYSEnet.com for the five trading days (determined by excluding days on which the NYSE is closed) ending on the tenth calendar day preceding the Effective Time.

  Section 6. Amendment. At any time before the Effective Time, this Plan of Merger may be amended, provided that no such amendment executed after approval by the Hardwick shareholders of the Agreement and this Plan of Merger shall modify either the amount or the form of the consideration to be provided to holders of Hardwick Common Stock upon consummation of the Merger.

                                                                      APPENDIX B

                        TITLE 14, CHAPTER 2, ARTICLE 13

                                     OF THE

                       GEORGIA BUSINESS CORPORATION CODE

                                  RELATING TO

                       RIGHTS OF DISSENTING SHAREHOLDERS

        CHAPTER 2 OF TITLE 14 OF THE GEORGIA BUSINESS CORPORATION CODE

Part 1. Right to Dissent And Obtain Payment For Shares

(S) 14-2-1301. Definitions.

  As used in this article, the term:

    a. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    b. "Corporate Action" means the transaction or other action by the corporation that creates dissenters' rights under the Code Section 14-2-1302.

    c. "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    d. "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

    e. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

    f. "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

    g. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    h. "Shareholder" means the record shareholder or the beneficial shareholder.

(S) 14-2-1302. Right to Dissent.

  a. A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    (1) Consummation of a plan of merger to which the corporation is a party:

      (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

      (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

    (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

      (A) Alters or abolishes a preferential right of the shares;

      (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

      (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

      (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

      (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

      (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

    (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with the procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporation action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

  (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

    (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

    (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

(S) 14-2-1303. Dissent by Nominees and Beneficial Owners.

  A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

Part 2. Procedure For Exercise of Dissenters' Rights

(S) 14-2-1320. Notice of Dissenters' Rights.

  (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

  (b) If corporate action creating dissenter's rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

(S) 14-2-1321. Notice of Intent to Demand Payment.

  (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

    (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

    (2) must not vote his shares in favor of the proposed action.

  (b) A record shareholder who does not satisfy the requirements of subsection
(a) of this Code section is not entitled to payment for his shares under this article.

(S) 14-2-1322. Dissenters' Notice.

  (a) If proposed corporate action created dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

  (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must;

    (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

    (4) Be accompanied by a copy of this article.

(S) 14-2-1323. Duty to Demand Payment.

  (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

  (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

  (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

(S) 14-2-1324.  Share Restrictions.

  (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

  (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(S) 14-2-1325. Offer of Payment.

  (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

  (b) The offer of payment must be accompanied by:

    (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (2) A statement of the corporation's estimate of the fair value of the shares;

    (3) An explanation of how the interest was calculated;

    (4) A statement of the dissenter's right to demand payment under Code
  Section 14-2-1327; and

    (5) A copy of this article.

  (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

(S)14-2-1326. Failure to Take Action.

  (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertified shares.

  (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

(S) 14-2-1327. Procedure if Shareholder Dissatisfied With Payment or Offer.

  (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

    (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

    (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

  (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection
(a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

  (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

    (1) The shareholder may demand the information required under subsection
  (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

    (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

Part 3. Judicial Appraisal of Shares.

(S)14-2-1330. Court Action.

  (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

  (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

  (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

(S) 14-2-1331. Court Costs and Counsel Fees.

  (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

  (b) The court may also asses the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

    (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

    (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

  (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(S) 14-2-1332. Limitation of Actions.

  No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

  Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

  The registrant's bylaws provide for the indemnification of any director or officer of the registrant against liabilities and litigation expenses arising out of his status as such, excluding: (i) any liabilities or litigation expenses relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interest of the registrant and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

  The registrant's articles of incorporation provide for the elimination of the personal liability of each director of the registrant to the fullest extent permitted by law.

  The registrant maintains directors' and officers' liability insurance that, in general, insures: (i) the registrant's directors and officers against loss by reason of any of their wrongful acts and (ii) the registrant against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

  Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. (S) 1818(b)).

ITEM 21. Exhibits and Financial Statement Schedules

  (a) The following documents are filed as exhibits to this registration statement on Form S-4:

 Exhibit
   No.                                Description
 -------                              -----------
  2      Agreement and Plan of Reorganization dated as of November 16, 1999 between BB&T Corporation and Hardwick Holding Company (included as
         Appendix A to the Proxy Statement/Prospectus)
  5      Opinion of Womble Carlyle Sandridge & Rice, PLLC*
  8      Opinion of Womble Carlyle Sandridge & Rice, PLLC*
 23(a)   Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit
         5)*
 23(b)   Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit
         8)*
 23(c)   Consent of Arthur Andersen LLP*
 23(d)   Consent of Arthur Andersen LLP*
 24      Power of Attorney
 99(a)   Form of Hardwick Holding Company Proxy Card
 99(b)   Option Agreement dated November 16, 1999 between BB&T Corporation and
         Hardwick Holding Company

--------
  *  To be filed by amendment

  (b) Financial statement schedules: Not applicable.

ITEM 22. Undertakings

  A. The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  D. The registrant undertakes that every prospectus (i) that is filed pursuant to Paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  F. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  G. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on February 28, 2000.

                                          BB&T Corporation

                                                 /s/ Jerone C. Herring
                                          By:    ______________________________
                                                    Jerone C. Herring
                                               Executive Vice President and
                                                         Secretary

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on February 28, 2000.

              Signature                                  Title
              ---------                                  -----
     /s/ John A. Allison IV*           Chairman of the Board and Chief Executive
______________________________________  Officer (principal executive officer)
          John A. Allison IV
        /s/ Scott E. Reed*             Senior Executive Vice President and Chief
______________________________________  Financial Officer (principal financial
            Scott E. Reed               officer)
      /s/ Sherry A. Kellett*           Executive Vice President and Controller
______________________________________  (principal accounting officer)
          Sherry A. Kellett
      /s/ Paul B. Barringer*           Director
______________________________________
          Paul B. Barringer
     /s/ Alfred E. Cleveland*          Director
______________________________________
         Alfred E. Cleveland
   /s/ W. R. Cuthbertson, Jr.*         Director
______________________________________
        W. R. Cuthbertson, Jr.
       /s/ Ronald E. Deal*             Director
______________________________________
            Ronald E. Deal
      /s/ A. J. Dooley, Sr.*           Director
______________________________________
          A. J. Dooley, Sr.

          /s/ Tom D. Efird*            Director
______________________________________
             Tom D. Efird
      /s/ Paul S. Goldsmith*           Director
______________________________________
          Paul S. Goldsmith

              Signature                Title
              ---------                -----
     /s/ L. Vincent Hackley*           Director
______________________________________
          L. Vincent Hackley
        /s/ Jane P. Helm*              Director
______________________________________
             Jane P. Helm
    /s/ Richard Janeway, M.D.*         Director
______________________________________
        Richard Janeway, M.D.
   /s/ J. Ernest Lathem, M.D.*         Director
______________________________________
        J. Ernest Lathem, M.D.
      /s/ James H. Maynard*            Director
______________________________________
           James H. Maynard
   /s/ Joseph A. McAleer, Jr.*         Director
______________________________________
        Joseph A. McAleer, Jr.
     /s/ Albert O. McCauley*           Director
______________________________________
          Albert O. McCauley
                                       Director
______________________________________
        Richard L. Player, Jr.
  /s/ C. Edward Pleasants, Jr.*        Director
______________________________________
       C. Edward Pleasants, Jr.
       /s/ Nido R. Qubein*             Director
______________________________________
            Nido R. Qubein
       /s/ E. Rhone Sasser*            Director
______________________________________
           E. Rhone Sasser
                                       Director
______________________________________
             Jack E. Shaw
       /s/ Harold B. Wells*            Director
______________________________________
           Harold B. Wells
      /s/ Jerone C. Herring
*By: _________________________________
          Jerone C. Herring
           Attorney-in-Fact

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